UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Truist Financial Corporation

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Dear Fellow Owner:

Welcome to Truist! We are inviting you to attend the Annual Meeting of Shareholders of Truist Financial Corporation at 11:00 a.m. (EDT) on Tuesday, April 28, 2020. This year’s meeting will be held at the Belk Theater at the Blumenthal Performing Arts Center, 130 N. Tryon Street, Charlotte, North Carolina 28202. Shareholders as of the record date of February 21, 2020 are invited to attend.

Last year, we made banking history by combining two forward-looking and like-minded companies – BB&T and SunTrust – to create Truist, a premier financial institution driven by a strong shared culture to accelerate our relentless pursuit of innovation. Now, we have an incredible opportunity to fulfill the Truist purpose to inspire and build better lives and communities.

Our merger of equals created the nation’s sixth largest commercial bank, serving 10 million consumer households and a full range of business clients in many of the nation’s highest growth markets. Truist will chart a new course in our industry as we seamlessly blend a high level of personal touch with cutting-edge technology to build a higher level of trust with our clients. We are truly better together.

We wanted to take this opportunity to thank President and Chief Operating Officer William H. Rogers, Jr. (“Bill”) for the extraordinary opportunity he has helped create for our shareholders, teammates and communities. As SunTrust’s CEO, Bill’s vision and leadership was essential to build the foundation for successfully bringing together the two great heritages of BB&T and SunTrust. We share similar beliefs that required us to embrace opportunities to disrupt our businesses in times of change in order to drive a sustainable competitive advantage.

Separately, on behalf of the Board of Directors, we would like to thank our directors who resigned following the merger with SunTrust: I. Patricia Henry, Louis B. Lynn, William J. Reuter and Tollie W. Rich, Jr. Each lent their incredible support in helping us complete this complex transaction and provided clear guidance and insight along the way. We are better off for their commitment and service to our Company.

We are providing proxy materials to our shareholders through the Internet. This method significantly contributes to our sustainability efforts by lowering the cost of our annual proxy campaign and saving paper. We hope this continues to offer you a convenient way to access our proxy materials. Please read this proxy statement carefully because it contains important information about the matters we will vote on at our annual meeting.

Even if you plan to attend the meeting, we encourage you to vote your shares in advance by following the voting instructions provided. Every vote is important and we look forward to hearing from you.

Sincerely,

Kelly S. King	David M. Ratcliffe
Chairman and Chief Executive Officer	Independent Lead Director

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF

TRUIST FINANCIAL CORPORATION

Date: April 28, 2020	Time: 11:00 a.m. EDT	Place: Belk Theater 130 N. Tryon Street Charlotte, NC 28202

AGENDA

●	Election of the 22 director nominees named in the proxy statement, each for a one-year term expiring at the 2021 Annual Meeting of Shareholders
●	Ratification of the appointment of PricewaterhouseCoopers LLP as Truist’s independent registered public accounting firm for 2020
●	Non-binding advisory vote to approve Truist’s executive compensation program
●	Shareholder proposal regarding an independent Chairman of the Board of Directors, if properly presented at the Annual Meeting
●	Any other business that may properly be brought before the Annual Meeting

Record Date: You can vote at the annual meeting if you were a shareholder of record on February 21, 2020.

If you are attending the meeting, you will be asked to present proof of stock ownership as of the record date, as well as valid photo identification, such as a driver’s license.

By Order of the Board of Directors,

Ellen M. Fitzsimmons Chief Legal Officer, Head of Enterprise Diversity and Human Resources, and Corporate Secretary

March 17, 2020

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be

Held on April 28, 2020

The solicitation of the enclosed proxy is made on behalf of the Board of Directors for use at the Shareholder Meeting to be held on April 28, 2020. It is expected that this proxy statement and related materials will first be provided to stockholders on or about March 17, 2020. A copy of this proxy statement is available at: http://www.edocumentview.com/TFC. Also available at this website is our 2019 Annual Report, which highlights summary financial information about Truist, and our Annual Report on Form 10-K for the year ended December 31, 2019.

2020 Proxy Statement	1

Truist Financial Corporation

214 N. Tryon Street

Charlotte, NC 28262

PROXY STATEMENT

SUMMARY

This summary highlights information contained elsewhere in this proxy statement for Truist Financial Corporation, which we sometimes refer to as the “Company” or “Truist.” This summary does not contain all the information that you should consider, and you should read this entire proxy statement carefully before you vote. Additional information regarding our 2019 performance can be found in our Annual Report on Form 10-K for the year ended December 31, 2019.

Truist Financial Corporation Merger Transaction

Effective December 6, 2019, Truist Financial Corporation (previously BB&T Corporation (“BB&T”)) completed the previously announced merger (“Merger”) with SunTrust Banks, Inc. (“SunTrust”), as contemplated by the Agreement and Plan of Merger dated as of February 7, 2019 and amended as of June 14, 2019 (the “Merger Transaction”). At closing, SunTrust merged with and into BB&T, with BB&T surviving the Merger as the surviving corporation followed by a legal name change from BB&T to Truist Financial Corporation. Throughout this proxy statement, references to BB&T refer to legacy BB&T prior to the consummation of the Merger and references to SunTrust refer to legacy SunTrust prior to the consummation of the Merger. Certain historical information of BB&T is presented in this proxy statement for the periods prior to the Merger Transaction. The Merger Transaction contains terms relating to the directors of Truist post-merger, including a board size of 22. A further description of the Merger Transaction can be found in the Form 8-K filed by Truist on December 9, 2019.

In bringing together two great companies, BB&T and SunTrust, it was essential to ensure that the strong and consistent values demonstrated by both heritage cultures continue on in the new company, Truist. We are very proud of the energy and commitment shown by Truist employees (who we refer to as teammates) in creating a set of shared values for the organization. In the constantly changing and unpredictable business, political and economic environment in which we operate, it is essential that our organization provide a clear set of fundamental principles guiding our actions that speak to our clients, teammates and other stakeholders. While change is a necessary part of our environment, our purpose, mission and values reflect fundamental principles that remain steadfast.

2020 Annual Meeting of Shareholders

Time and Date	Location	Record Date
April 28, 2020	Belk Theater	February 21, 2020
11:00 a.m. EDT	130 N. Tryon Street
Charlotte, NC 28202

Proposals and Voting Recommendations

Shareholders will vote on the following four proposals:

Proposal No.	Description	Votes Required	Board Recommendation		Page
1	Election of 22 director nominees named in the proxy statement	Majority of votes cast for each nominee	✓	VOTE FOR EACH NOMINEE	6
2	Ratify the appointment of our independent registered public accounting firm	Majority of votes cast	✓	VOTE FOR	38
3	Advisory vote to approve Truist’s executive compensation program	Majority of votes cast	✓	VOTE FOR	40
4	Shareholder proposal regarding an independent Chairman of the Board of Directors, if properly presented at the Annual Meeting.	Majority of votes cast	✗	VOTE AGAINST	74

Proxy Statement Summary

How to Vote

Proxy Voting Methods

Internet	Telephone	Mail	In person
Go to www.envisionreports.com/TFC (record holders) or www.proxyvote.com (beneficial owners)	Call 1-800-652-VOTE (8683) (record holders) or 1-800-454-VOTE (8683) (beneficial owners) and follow the instructions on the proxy card or your voting instruction form	Sign, date and mail your proxy card (record holders) or your voting instruction form (beneficial owners)	Shareholders may vote in person at the annual meeting by filling out a ballot.

A proxy that is signed and dated, but which does not contain voting instructions, will be voted as recommended by our Board of Directors on each proposal.

2019 Financial Performance Highlights

*	Please see Annex A for a reconciliation from GAAP amounts to adjusted amounts.

Key Accomplishments

● Successfully completed the merger of equals between BB&T and SunTrust to form Truist, the 6th largest commercial bank in the United States, based on assets and market value as of December 31, 2019.	● Completed strategic restructuring of our balance sheet to enhance credit quality, liquidity, interest rate sensitivity and return on capital.
● Launched the Truist brand and visual identity in addition to setting forth the Purpose, Mission and Values of Truist.	● Achieved historically low level of non-performing assets of 0.14% of total assets, as of December 31, 2019.
● Maintained strong asset quality and capital and liquidity ratios.	● Provided our shareholders a 3.20% dividend yield and, for heritage BB&T shareholders, an 11.1% increase in our quarterly dividend during 2019.

2	2020 Proxy Statement

Proxy Statement Summary

Truist Board of Director Nominees

We ask you to consider the following nominees to our Board of Directors. All of our nominees currently serve as Truist directors. We are proud of the diverse makeup of our Board and the broad experience and dedication of each of our directors.

	Age	Independent	Principal Occupation	Truist Standing Committee Memberships
Jennifer S. Banner	60	✓	Executive Director at the University of Tennessee Haslam College of Business, Forum for Emerging Enterprises and Private Business	• Audit • Compensation and Human Capital (Chair) • Executive

K. David Boyer, Jr.	68	✓	CEO of GlobalWatch Technologies, Inc.	• Audit • Technology

Agnes Bundy Scanlan	62	✓	Senior Advisor, Treliant LLC	• Nominating and Governance • Risk

Anna R. Cablik	67	✓	President of Anasteel & Supply Company, LLC	• Compensation and Human Capital • Risk

Dallas S. Clement	54	✓	EVP and CFO of Cox Enterprises, Inc.	• Audit (Chair) • Executive • Technology

Paul D. Donahue	63	✓	President and CEO of Genuine Parts Company	• Compensation and Human Capital

Paul R. Garcia	67	✓	Retired Chairman and CEO of Global Payments, Inc.	• Audit • Technology

Patrick C. Graney III	66	✓	President of PCG, Inc.	• Audit • Compensation and Human Capital

Linnie M. Haynesworth	62	✓	Retired Sector Vice President and General Manager, Northrup Grumman Corporation	• Technology

Kelly S. King	71		Chairman and CEO of Truist	• Executive • Risk

Easter A. Maynard	49	✓	Director of Community Investment for Investors Management Corporation	• Audit • Compensation and Human Capital

Donna S. Morea	65	✓	CEO of Adesso Group, LLC	• Executive • Risk • Technology (Chair)

Charles A. Patton	63	✓	Manager of Patton Holdings, LLC	• Executive • Nominating and Governance • Risk (Chair)

Nido R. Qubein	71		President of High Point University	• Technology

David M. Ratcliffe (Lead Director)	71	✓	Retired Chairman, President and CEO of Southern Company	• Executive • Nominating and Governance (Chair) • Risk
William H. Rogers, Jr.	62		President and COO of Truist	• Executive • Risk

2020 Proxy Statement	3

Proxy Statement Summary

	Age	Independent	Principal Occupation	Truist Standing Committee Memberships
Frank P. Scruggs, Jr.	68	✓	Partner, Berger Singerman LLP	• Compensation and Human Capital • Risk

Christine Sears	64	✓	CEO of Penn National Insurance	• Audit • Technology

Thomas E. Skains	63	✓	Retired CEO of Piedmont Natural Gas Company, Inc.	• Executive (Chair) • Nominating and Governance • Risk

Bruce L. Tanner	61	✓	Retired EVP and CFO of Lockheed Martin Corporation	• Audit • Technology

Thomas N. Thompson	71	✓	President of Thompson Homes, Inc.	• Nominating and Governance • Risk
Steven C. Voorhees	65	✓	President and CEO of WestRock Company	• Audit • Compensation and Human Capital

4	2020 Proxy Statement

Proxy Statement Summary

Continuing Commitment to Sound Corporate Governance Practices

Truist continues the strong corporate governance framework historically practiced at both BB&T and SunTrust:

New Truist Board of Directors

•  As required by the Merger Transaction agreement, the Truist Board of Directors is composed of 11 heritage BB&T directors and 11 heritage SunTrust directors, bringing a wealth of diversity, expertise, independence, knowledge, industry insight and background about each legacy company to benefit Truist and our shareholders

•  New independent Lead Director for Truist, David M. Ratcliffe, former independent Lead Director of SunTrust

•  New Chairs of each of the following Board committees: Audit (Dallas S. Clement), Compensation and Human Capital (Jennifer S. Banner), Nominating and Governance (David M. Ratcliffe), and Risk (Charles A. Patton)

•  Creation of a Technology Committee led by Donna S. Morea, a former IT executive with more than 30 years of experience

Strong Board Diversity

•  Women comprise nearly one-third of the Board

•  African-Americans represent almost 20% of the Board, while 10% of our directors are Hispanic

•  Women hold key Board leadership positions and chair three of our board committees (Compensation and Human Capital Committee, Technology Committee and Truist Bank Trust Committee)

•  Directors with diverse racial or gender backgrounds represent over 45% of the Board

Board Accountability

•  Majority voting for director elections

•  Annual director elections

•  Stock ownership requirements for directors

•  We instituted a new policy in 2019 applicable to directors and Executive Leadership members that prohibits hedging, and the future pledging of shares, while requiring any existing pledges to be unwound within one year after the closing of the merger

•  Annual Board and Committee self-evaluations

Robust Shareholder Rights

•  Proxy access

•  Shareholder right to call a special meeting

•  Elimination of supermajority voting provisions

Active and Responsive Shareholder Engagement

•  Year-round engagement program to obtain shareholder insight into our corporate governance, executive compensation, corporate social responsibility (also referred to as environmental, social and governance), and other policies and practices

•  Our engagement program contemplates meetings with our largest shareholders to be led by Committee Chairs or our Lead Director and attended by members of our Executive Leadership team

Corporate Social Responsibility

•  Strong record of sustainability, community engagement, upholding corporate culture, and education and training opportunities

•  We made human capital management a priority though our Compensation and Human Capital Committee, which will oversee our strategies and initiatives on diversity and inclusion, employee well-being and engagement

•  2018 Corporate Social Responsibility Reports of both heritage companies detail Truist’s collective environmental, social and governance achievements

•  Appointed a Corporate Responsibility Officer to coordinate Truist activities and undertakings in these areas

2020 Proxy Statement	5

Proposal 1—Election of Directors

PROPOSAL 1—ELECTION OF DIRECTORS

The combination of BB&T and SunTrust to form Truist has provided us the opportunity to combine two distinguished boards of directors, with their collective experience and detailed understanding of the financial services industry. The combination of directors from each company provides us not only with additional insight from experienced directors, but also new viewpoints to help meet the evolving challenges of the financial services industry. We believe that the Truist board strikes an appropriate balance to help us meet the exciting challenges ahead.

We are asking you to elect each of the 22 director nominees listed below to serve on our Board of Directors for a one-year term expiring at the Annual Meeting of Shareholders in 2021. Each director nominee will require the affirmative vote of the majority of votes cast to be elected.

Although our Board of Directors expects that each of the nominees will be available for election, if a vacancy in the slate of nominees occurs, it is intended that shares of Truist common stock represented by proxies will be voted for the election of a substitute nominee, designated by the Board, or the Board may reduce the number of persons to be elected by the number of persons unable to serve.

Each of our nominees has been identified as possessing good business acumen, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics. Sound judgment and community leadership are also important characteristics that our Board members possess. Each nominee additionally brings to us a strong and unique background and set of skills, providing our Board with competence and experience in a wide variety of areas necessary to oversee Truist’s strategy and culture.

Director Commitment and Skills

We believe that our Board’s commitment to Truist and diverse skillset helps promote our purpose to “Inspire and build better lives and communities.” Our Board invests a substantial amount of time, effort and energy in overseeing the planning and execution of our strategic plan, founded on our purpose, mission and values. Our Board members have a diverse skillset that demonstrates a variety of expertise that is well suited to oversee the Company’s strategy and correlates closely to the financial industry as a whole.

The chart on the following page shows the range of skillsets our directors provide to Truist.

6	2020 Proxy Statement

Proposal 1—Election of Directors

Qualifications, Attributes, Skills and Experience Represented on the Board	Of the 22 Directors

Financial Services

Experience in the financial services industry is vital in understanding, overseeing and reviewing our strategy, including opportunities and challenges facing our businesses. This attribute may include significant leadership roles at financial institutions, service on relevant boards of directors, as well as related experience at other companies as current or former executives, that gives directors specific insight into, and expertise that will foster active participation in, the development and implementation of our operating plan and business strategy.

Executive Leadership

We seek directors who have served in significant leadership positions and who possess strong abilities to motivate and manage others. This includes the ability to identify, evaluate and develop leadership qualities in others. Current or recent experience as Chairman, CEO, President, CFO or another senior executive are strong indicators of value and expertise in this category.

Cybersecurity, Technology and Digital Evolution

Our continued digital evolution requires us to have directors with an understanding of technology as both a challenge and an opportunity driving security and growth, and helps address emerging risks, innovation and competitiveness in the digital age.

Client and Consumer Interfaces and Trends

Expertise in these areas is important for reaching tomorrow’s customers, differentiating Truist’s services, understanding the importance of technology and design in attracting and maintaining clients, and enhancing the capabilities and functionalities of our products.

Accounting/Financial

Experience in these critical areas enables directors to analyze our financial statements, capital structure and complex financial transactions and oversee our accounting and financial reporting processes. NYSE rules require that at least one member of our Audit Committee have accounting or related financial management expertise.

Regulatory and Enterprise Risk Management

Experience in identifying and managing potential areas of risk are necessary to our financial stability. Our Nominating and Governance Committee considers it important that the Risk Committee have at least one member who qualifies as a “risk management expert.”

Corporate Governance and Public Board

Directors with a solid understanding of their extensive and complex oversight responsibilities further our goals of greater transparency and accountability for management and the Board.

Public Affairs, Government Relations, Legal and Compliance

Directors who have shown demonstrated achievement and expertise in these areas are important in helping Truist navigate the complex political and regulatory landscape in which we operate.

Leadership in Transformation, Innovation and Disruption

As we have seen from our merger of equals with SunTrust, Truist directly benefits from leaders who are comfortable and experienced in navigating an ever-changing competitive landscape and who accept transformation and innovation as a constant. Such leaders provide insight regarding organizational agility and resiliency to address emerging needs and challenges for our business going forward.

2020 Proxy Statement	7

Proposal 1—Election of Directors

Board Diversity and Composition

One of our Board’s goals, which is pursued through the Nominating and Governance Committee, is to include members with diverse backgrounds, expertise and characteristics that, taken as a whole, will help ensure a strong and effective governing body. The Nominating and Governance Committee regularly reviews the skillsets and composition of our Board to determine the appropriate balance of skills, qualifications and backgrounds to best serve our Company’s needs.

At Truist, we are proud of our long commitment to diversity among our teammates, members of Executive Leadership and Board of Directors. Of our 22 directors, seven are women, representing almost one-third of our Board, four are African-American, comprising almost 20% of our Board, two are Hispanic, and together 45% of our Board is either racially, ethnically or gender diverse. Moreover, women hold key leadership positions on our Board, such as our Compensation and Human Capital Committee Chair, Technology Committee Chair and the Truist Bank Trust Committee Chair. Our directors also have a broad range of tenures on our Board and diverse backgrounds and expertise, which offers strong and broad perspectives on the financial services industry and the trends and evolution currently taking place in banking.

*	Reflects each Director’s Board Service at Truist and either BB&T or SunTrust, as applicable.

8	2020 Proxy Statement

Proposal 1—Election of Directors

Nominees for Election as Directors for a One-Year Term Expiring in 2021

The Merger Transaction agreement sets forth the initial Truist board size at 22 board members. The Board of Directors has nominated the following persons to serve as directors of Truist until the 2021 annual meeting of shareholders and until their respective successors are elected and qualified. The 22 nominees reflect the nomination of 11 former directors from each of BB&T and SunTrust. The nominees for election to our Board of Directors and their principal occupations, experience, and key qualifications and skills are set forth below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED BELOW.

Jennifer S. Banner Knoxville, TN

Professional Experience:

Beginning in June 2019, Ms. Banner has been the Executive Director for the University of Tennessee Haslam College of Business Forum for Emerging Enterprises and Private Business. Ms. Banner previously served as President and Chief Executive Officer of SchaadSource, LLC (a privately held managerial and strategic services company) from 2006 through March 2019, Chief Executive Officer of Schaad Companies, LLC (a diversified holding company) from 2008 through 2018, and Chief Executive Officer of Schaad Family Office, LLC (a diversified holding company) from 2012 through 2018.

Qualifications and Skills:

Ms. Banner brings to Truist experience as a Chief Executive Officer and skills in public accounting, as well as financial services, corporate governance, and risk management experience from her prior service on the boards of directors of First Vantage Bank and First Virginia Banks, Inc. She served for six years (2010-2015) as a director of the Federal Reserve Bank of Atlanta (Nashville Branch) where she received formal training in monetary policy, the banking system and macroeconomics. Ms. Banner has experience with real estate construction and development, global business, and community-oriented organizations. She serves as a director and chair of the audit committee of Uniti Group, Inc., a real estate investment trust in the telecommunications infrastructure space. Ms. Banner also serves as a director and chair of the audit committee of CDM Smith, Inc., an employee owned global engineering and construction firm. Ms. Banner brings technology and digital transformation skills through formal training and research participation with MIT Center for Information Systems Research and other external sources. Ms. Banner is a frequent and sought-after speaker on the role of boards in digital transformation.

Age: 60 Tenure: • Truist since 2003 Board Committees: • Audit • Compensation and Human Capital (Chair) • Executive Public Company Directorship: • Uniti Group

K. David Boyer, Jr. Oakton, VA

Professional Experience:

Mr. Boyer has served as Chief Executive Officer of GlobalWatch Technologies, Inc. (a privately-held business intelligence, cybersecurity, information assurance, governance and compliance firm) since 2004. Mr. Boyer also has served as a director of Virginia Community Development Corporation (a tax credit fund manager supporting economic development in Richmond) since 2009 and as a Treasury Board Member for the Commonwealth of Virginia from 2002-2014. Mr. Boyer is also a National Association of Corporate Directors (NACD) Board Leadership Fellow and a member of the Presidential Counselors for Pennsylvania State University.

Qualifications and Skills:

Prior to his election to the Truist Board, Mr. Boyer served for over 11 years on Truist Bank’s local advisory board in Washington, D.C. This experience provided Mr. Boyer with a thorough understanding of Truist’s banking organization, governance structure and its values and culture. Mr. Boyer has extensive experience with risk management, accounting and finance, as well as information technology services, information management, cybersecurity and anti-terrorism assistance services, and brings related skills to the Truist Board.

Age: 68 Tenure: • Truist since 2009 Board Committees: • Audit • Technology

2020 Proxy Statement	9

Proposal 1—Election of Directors

Agnes Bundy Scanlan Cambridge, MA

Professional Experience:

Ms. Bundy Scanlan is a senior advisor for Treliant, LLC where she counsels financial services firms on regulatory, compliance, and risk management matters. She also worked as a senior advisor at Treliant from 2012 to 2015. From 2015 to 2017, she served as the Northeast Regional Director of Supervision Examinations for the Consumer Financial Protection Bureau. Previously, she served as Chief Regulatory Officer, Chief Compliance Officer, Chief Privacy Officer, Regulatory Relations Executive, and Director of Corporate Community Development for, and as legal counsel to, a number of banks and financial services firms, and as legal counsel to the United States Senate Budget Committee. Ms. Bundy Scanlan holds a JD degree from Georgetown University Law Center and several Bar memberships. In February 2020, Ms. Bundy Scanlan was elected to the board of directors of NewTower Trust Company, a Maryland state chartered trust company specializing in real estate investments.

Qualifications and Skills:

Ms. Bundy Scanlan brings her demonstrated extensive risk management, regulatory, compliance, legal and government affairs experience to our Board of Directors. With over 20 years of experience, she is highly regarded as an expert and leader in the fields of governance, regulatory and compliance risk, and information security. As a Truist director, she adds valuable contributions to Truist’s corporate governance and risk strategies, and helps Truist continue to be responsive to governance and regulatory changes. Ms. Bundy Scanlan was also elected as a 2017 Fellow of the American College of Consumer Financial Services Lawyers. She is also a Council Member of the Business Law Section of the American Bar Association, former Chair of the Federal Reserve Board of Governors’ Consumer Advisory Council, and former (and founding) Chair and Board Member of the International Association of Privacy Professionals.

Age: 62 Tenure: • Truist since 2019 • SunTrust director since 2017 Board Committees: • Nominating and Governance • Risk

Anna R. Cablik Marietta, GA

Professional Experience:

Ms. Cablik has served as the President of Anasteel & Supply Company, LLC (a privately-held reinforcing steel fabricator) since 1994 and as President of Anatek, Inc. (a general contractor) since 1982.

Qualifications and Skills:

Ms. Cablik brings entrepreneurial and business-building skills and experience to Truist, having successfully founded and grown several businesses. Her extensive career managing a diverse portfolio of projects provides risk assessment skills and governance experience to the Truist Board. Her prior service on the board of directors of Georgia Power Company provides her a broad understanding of corporate governance matters pertaining to public companies. Additionally, as the owner and operator of a company, Ms. Cablik has over 30 years of experience overseeing the preparation of financial statements and the review of accounting matters.

Age: 67 Tenure: • Truist since 2004 Board Committees: • Compensation and Human Capital • Risk

10	2020 Proxy Statement

Proposal 1—Election of Directors

Dallas S. Clement Atlanta, GA

Professional Experience:

Mr. Clement is Executive Vice President and Chief Financial Officer of Cox Enterprises, Inc., a privately-held media company, responsible for its treasury, financial reporting and control, tax, audit, and financial planning and analysis functions. Previously, he served as Executive Vice President and Chief Financial Officer for Cox Automotive, the largest automotive marketplace and leading provider of software solutions to auto dealers throughout the U.S. He also had accountability for the international businesses and Cox Automotive’s financial services unit, NextGear. Prior to the formation of Cox Automotive, Mr. Clement served as Chief Financial Officer of Autotrader Group. He also spent 20 years at Cox Communications, where he held a variety of roles, including Executive Vice President and Chief Strategy and Product Management Officer. He previously served on the boards of Unwired Planet and BitAuto.

Qualifications and Skills:

Mr. Clement enriches the Truist Board of Directors through his broad financial and business experience, including service as CFO of a large customer-facing company with significant technology operations. As indicated by his professional experience, Mr. Clement has worked for over 25 years in executive management, strategy, finance, and corporate development across a number of different businesses. In addition to his current role, Mr. Clement has also served on the boards of several community and charitable organizations, including the Atlanta Beltline Partnership, Atlanta Beltline, Inc., the Technology Association of Georgia and Junior Achievement of Georgia. The Board believes that Mr. Clement’s experience and expertise provides valuable leadership over a broad range of Board functions, including audit, financial reporting and corporate governance.

Age: 54 Tenure: • Truist since 2019 • SunTrust director since 2015 Board Committees: • Audit (Chair) • Executive • Technology

Paul D. Donahue Atlanta, GA

Professional Experience:

Mr. Donahue is the President and Chief Executive Officer of Genuine Parts Company, a publicly-traded distribution company, a position he has held since May 1, 2016. He also serves as Chairman of its board of directors. Mr. Donahue was elected President of Genuine Parts in 2012. He joined S.P. Richards Company, the office products group of Genuine Parts, as Executive Vice President Sales and Marketing in 2003. He was soon after appointed President and Chief Operating Officer, a position he held until his election to Executive Vice President of Genuine Parts in 2007. From 2009 to 2015, Mr. Donahue was President of the U.S. Automotive Parts Group of Genuine Parts.

Qualifications and Skills:

Mr. Donahue has extensive business, executive and management experience that he brings to the Truist Board of Directors. In addition to his experience at Genuine Parts, Mr. Donahue spent more than two decades with a publicly-traded consumer products manufacturer. While there, he successfully held a number of sales, marketing, operations and executive positions. Mr. Donahue has demonstrated proven leadership as a public company director and executive officer and his experience greatly benefits Truist’s Board.

Age: 63 Tenure: • Truist since 2019 • SunTrust director since 2019 Board Committees: • Compensation and Human Capital Public Company Directorship: • Genuine Parts Company

2020 Proxy Statement	11

Proposal 1—Election of Directors

Paul R. Garcia Atlanta, GA

Professional Experience:

Mr. Garcia is the retired Chairman and Chief Executive Officer of Global Payments Inc., a publicly-traded, leading provider of credit card processing, check authorization and other electronic payment processing services. Prior to his role at Global Payments, Mr. Garcia served as President & CEO of NaBanco, an electronic credit card processor. Previously, he served on the boards of The Dun & Bradstreet Corporation, West Corporation, Global Payments Inc. and Mastercard International. Currently, Mr. Garcia is a member of the board of directors of Repay Holdings Corporation and Payment Alliance International, Inc.

Qualifications and Skills:

Mr. Garcia contributes his extensive knowledge of, and experience in, the payment services and financial services industries. In addition, he brings his executive insights from his prior service as the Chairman and CEO of a publicly-traded company, as well as his prior and current service on several boards of directors. Mr. Garcia was honored as the 2004 Ernst & Young Entrepreneur of the Year® in Financial Services for Georgia, Alabama and Tennessee and also named one of the best CEOs in America five times by Institutional Investor magazine. He was also recognized by the Electronic Transactions Association as the recipient of the 2008-2009 Distinguished Payments Professional Award and became one of the first inductees to the ETA Hall of Fame in 2018. He was recognized by the Technology Association of Georgia as the recipient of the 2012 Lifetime Achievement Award. The Board believes Mr. Garcia’s relevant industry expertise and executive leadership and public company director experience continue to be a valuable resource to the Board.

Age: 67 Tenure: • Truist since 2019 • SunTrust director since 2014 Board Committees: • Audit • Technology Public Company Directorship: • Repay Holdings Corporation

Patrick C. Graney III Charleston, WV

Professional Experience:

Mr. Graney is currently a private investor and manages several real estate investment companies, including PCG, Inc., of which he is the founder and president. He is a long-standing business leader in the state of West Virginia, having previously owned both Petroleum Products, Inc., a fuel distributor, and One Stop Stores, a chain of convenience stores, each for over 25 years.

Qualifications and Skills:

Mr. Graney’s extensive leadership experience brings valuable strategic and managerial skills to Truist. Mr. Graney is active in community affairs and currently serves as board chairman of the University of Charleston, immediate past chairman of the West Virginia Chamber of Commerce and is a director of the West Virginia Coal Association and the Buckskin Council of the Boy Scouts. His financial services experience includes having served as a Class B director representing West Virginia on the board of the Federal Reserve Bank of Richmond from December 2008 to December 2013. Mr. Graney also serves as a member of the board of directors of Ramaco Resources, a publicly-traded metallurgical coal company. The Board believes that Mr. Graney’s financial expertise, leadership and public company director experience enhances the Board’s overall skill set.

Age: 66 Tenure: • Truist since 2018 Board Committees: • Audit • Compensation and Human Capital Public Company Directorship: • Ramaco Resources, Inc.

12	2020 Proxy Statement

Proposal 1—Election of Directors

Linnie M. Haynesworth Oakton, VA

Professional Experience:

Ms. Haynesworth retired in 2019 as the Sector Vice President and General Manager of the Cyber and Intelligence Mission Solutions Division for Northrop Grumman Corporation’s (NGC’s) Mission Systems Sector after assuming this role in 2016. In this position, Ms. Haynesworth had executive responsibility for the overall growth and program activities for the division’s business portfolio, including full spectrum cyber, multi-enterprise data management and integration, as well as mission enabling intelligence, surveillance and reconnaissance (ISR) solutions supporting domestic and international customers. She previously served as Sector Vice President and General Manager of the ISR Division within the former Information Systems sector of NGC, as well as led NGC’s Federal and Defense Technologies Division. Before joining Information Systems at NGC, she was Vice President for aerospace products with the NGC Aerospace Systems sector and served as program manager for its Defense Weather Satellite System. She began her career at NGC in 1979 and also held other leadership roles in business development, engineering, supply chain and program positions of increasing responsibility in multiple areas of the company.

Qualifications and Skills:

Ms. Haynesworth enriches the Truist Board through her deep background in cyber security, enterprise strategy, large complex system development and disruptive technology integration. Ms. Haynesworth also serves on the board of directors of the Fairfax County Economic Development Authority and the Board of Trustees of the Flint Hill School. She formerly served on the board of directors of the Intelligence and National Security Alliance and the Northern Virginia Technology Council. With more than 30 years in the industry, her expertise provides a valuable resource and significant insights as cyber security and technology play an increasing role in Truist’s operations and businesses.

Age: 62 Tenure: • Truist since 2019 • SunTrust director since 2019 Board Committees: • Technology

Kelly S. King Charlotte, NC

Professional Experience:

Mr. King has served as Chairman of Truist since 2010; Chief Executive Officer of Truist and Chairman and Chief Executive Officer of Truist Bank since 2009; and Chief Operating Officer of the Truist and Truist Bank from 2004-2008.

Qualifications and Skills:

Mr. King has forged a lifetime of leadership experience with Truist, devoting 38 of his 47 years of service to Truist as a member of Executive Leadership. He has assumed leadership roles in commercial and retail banking, operations, insurance, corporate financial services, investment services and capital markets.

Mr. King is credited with leading Truist to continued profitability and financial stability through the economic downturn beginning in 2008. His unwavering commitment to the company’s purpose, mission and values has led to a nationally recognized teammate volunteer program, called the Lighthouse Project, which has completed more than 12,000 projects since 2009.

Mr. King served as the Fifth District representative on the Federal Advisory Council of the Board of Governors of the Federal Reserve System from 2013 through 2016, and served as President of the Federal Advisory Council in 2016. He currently serves on the Board of Directors of the Bank Policy Institute and previously served on the Board of the Federal Reserve Bank of Richmond from 2009 to 2011. Mr. King also has served as Chairman of the North Carolina Bankers Association board and as Vice Chairman of the American Bankers Council.

In 2018, Mr. King was inducted into the North Carolina Business Hall of Fame. Mr. King was named the Banker of the Year for 2015 by American Banker magazine. His leadership steered the successful completion of our 2015 acquisition of Susquehanna Bancshares—a transaction that was named M&A Deal of the Year (Over $1B to $5B) by The M&A Advisor. Mr. King was named by SNL Financial as one of its “Most Influential” in banking in 2015 and 2014. In 2011, he was ranked #3 “Best CEO” by sell-side analysts in a study by Institutional Investor magazine. Since 2009, Truist has led all U.S. banks in total awards for small business and middle market banking by Greenwich Associates. Truist was named one of the “2020 Best Banks in America” by Forbes, and one of the “World’s Most Admired Companies” by Fortune.

Age: 71 Tenure: • Truist since 2008 Board Committees: • Executive • Risk

2020 Proxy Statement	13

Proposal 1—Election of Directors

Easter A. Maynard Raleigh, NC

Professional Experience:

Ms. Maynard has served as Director of Community Investment for Investors Management Corporation (“IMC”) (a diversified holding company) since 2004. She was elected to the IMC board in 2017 and is currently the chair of the board of its principal subsidiary, Golden Corral Corporation, a national restaurant chain, on which she has served since 2006. Ms. Maynard also is Executive Director of IMC’s charitable arm, the ChildTrust Foundation.

Qualifications and Skills:

Ms. Maynard brings extensive strategic planning, management and community service experience and skills to the Truist Board. In addition to her role as Director of Community Investment for IMC, Ms. Maynard serves in executive and board capacities for a variety of charitable organizations. Ms. Maynard serves as executive director of IMC’s charitable arm, ChildTrust Foundation, which invests primarily in early childhood education and literacy efforts throughout North Carolina. In 2012, she helped establish Camp Corral to provide summer camp experiences for children of wounded, injured, ill and fallen military heroes. In addition, Ms. Maynard currently serves as board chair for the North Carolina Early Childhood Foundation and on the boards of the North Carolina Network of Grantmakers, and Boys and Girls Clubs of Wake County. She has been a member of the North Carolina State Banking Commission since December 2018.

Age: 49 Tenure: • Truist since 2018 Board Committees: • Audit • Compensation and Human Capital

Donna S. Morea Royal Oak, MD

Professional Experience:

Since 2012 Ms. Morea has been the Chairman and Chief Executive Officer of Adesso Group, LLC, which provides consulting and advisory services, with an emphasis on strategic growth opportunities, for businesses of all sizes. From May 2004 until her retirement at the end of 2011, Ms. Morea served as President of CGI Technology and Solutions, Inc., a wholly-owned U.S. subsidiary of CGI Group, one of the largest independent information technology firms in North America. She previously served on CGI Group’s board of directors and presently serves as chair of the board of Science Applications International Corporation, a publicly-traded firm which provides technical, engineering, and enterprise information technology services. She has also served as the Chair of the Northern Virginia Technology Council, with over 1,000 member organizations.

Qualifications and Skills:

Ms. Morea is a nationally recognized executive in IT professional services management with over 30 years of experience. Her expertise in information technology will provide valuable insight to Truist in today’s changing competitive environment. In addition, she has broad experience in managing business process services for large enterprises, including companies in such diverse industries as financial services, healthcare, telecommunications and government. The Board believes that Ms. Morea’s executive management experience and information technology expertise provide valuable leadership experience and market knowledge with respect to the increasing importance of technology to our operations and businesses.

Age: 65

Tenure:

•  Truist since 2019

•  SunTrust director

    since 2012

Board Committees:

•  Executive

•  Risk

•  Technology (Chair)

Public Company
Directorship:

•  Science Applications
    International Corporation

14	2020 Proxy Statement

Proposal 1—Election of Directors

Charles A. Patton N. Prince George, VA

Professional Experience:

Mr. Patton has served as a consultant and manager of Patton Holdings, LLC (a real estate holding company) since 2007 and manager of PATCO Investments, LLC (emphasizing specialty lending and equity participations) since 1998.

Qualifications and Skills:

Over the course of his extensive career in the financial services industry, Mr. Patton has served in a variety of leadership positions, including as the President and Chief Executive Officer of Virginia First Savings Bank. As the top executive of Virginia First, he gained leadership, oversight and risk management skills, as well as financial industry and banking operations expertise, which are valuable as a Truist director. His service on the Truist Bank board has provided him with significant institutional knowledge about Truist, and considerable corporate governance expertise. Mr. Patton also is a leader in his community, holding leadership positions in a variety of social and civic organizations in the Richmond, Virginia area. He is Chairman of the Richard Bland College Foundation, Inc. and Chairman of its Executive Committee.

Age: 63 Tenure: • Truist since 2013 Board Committees: • Executive • Nominating and Governance • Risk (Chair)

Nido R. Qubein High Point, NC

Professional Experience:

Dr. Qubein has been a Truist director since 1990 and a Truist Bank director since 2013. He has served as President of High Point University since 2005 where he transformed the institution from a small college to a thriving university. Since 2016, he has served as Executive Chairman of Great Harvest Bread Company (a whole grain bread bakery franchising company) after serving as Chairman from 2001 through 2015.

Qualifications and Skills:

Dr. Qubein has written a dozen books on leadership, sales, communication and marketing and serves as advisor to businesses and organizations throughout the country on how to position their enterprises and create successful leadership programs. He is a business coach to CEOs and top executives. During his tenure on the Truist Board, he has provided key leadership and made important contributions to the development and successful execution of Truist’s strategy to be the “Best of the Best.” His many entrepreneurial ventures and service on more than 30 volunteer boards over the course of his career contribute governance and community service skills and experience to Truist. He has been recognized nationally for his entrepreneurial and professional achievements including his induction in three halls of fame, receiving the University of Delaware’s Siegfried Entrepreneurship Award, and membership in the Horatio Alger Association for Distinguished Americans with such notable leaders as Starbuck’s Howard Schultz and General Colin Powell.

Age: 71 Tenure: • Truist since 1990 Board Committees: • Technology Public Company Directorship: • La-Z-Boy Incorporated

2020 Proxy Statement	15

Proposal 1—Election of Directors

David M. Ratcliffe Atlanta, GA

Professional Experience:

Mr. Ratcliffe retired in December 2010 as Chairman, President and Chief Executive Officer of Southern Company, one of America’s largest producers of electricity, a position he had held since 2004. From 1999 until 2004, Mr. Ratcliffe was President and CEO of Georgia Power, Southern Company’s largest subsidiary. Prior to becoming President and CEO of Georgia Power in 1999, Mr. Ratcliffe served as Executive Vice President, Treasurer and Chief Financial Officer. Mr. Ratcliffe previously served as a member of the board of directors of CSX Corporation, a publicly-traded railroad company.

Qualifications and Skills:

Mr. Ratcliffe brings his valuable experience as a director and chief executive officer of a highly-regulated, publicly-traded company to our Board of Directors. He is also a past Chairman of the Federal Reserve Bank of Atlanta and the Georgia Chamber of Commerce. Mr. Ratcliffe also previously served or serves as a member of the board of directors of the Georgia Research Alliance, the Center for Civil and Human Rights, the Center for Disease Control Foundation, as well as a number of other community and charitable boards. Mr. Ratcliffe has been regularly recognized for his leadership and received the Distinguished Leadership Award from the Edison Electric Institute in 2010, as well as the William S. Lee Award for Leadership from the Nuclear Energy Institute. He also received the Ethics Advocate Award in 2010 from the Center for Ethics and Corporate Responsibility at Georgia State University. In light of Mr. Ratcliffe’s extensive public company director and leadership experience, he provides the appropriate counterpoints to the non-independent members of the board and serves as an effective independent Lead Director.

Age: 71 Tenure: • Truist since 2019 • SunTrust director since 2011 Board Committees: • Nominating and Governance (Chair) • Executive • Risk Independent Lead Director

William H. Rogers, Jr. Charlotte, NC

Professional Experience:

Mr. Rogers has served as President and Chief Operating Officer of Truist and Truist Bank since December 7, 2019. He is the former Chairman and CEO of SunTrust Banks, Inc. He was named Chairman of SunTrust in 2012 after being elected to the board in 2011, and was named Chief Executive Officer in June 2011 after having served as Chief Operating Officer since 2010 and President since 2008. Mr. Rogers began his career with SunTrust in 1980 and served in a leadership capacity in all of its business segments during his tenure.

Qualifications and Skills:

Mr. Rogers’ purpose-driven leadership as the former Chairman and CEO of SunTrust resulted in high employee engagement, a diverse workforce and strong shareholder returns during his tenure. In addition, his leadership in negotiating and completing the historic merger of equals between BB&T and SunTrust make him instrumental to the Truist Board.

Mr. Rogers is also a champion for the company’s philanthropy, diversity and inclusion and volunteerism efforts. He has served in a leadership capacity with the Atlanta Committee for Progress, Achieve Atlanta and the Bank Policy Institute. Additionally, he served as the Sixth District representative on the Federal Advisory Council of the Board of Governors of the Federal Reserve System from 2017 through 2019. He is currently a board member of the Boys & Girls Clubs of America and a member of the Emory University Board of Trustees.

Mr. Rogers was included in Georgia Trend’s 100 Most Influential Georgians of 2019, was named an Atlanta Business Hall of Fame Laureate by Junior Achievement of Georgia and honored as a Distinguished Alumni by Georgia State University. A native of North Carolina, Rogers earned a bachelor’s degree in business administration from the University of North Carolina at Chapel Hill and a master’s in business administration from Georgia State University.

Age: 62 Tenure: • Truist since 2019 • SunTrust director since 2011 Board Committees: • Executive • Risk

16	2020 Proxy Statement

Proposal 1—Election of Directors

Frank P. Scruggs, Jr. Boca Raton, FL

Professional Experience:

Mr. Scruggs has been a partner in the law firm of Berger Singerman LLP since 2007 where he represents companies and executives in employment law matters and litigates commercial disputes. Prior to joining Berger Singerman, he was an Executive Vice President for Office Depot, Inc. and was a shareholder of the law firm Greenberg Traurig LLC. He previously served as the Florida Secretary of Labor and Employment Security, as a member of the Florida Board of Regents, and on the board of directors of Office Depot, Inc. Mr. Scruggs is also a Trustee Emeritus of the University of Miami.

Qualifications and Skills:

Mr. Scruggs’ brings his extensive governmental affairs, legal, and regulatory experience to the Truist Board. Mr. Scruggs has been recognized as a leader in his field and received the designation, Board Leadership Fellow, from the NACD and the Professional Certificate in Cybersecurity Oversight from the Software Engineering Institute of Carnegie Mellon University. The Board believes his breadth of experience and expertise in the regulatory and banking space will be a valuable resource in all aspects of his continued Board service.

Age: 68 Tenure: • Truist since 2019 • SunTrust director since 2013 Board Committees: • Compensation and Human Capital • Risk

Christine Sears Harrisburg, PA

Professional Experience:

Ms. Sears has served as Chief Executive Officer of Penn National Mutual Casualty Insurance Company (Penn National) since 2015, as a director since 2002, and also served as its President from 2015 until January 2020. Prior to being appointed Penn National’s President and Chief Executive Officer, Ms. Sears served as Penn National’s Executive Vice President and Chief Operating Officer after serving as Penn National’s Chief Financial Officer from 1999 to 2010.

Qualifications and Skills:

Ms. Sears joined Penn National in 1980 as a financial analyst and held various positions of increasing leadership in the company prior to being named the President and Chief Executive Officer. Her deep understanding of the insurance industry is valuable to our Board of Directors as Truist’s insurance operations are our largest source of noninterest income. Ms. Sears joined our Board in August 2015 as a part of the Susquehanna merger. Ms. Sears qualifies as an “audit committee financial expert” under SEC guidelines.

Ms. Sears is a Certified Public Accountant, holds the Chartered Property Casualty Underwriter designation from the Institute for Chartered Property Casualty Underwriters, and has completed the Insurance Executive Development Course at the University of Pennsylvania’s Wharton School of Business.

Age: 64 Tenure: • Truist since 2015 Board Committees: • Audit • Technology

2020 Proxy Statement	17

Proposal 1—Election of Directors

Thomas E. Skains Charlotte, NC

Professional Experience:

Mr. Skains served as Chairman, President and Chief Executive Officer of Piedmont Natural Gas Company, Inc. from 2003 until its acquisition in October 2016 by Duke Energy Corporation.

Qualifications and Skills:

Mr. Skains brings extensive leadership and strategic planning skills to Truist through his experience leading a major natural gas utility in the Southeast. Mr. Skains also brings a wealth of corporate governance and risk management expertise gained through his former role as the Chairman, President and Chief Executive Officer of Piedmont Natural Gas, a publicly traded corporation, and as a director of Duke Energy Corporation and National Fuel Gas Company, both publicly traded companies. His experience in the highly regulated natural gas industry is especially valuable given the high degree of regulation that currently exists in the financial services industry. Mr. Skains has served on a wide variety of boards for prominent civic and business associations, providing him with extensive community relations experience.

Age: 63 Tenure: • Truist since 2009 Board Committees: • Executive (Chair) • Nominating and Governance • Risk Public Company Directorships: • Duke Energy Corporation • National Fuel Gas Company

Bruce L. Tanner Colleyville, TX

Professional Experience:

Mr. Tanner retired in August 2019 as an Executive Vice President and Strategic Advisor for Lockheed Martin Corporation. From 2007 to February 2019, he served as Executive Vice President and Chief Financial Officer for Lockheed Martin. As Chief Financial Officer, he was responsible for all aspects of Lockheed’s financial strategies, processes and operations. He also served as Vice President of Finance and Business Operations at Lockheed Martin Aeronautics Service, Inc. (a subsidiary of Lockheed Martin) where he was responsible for all business aspects of the company, including financial management, accounting, estimating, contracts and program finance. Mr. Tanner also serves on the board of directors of American Tower Corporation, a publicly-traded real estate investment trust.

Qualifications and Skills:

Mr. Tanner brings a wealth of global financial leadership experience from his tenure at Lockheed Martin, where he led the finance organization through an extended period of significant growth, including numerous acquisitions. His public company experience and expertise in both finance and M&A are instrumental in overseeing and directing the post-merger integration of our operations.

Age: 61 Tenure: • Truist since 2019 • SunTrust director since 2015 Board Committees: • Audit • Technology Public Company Directorship: • American Tower Corporation

18	2020 Proxy Statement

Proposal 1—Election of Directors

Thomas N. Thompson Owensboro, KY

Professional Experience:

Mr. Thompson has served as President of Thompson Homes, Inc. (a home builder) since 1978 and served as a member of the Kentucky House of Representatives from 2003-2016.

Qualifications and Skills:

As a former member of the Kentucky legislature, including serving as the Chairman of the House Banking and Insurance Committee, Mr. Thompson provides Truist with a unique perspective on risk management and the regulation of the financial services industry. He has valuable experience in the banking industry, having served as a director of AREA Bancshares, which was acquired by Truist in 2002. Mr. Thompson also brings governance and community service skills and experience to the Truist Board, having served as a director of various educational and community organizations.

Age: 71 Tenure: • Truist since 2008 Board Committees: • Nominating and Governance • Risk

Steven C. Voorhees Atlanta, GA

Professional Experience:

Since July 2015, Mr. Voorhees has served as the President and Chief Executive Officer and as a director of WestRock Company, an international provider of paper and packaging solutions. Prior to that, he served as the Chief Executive Officer and as a director of a predecessor entity, RockTenn Company. Before becoming CEO, Mr. Voorhees held various executive leadership positions with RockTenn, including President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, and Chief Administrative Officer. Before joining RockTenn, he was in operations and executive roles at Sonat Inc., a diversified energy company.

Qualifications and Skills:

Mr. Voorhees has extensive business experience that he adds to the Truist Board. In addition, he has broad executive and financial experience, including serving as a director, chief executive officer and chief financial officer of a large, publicly-traded company. Mr. Voorhees, regarded as an expert and leader in his industry, was named RISI 2018 North American CEO of the Year. Mr. Voorhees is a trustee of the Boys & Girls Clubs of Georgia, Inc. and the Darden School Foundation. He is also a director of 3DE by Junior Achievement and the American Forest & Paper Association. His more than 20 years of experience with growing a company and M&A lends to his continued contributions to the Board of Truist and is beneficial as Truist integrates operations following completion of the merger.

Age: 65 Tenure: • Truist since 2019 • SunTrust director since 2018 Board Committees: • Audit • Compensation and Human Capital Public Company Directorship: • WestRock Company

2020 Proxy Statement	19

Proposal 1—Election of Directors

Standing Board Committee Membership and Lead Director Responsibilities

Pursuant to Truist’s Corporate Governance Guidelines, directors are expected to attend all Board meetings, meetings of the Board committees on which they serve, and annual meetings of shareholders. All of our directors then serving attended the 2019 Annual Meeting of Shareholders, with the exception of two directors, who were unable to attend.

The table below shows director membership on the Trust Committee of our principal banking subsidiary, Truist Bank, and each of our six standing committees: Audit; Compensation and Human Capital; Executive; Nominating and Governance; Risk; and Technology. Each of these committees has a written charter, and the charters of the standing committees of the Company are accessible on our website at https://ir.truist.com/Board-Committees. We anticipate that the Board standing committees will perform additional duties that are not specifically set out in their respective charters as may be necessary or advisable in order for us to comply with certain laws, regulations or corporate governance standards. With respect to each standing committee, the current members, the principal functions and the number of meetings held in 2019 are shown below. Also shown below are the responsibilities of our independent Lead Director.

Each of our Board members attended more than 75% of the aggregate number of Board meetings and meetings of the Committees on which he or she served during his or her tenure in 2019. Our Board members also attend Board development sessions in addition to other Truist related events throughout the year. During 2019, the full Board of Directors held 15 meetings.

Director	Audit Committee	Compensation and Human Capital Committee	Executive Committee	Nominating and Governance Committee	Risk Committee	Technology Committee	Trust Committee[2]
Jennifer S. Banner	✓	Chair	✓
K. David Boyer	✓					✓	✓
Agnes Bundy Scanlan				✓	✓		✓
Anna R. Cablik		✓			✓		Chair
Dallas S. Clement	Chair		✓			✓
Paul D. Donahue		✓					✓
Paul R. Garcia	✓					✓
Patrick C. Graney III	✓	✓					✓
Linnie M. Haynesworth						✓	✓
Kelly S. King[1]			✓		✓
Easter A. Maynard	✓	✓
Donna S. Morea			✓		✓	Chair
Charles A. Patton			✓	✓	Chair
Nido R. Qubein						✓	✓
David M. Ratcliffe[3]			✓	Chair	✓
William H. Rogers, Jr.[1]			✓		✓
Frank P. Scruggs, Jr.		✓			✓		✓
Christine Sears	✓					✓
Thomas E. Skains			Chair	✓	✓
Bruce L. Tanner	✓					✓	✓
Thomas N. Thompson				✓	✓
Steven C. Voorhees	✓	✓

1	Management director
2	The Trust Committee is a committee of the Board of Directors of Truist Bank
3	Independent Lead Director

20	2020 Proxy Statement

Proposal 1—Election of Directors

Independent Lead Director

David M. Ratcliffe
	•	Assists the Chairman and other Board members in ensuring effective governance in overseeing the direction and management of Truist.
	•	Organizes and sets the agenda for, and presides over, executive sessions, which occur at least four times per year.
	•	Presides at all Board meetings at which the Chairman is not present (including executive sessions).
	•	Takes responsibility for feedback to, and engagement with, the Chief Executive Officer on executive sessions.
	•	Leads the Board’s annual review and evaluation of Truist’s Executive Leadership succession plan.
	•	Suggests matters and issues for inclusion on the Board agenda.
	•	Works with the Chairman and Committee Chairs to ensure that there is sufficient time for discussion of all agenda items.
	•	Facilitates teamwork and communication among the independent directors and the Chief Executive Officer.
	•	If requested by major shareholders, ensures that he is reasonably available for consultation and direct communication.

Audit Committee

Dallas S. Clement Chair 13 Meetings in 2019	Committee Members: Jennifer S. Banner, K. David Boyer, Jr., Paul R. Garcia, Patrick C. Graney III, Easter A. Maynard, Christine Sears, Bruce L. Tanner, Steven C. Voorhees
	•	Assists the Board in its oversight of the integrity of our financial statements and disclosures.
	•	Responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.
	•	Preapproves all auditing services and permitted non-audit services to be performed by the independent auditor.
	•	Assists in oversight of Truist’s internal control processes.
	•	Monitors financial risks and exposures and reviews with management and the auditors the steps management has taken to monitor, minimize or control such risks or exposures.
	•	Evaluates the qualifications, performance and independence of the independent auditor, including a review and evaluation of the lead audit partner.
	•	Oversees Truist’s internal audit function and receives regular reports from the General Auditor.
•

May, if deemed necessary, institute special investigations, and hire special counsel or other experts if needed to review results of any internal investigation and see that appropriate corrective action is taken where necessary.

Compensation and Human Capital Committee

Jennifer S. Banner Chair 9 Meetings in 2019	Committee Members: Anna R. Cablik, Paul D. Donahue, Patrick C. Graney III, Easter A. Maynard, Frank P. Scruggs, Jr., Steven C. Voorhees
	•	Manages the duties of the Board related to executive compensation.
	•	Reviews and approves Truist’s compensation philosophy and practices.
	•	Responsible for oversight and review of our compensation and benefit plans, including administering our executive compensation programs.
	•	Provides input on talent management strategy for Truist, including key executive succession planning.
	•	Determines the compensation of the CEO and the other members of Executive Leadership.
	•	Recommends compensation and benefits for directors.
	•	Engages an independent compensation consultant to make recommendations relating to overall compensation philosophy, the peer group to be used for external comparison purposes, short-term and long-term incentive compensation plans, and related compensation matters.
	•	Oversees risk management with respect to the design and administration of material incentive compensation arrangements.
	•	Oversees human capital matters, including employee diversity and inclusion, teammate engagement and well-being initiatives.

2020 Proxy Statement	21

Proposal 1—Election of Directors

Executive Committee

Thomas E. Skains Chair 6 Meetings in 2019	Committee Members: Jennifer S. Banner, Dallas S. Clement, Kelly S. King, Donna S. Morea, Charles A. Patton, David M. Ratcliffe, William H. Rogers, Jr.
•

Authorized to exercise all powers and authority of the Board in the management of the business and affairs of the Company during the intervals between Board meetings, to the extent permitted by applicable law.

Nominating and Governance Committee

David M. Ratcliffe Chair 5 Meetings in 2019	Committee Members: Agnes Bundy Scanlan, Charles A. Patton, Thomas E. Skains, Thomas N. Thompson
	•	Reviews the qualifications and independence of members of the Board and its committees.
	•	Annually reviews and makes recommendations on the composition and structure of the Board and its Committees, including the chair of each Committee.
	•	Identifies and recommends to the Board director nominees for election by shareholders at the annual meeting of shareholders.
	•	Evaluates the annual performance of incumbent directors in determining nominations for re-election.
	•	Provides guidance and oversight on corporate governance and related matters.
	•	Oversees the annual self-assessment of the Board and its Committees.
	•	Oversees Truist’s emergency CEO succession and continuity planning.
	•	Oversees and evolves as appropriate the Board Development Program, and any other director orientation and continuing education programs.
	•	Reviews and monitors compliance with Truist’s Codes of Ethics.
	•	Oversees management’s integration of Truist’s purpose, values and culture with its strategy and objectives.
	•	Reviews feedback from our shareholder engagement program.
	•	Oversees Truist’s policies, programs, strategies and practices related to environmental, social and humanitarian matters.

Risk Committee

Charles A. Patton Chair 12 Meetings in 2019	Committee Members: Agnes Bundy Scanlan, Anna R. Cablik, Kelly S. King, Donna S. Morea, David M. Ratcliffe, William H. Rogers, Jr., Frank P. Scruggs, Jr., Thomas E. Skains, Thomas N. Thompson
	•	Approves Truist’s risk management framework, and periodically reviews and evaluates the adequacy and effectiveness of such framework.
	•	Reviews processes for identifying, assessing, monitoring and managing compliance, credit, liquidity, market, operational (including information technology and client information), reputational and strategic risks.
	•	Assesses the adequacy of Truist’s risk management policies and procedures.
	•	Receives periodic reports on, and reviews of, Truist’s risk management framework and risk management programs and their results.
	•	Discusses with management, including the Chief Risk Officer (who reports directly to this Committee), our major risk exposures and reviews the steps management has taken to identify, monitor and control such exposures.
	•	Approves statements defining Truist’s risk appetite, monitors our risk profile and provides input to management regarding our risk appetite and risk profile.
	•	Oversees management’s implementation and management of, and conformance with, Truist’s significant risk management policies, procedures, limits and tolerances.

22	2020 Proxy Statement

Proposal 1—Election of Directors

Technology Committee

Donna S. Morea Chair 2 Meetings in 2019	Committee Members: K. David Boyer, Jr., Dallas S. Clement, Paul R. Garcia, Linnie M. Haynesworth, Nido R. Qubein, Christine Sears, Bruce L. Tanner
	•	Assists the Board in its oversight of the Company’s technology strategy and operations, and significant investments in support of such strategy and operations.
	•	Assists the Board and the Risk Committee in oversight of technology risks.
	•	Receives reports from management on the Company’s technology strategy and operations, significant technology investments and related technological progress, and trends that may affect the Company’s technology strategy and operations.
	•	Reviews the Company’s technology strategy and operations and associated expenditures for the Company and its business segments.
	•	Reviews or discusses the Company’s technology policies, standards, and controls.
	•	Reviews and makes recommendations to the Board regarding significant technology investments in support of the Company’s technology strategy and operations.
	•	Receives reports from members of management regarding the Company’s practices, management and functioning of technology operations and information security risks, including reports related to the assessment, analysis, and mitigation of related risk.

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CORPORATE GOVERNANCE MATERIALS

The Board of Directors regularly reviews Truist’s corporate governance program in light of best practices, recent developments and the requirements of applicable laws and regulations.

Key Corporate Governance Documents

Please visit our website at https://ir.truist.com under the “Governance & Responsibility” menu to view our corporate governance documents. Shareholders may also request a copy of any of these documents by contacting our Corporate Secretary at:

Truist Financial Corporation

Attn: Corporate Secretary

214 N. Tryon Street

Charlotte, North Carolina 28202

•  Corporate Governance Guidelines

•  Bylaws

•  Charters for each of the Company’s standing Board committees

•  Codes of Ethics

•  Accounting, Securities and Legal Violations Policy

•  Ethics, Business Practices, and Conduct Committee Charter

Corporate Governance Practices

Our governance practices promote board effectiveness and shareholder interests. Our key corporate governance practices are summarized below:

Truist Corporate Governance Practices

  Independence

•  Independent Board of Directors: 86% of directors are independent, and our Audit, Compensation and Human Capital and Nominating and Governance committees are composed entirely of independent directors.

•  Independent Lead Director: Our Lead Director serves an important governance function by providing strong leadership for non-management and independent directors.

•  Pledging/Hedging of Shares: We instituted a new policy in 2019 that prohibits hedging and pledging of our common stock by directors and Executive Leadership members, subject only to a one-year grace period on pledges that existed prior to the closing of the merger of BB&T and SunTrust.

  Accountability

•  New Board Structure and Strong Board Refreshment Practices: With the combination of BB&T and SunTrust, our Board of Directors and committee structure has been realigned to better position the company for the economic, political and competitive challenges that await. Our Board members conduct self-assessments annually and committee rotation is considered annually. Our Board elected a new independent Lead Director in 2019, and selected new chairs of each of the standing committees of the Board (other than the Executive Committee).

•  New Technology Committee: We created a new Board committee focusing on the technological opportunities, challenges and risks facing our company and industry.

•  Clawbacks: We make all executive awards (cash and equity) subject to recoupment as determined by the Compensation and Human Capital Committee.

•  Executive Risk Scorecard: We developed an executive risk scorecard, which the Compensation and Human Capital Committee may use to reduce incentive compensation for negative risk outcomes.

•  Comprehensive Board Development: Our Board Development Program provides a formal framework designed to support the directors’ performance of their responsibilities as members of the Board and Board Committees.

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Shareholder Support

•  Special Meetings: Truist’s bylaws permit shareholders owning 20% or more of our common stock to call a special meeting of shareholders.

•  Proxy Access: Our bylaws provide for proxy access that allows a shareholder or group of up to 20 shareholders that has held at least 3% of our common stock for at least three years to nominate up to 25% of the Board (or at least two directors) and have those nominees appear in our proxy statement, subject to notice and other specific requirements in our bylaws.

•  Elimination of Supermajority Vote Provisions: In 2018, we eliminated the supermajority vote requirements in our bylaws.

•  Majority Voting for Directors: All director nominees in uncontested elections must be elected by an affirmative vote of the majority of votes cast.

•  Annual Elections: Each of our directors is elected for a one-year term expiring at the next Annual Meeting of Shareholders.

•  Stock Ownership Guidelines: By requiring our CEO to own stock equal to 6x his annual salary, other members of Executive Leadership to own stock equal to 3x their annual salary, and directors to own stock equal to 5x their annual cash retainer, we aim to align their interests to those of our shareholders.

•  Mandatory Director Retirement Age: Under our Corporate Governance Guidelines, directors must retire from service at the end of the calendar year in which they turn 75 years of age.

Stakeholder Engagement

•  Corporate Social Responsibility Report: We publish on our website a Corporate Social Responsibility Report, highlighting our good stewardship of the natural resources entrusted to us, our promotion of our teammates’ and communities’ well-being, and our strong corporate governance program. Our Nominating and Governance Committee reviews and approves the Corporate Social Responsibility report annually and oversees culture and ethics within Truist.

•  Compensation and Human Capital Committee: At the closing of the Merger, our Compensation Committee was renamed to better prioritize, and more accurately describe the committee’s additional focus on human capital matters at Truist, including teammate diversity and inclusion, engagement and well-being initiatives.

Corporate Governance Guidelines

Our Corporate Governance Guidelines provide the framework for fulfillment of the Board’s corporate governance duties and responsibilities, taking into consideration corporate governance best practices, recent developments and applicable laws and regulations. The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards, director independence requirements, share ownership guidelines, Board responsibilities, Board development, role of the independent Lead Director, retirement, meetings of non-management directors, and director compensation.

DIRECTOR INDEPENDENCE

Our Board of Directors is committed to maintaining objective, independent oversight of management in upholding its responsibilities to our shareholders and in carrying out the strategic objectives of the Company. The value we place on the independence of our directors is reflected in our corporate governance documents, Board committee charters, annual independence review of our Board members and the role of our Lead Director.

In determining director independence, our Board considers the New York Stock Exchange’s (“NYSE”) bright-line independence criteria and the standards set forth in our Corporate Governance Guidelines. Consistent with NYSE rules, our Board of Directors also broadly considers all other relevant facts and circumstances that bear on the materiality of each director’s relationship with Truist, including the potential for conflicts of interest, when determining director independence. In making an independence determination, no director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship, and has not had such a relationship within the past three years, with Truist or any of its subsidiaries.

To assist it in making independence determinations, our Board of Directors has adopted categorical standards which are contained in our Corporate Governance Guidelines. These director independence standards reflect, among other items, the NYSE independence requirements and other applicable laws and regulations related to director independence, and address certain relationships that the Board has determined affect a director’s independence. These standards are designed to assist the Board of Directors in determining director independence and include:

Business Relationships

•

The Board reviews whether loans to directors and their related interests from Truist have been made in compliance with the provisions of Federal Reserve Board Regulation O and have been made in the ordinary course of business, on substantially the same terms as those prevailing at the same time for comparable transactions with non-affiliated persons, and do not involve more than the normal risk of collectability or present other unfavorable features, and whether any of such credits can be classified as nonaccrual, restructured, or potential problem loans. Extensions of credit made in compliance with Regulation O will not negate a director’s independence.

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•

The board reviews whether a director’s deposit, investment, fiduciary, or other relationships with Truist are conducted in the ordinary course of business on substantially the same terms and conditions as are otherwise available to non-affiliated customers for comparable transactions.

Contributions to Charities

•

Contributions to charitable or non-profit organizations of which a director is an executive officer will not establish a material relationship with Truist that would negate the director’s independence if:

•

Within the past three years, the aggregate amount of all such contributions during any single fiscal year of the charitable or non-profit organization did not exceed the greater of $1 million or 2% of the charitable or non-profit organization’s consolidated gross revenues for that fiscal year (excluding any contributions made or pledged pursuant to a matching gift program that is not deemed to be a material relationship); and

•	The charitable or non-profit organization is not a family foundation created by the director or an immediate family member of the director.

Employment or Affiliated Relationships

•	A director is not independent if:

•	during the past three years, the director has been an employee of Truist or the director has an immediate family member who has been an executive officer of Truist or any of its subsidiaries;

•

during the past three years, the director has received, or has an immediate family member who is an executive officer of Truist and has received, more than $120,000 during any twelve-month period in direct compensation from Truist or any of its subsidiaries;

•

the director is a partner of or employed by the internal or external auditor of Truist, has an immediate family member who is a partner of the internal or external auditor of Truist, or has an immediate family member who is employed in a professional capacity by the internal or external auditor of Truist and personally works on Truist’s audit;

•	during the past three years, the director was, or had an immediate family member who was, a partner or employee of Truist’s internal or external auditor and personally worked on Truist’s audit;

•

the director was, during the past three years, employed by, or had an immediate family member who was employed as an executive officer of, another company where any executive officer of Truist or any of its subsidiaries served on that company’s compensation committee of the board of directors; or

•

the director was, during the past three years, an executive officer or an employee, or had an immediate family member who was an executive officer, of a company that made payments to or received payments from Truist or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Director Independence Review Process

The Nominating and Governance Committee assists the Board by annually evaluating the independence of each prospective and incumbent director using the foregoing standards and such other factors as the Nominating and Governance Committee deems appropriate, and makes a recommendation to the Board regarding the independence of each such person. As a part of this evaluation process, the Nominating and Governance Committee also considers each director’s occupation, other publicly held company directorships, personal and affiliate transactions with Truist and its subsidiaries, relationships considered in accordance with our Related Person Transactions Policy, and other relevant direct and indirect relationships that may affect independence.

After duly considering all such information, our Board of Directors has affirmatively determined that of the 22 members of the Board, the following 19 directors have no disqualifying material relationships with Truist or its subsidiaries and are independent:

• Jennifer S. Banner • K. David Boyer, Jr. • Agnes Bundy Scanlan • Anna R. Cablik • Dallas S. Clement • Paul D. Donahue • Paul R. Garcia	• Patrick C. Graney III • Linnie M. Haynesworth • Easter A. Maynard • Donna S. Morea • Charles A. Patton • David M. Ratcliffe	• Frank P. Scruggs, Jr. • Christine Sears • Thomas E. Skains • Bruce L. Tanner • Thomas N. Thompson • Steven C. Voorhees

The following three directors were deemed not to be independent due to certain disqualifying relationships with Truist: Messrs. King, Rogers and Qubein. Each member of the Audit Committee, the Compensation and Human Capital Committee and the Nominating and Governance Committee has been determined by the Board to be “independent” in accordance with the requirements of the NYSE and our Corporate Governance Guidelines.

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CHANGES TO JOB RESPONSIBILITIES OR POSITION

If a director changes his or her principal employment activity, position or responsibility, he or she must notify the Chairman of the Board and the Chair of the Nominating and Governance Committee of such change and offer his or her resignation from the Board. Prior to the resignation becoming effective, the Board, through the Nominating and Governance Committee, will review any such change and determine whether to accept or reject the director’s resignation.

SERVICE ON OTHER BOARDS

A director must advise the Chairman of the Board and the Chair of the Nominating and Governance Committee before accepting an invitation to serve on another public or private company board. The Nominating and Governance Committee will review whether such board service may unduly impact the ability of the director to fulfill his or her responsibilities as a director of Truist and, if so, shall make a recommendation to the Board. A non-employee director of Truist may not serve on more than three other public company boards, and a non-employee director of Truist who is also the chief executive officer of another public company may not serve on more than two public company boards, including the Truist Board. Employee directors of Truist may not serve on more than two public company boards, including the Truist Board. In addition, if a member of the Audit Committee desires to serve on the audit committees of more than a total of three public companies, the Board must approve such additional service before the director accepts the additional position.

BOARD DEVELOPMENT

Our Board Development Program provides a formal framework designed to support the directors’ performance of their responsibilities as members of the Board and Board committees. The Board Development Program allows directors to supplement their existing skill sets and stay informed of emerging risks and trends in Truist’s business and the broader financial services industry in general. The programs and courses are provided by both in-house experts and outside consultants on a wide range of topics to enhance the directors’ knowledge in areas important in carrying out their responsibilities as directors. Programs and presentations of general application are offered to the full Board while others are tailored to the specific requirements of the various Board committees. The directors’ participation is considered by the Nominating and Governance Committee in its annual evaluation of their performance. The programs and courses offered through our development program are in addition to programs and courses in which our Board members regularly participate in order to maintain professional credentials, including courses related to ethics.

Newly elected directors undergo an extensive director orientation process. We view the director orientation process as a means to acquaint newly elected directors with our businesses and corporate governance framework, and also to further our directors’ understanding of our culture and the Board’s role in determining the Company’s culture and overseeing management’s assurance of corporate integrity. Our Chief Legal Officer and other members of Executive Leadership facilitate a detailed Board orientation session. These sessions review the Company’s culture and values, codes of ethics, strategic objectives and planning, risk management matters, compliance programs, internal audit services and our corporate governance program. Additional topics covered in the orientation session include the Company’s business structure, including regulatory oversight, laws governing directors’ duties and conduct, Truist’s securities law policies, and liability insurance coverage. Additionally, new directors and rotating directors each attend an orientation of the committee(s) on which they serve, which covers in detail the operation and duties of the relevant committee.

BOARD SELF-ASSESSMENT

On an annual basis, our Board of Directors evaluates its effectiveness over the preceding year. Each director is expected to participate in the evaluation process. The evaluation process is managed by our Nominating and Governance Committee with assistance from our Office of the Corporate Secretary. During our Board evaluation process, directors are presented with a written questionnaire designed to elicit constructive feedback from each director about his or her individual service and the effectiveness of the Board and each committee on which the director serves. Responses received from the directors are discussed with the full Board as well as each standing committee in executive sessions. This feedback is used to improve Board and committee practices, procedures and policies and, as appropriate, is discussed with members of Executive Leadership to improve efficiencies and effectiveness.

SUCCESSION PLANNING AND CHANGES RESULTING FROM THE MERGER

Human capital management and talent development is a priority for the Board of Directors. Our Corporate Governance Guidelines provide that the Board of Directors is responsible for ensuring that we have developed an Executive Leadership succession plan, including procedures for Chief Executive Officer selection in the event of an emergency or the retirement of the CEO. This plan is reviewed and evaluated by the Board at least annually. The Lead Director facilitates the Board’s review and evaluation of our Executive Leadership succession plan. As part of the plan, our Chairman and CEO makes available his recommendations and evaluations of potential successors, along with a review of any development plans of such individuals.

CEO and Chairman Succession

Certain key governance matters were agreed upon as part of the merger of equals of BB&T and SunTrust to form Truist. Prior to the closing of the merger, we amended our bylaws to implement these governance changes. Under the revised Truist bylaws, beginning on the effective date of the merger:

•	Kelly King, will serve as Chairman and CEO of Truist until September 12, 2021. At such time, Mr. King will resign as CEO and will serve as Executive Chairman of Truist until March 12, 2022; and

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•

Bill Rogers will serve as President and Chief Operating Officer of Truist until Mr. King is no longer serving as CEO, at which time Mr. Rogers will become CEO of Truist. Mr. Rogers will become Chairman of Truist at such time as Mr. King is no longer serving as Executive Chairman.

For a period of three years following completion of the merger, any removal of (or failure to reelect or nominate) Mr. Rogers or Mr. King from (or to) the positions described above, and at the times specifically provided for above, will require the affirmative vote of at least 75% of the entire Board. For a period of three years following completion of the Merger, any determination not to nominate Mr. Rogers as a director of the Corporation or Truist Bank will require the affirmative vote of at least 75% of the entire Board. In addition, any determination not to nominate Mr. King as a director of the Corporation or Truist Bank for each term of service for directors beginning at any time prior to December 31, 2023 will require the affirmative vote of at least 75% of the entire Board.

In the event that Mr. King is not re-elected or reappointed to the Board during the time in which Mr. King is serving as Chairman and Mr. Rogers is re-elected to the Board, Mr. Rogers would become the Chairman of the Board. In the event that both Mr. King and Mr. Rogers are not re-elected or reappointed to the Board during the time in which Mr. King is serving as Chairman, or in the event that Mr. Rogers is not re-elected or reappointed to the Board during the time in which Mr. Rogers is serving as Chairman, the Board would appoint a new Chairman of the Board from its existing members in accordance with the corporate governance policies of Truist.

In the event that Mr. King or Mr. Rogers is not re-elected to the Board at a time when he is designated by the merger agreement to serve as Chief Executive Officer (or in the case of Mr. Rogers, as President), Mr. King or Mr. Rogers, as the case may be, would remain entitled to serve in that executive position.

Board of Directors Composition and Vacancies

Under the revised Truist bylaws as agreed in the Merger Transaction, beginning on the effective date of the Merger, the Truist Board of Directors shall consist of:

•	the CEO of BB&T (Kelly King);

•	the CEO of SunTrust (Bill Rogers);

•	10 additional members of the BB&T board of directors as designated by BB&T; and

•	10 additional members of the SunTrust board of directors as designated by SunTrust.

The directors nominated in this proxy statement were selected pursuant to these bylaw amendments. In addition, if any vacancy occurs during the first three years after the closing of the merger, our revised bylaws provide that no vacancy on the Board may be filled by the Board, unless:

•	such individual would be an independent director;

•

in the case of a vacancy created by the cessation of service of a continuing SunTrust director, not less than a majority of the continuing SunTrust directors have approved the appointment or nomination of the individual to fill such vacancy; and

•

in the case of a vacancy created by the cessation of service of a continuing BB&T director, not less than a majority of the continuing BB&T directors have approved the appointment or nomination of the individual to fill such vacancy.

Any appointment or nomination pursuant to these bylaw provisions shall be made in accordance with applicable law and the rules of the New York Stock Exchange.

Board Leadership Structure

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

Our Board of Directors is led by the Chairman. Under our bylaws, the Chairman is elected by the Board and presides over each Board meeting and performs such other duties as may be incident to the office of Chairman. Our bylaws and Corporate Governance Guidelines each provide that the Chairman may also hold the position of Chief Executive Officer. Truist’s Chairman and Chief Executive Officer is not permitted to serve as a member of any standing Board committee, other than the Executive Committee, the Risk Committee and the Technology Committee. Our Corporate Governance Guidelines provide that when the position of Chairman of the Board is not held by an independent director, the Board will appoint an independent Lead Director.

It is the Board’s current belief that having a unified Chairman and Chief Executive Officer is appropriate and in the best interests of Truist and our shareholders. The Board believes that combining the Chairman and Chief Executive Officer roles at this time provides the following advantages to us:

•

our Chief Executive Officer is more familiar with our current business and industry than our non-management directors and is best situated to lead discussions on important matters affecting the business of Truist;

•	combining the Chief Executive Officer and Chairman positions creates a firm link between management and the Board and promotes both the development and implementation of corporate strategy; and

•	combining the roles of Chief Executive Officer and Chairman contributes to a more efficient and effective Board, promotes unity of vision for the Company and avoids potential conflict among directors.

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The Board is aware of the potential issues that may arise when an insider chairs the board of a company, but believes these are more than offset by existing safeguards, which include the designation of an independent Lead Director with a clearly defined role and authority, regular meetings of the non-management directors in executive session without the presence of management, the Board’s succession plan for incumbent management, including independent directors determining CEO succession planning, the fact that management compensation is determined by a committee of independent directors who make extensive use of peer benchmarking, and the fact that much of Truist’s operations are highly regulated.

INDEPENDENT LEAD DIRECTOR

David M. Ratcliffe serves as the Board’s Lead Director. The role of the Lead Director is to assist the Chairman and the remainder of the Board in assuring effective governance in overseeing the direction and management of Truist. As part of the merger-related corporate governance changes, the Truist bylaws provide that until Mr. Rogers succeeds Mr. King as Chairman of the Board, the Lead Director will be an independent director chosen from among the heritage SunTrust directors. At the time of such succession, our Lead Director will be an independent director chosen by the Truist Board from among the heritage BB&T directors. This Lead Director will serve in that capacity subject to the normal rotation policy for Lead Director service as set forth in our Corporate Governance Guidelines, but for not less than two years.

Our Board believes that the Lead Director serves an important corporate governance function by providing separate leadership for the non-management and independent directors. In addition to the formal list of duties performed by our Lead Director as set forth in our Corporate Governance Guidelines, he also meets with regulators, is available to participate in shareholder engagement calls and attends meetings with senior management. Our independent Lead Director also presides over meetings of our non-management directors in executive session, which, under our Corporate Governance Guidelines, must occur at least four times a year following regularly scheduled meetings of the Board and at such other times as they deem necessary or desirable. Furthermore, independent directors must meet in executive session at least once a year. A more complete description of the role of our Lead Director is included in our Corporate Governance Guidelines.

Board Size

Our Board currently consists of 22 directors. While the Board annually evaluates its size and structure, we believe the Board’s current size provides us with certain advantages. Financial institutions face significant regulatory, economic, and technological pressures. As a result, substantial time commitments and other demands are required of our directors and executive officers. We have also added a new Technology Committee, focused on (i) assisting the Board in its oversight of the Company’s technology strategy and operations, and (ii) assisting the Board and the Risk Committee in managing the Company’s technology operations risk.

The size of our Board is an advantage when assigning an appropriate number of members to each committee in order to properly analyze and respond to increasingly complex developments, whether regulatory, economic, or otherwise. The diversity of viewpoints on each committee also allows for more effective challenge to proposals from management and directors. In addition, the number of independent directors aids in maintaining the requisite independence standards of the Audit, Compensation and Human Capital, and Nominating and Governance Committees. The Board believes that its current size and structure is appropriate to effectively represent the interests of our shareholders.

Nominating and Governance Committee Director Nominations

The Nominating and Governance Committee is responsible for identifying and recommending to the Board nominees for election as directors. We seek as director candidates individuals who possess good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics in order to most effectively serve the long-term interests of Truist and its shareholders.

The Nominating and Governance Committee considers candidates submitted by directors and third-party search firms hired for identifying director candidates. The Nominating and Governance Committee also considers candidates submitted by shareholders, subject to the requirements set forth below. As evidenced by the composition of our Board, the Nominating and Governance Committee strives to include director candidates who are racially and gender diverse, with skills and characteristics that, taken as a whole, will help ensure a strong and effective governing body.

The Nominating and Governance Committee conducts an extensive due diligence process to review potential director candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, will be evaluated by the Nominating and Governance Committee using the director membership criteria described below. The Nominating and Governance Committee then reports to the Board its recommendations concerning each director nominee. The Board considers the Nominating and Governance Committee’s recommendations when appointing directors and selecting director nominees to be submitted by Truist to shareholders for approval at the annual meeting of shareholders.

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DIRECTOR MEMBERSHIP CRITERIA

A director candidate is nominated to stand for election based on his or her professional experience, strategic insights, recognized achievement in his or her respective field, an ability to contribute to our business, experience in risk management, and the willingness to make the commitment of time and effort required of a Truist director over an extended period of time. A director must be “financially literate,” as defined by the Board, and should understand the intricacies of a public company. A director should possess good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics. Other factors are also considered to ensure the overall composition of the Truist Board is appropriate.

An important goal of the Board, pursued through the Nominating and Governance Committee, is to include members with diverse backgrounds, expertise and characteristics that, taken as a whole, will help ensure a strong and effective governing body. The Nominating and Governance Committee annually assesses these factors in the director selection and nomination process.

DIRECTOR CANDIDATES RECOMMENDED BY SHAREHOLDERS

The Board of Directors also will consider qualified director nominees submitted in advance by shareholders when such recommendations are submitted with the information set forth in Article II, Section 10 of the Company’s bylaws and policies regarding director nominations. Under this provision of our bylaws, a shareholder must deliver timely written notice at least 120 days, but no more than 150 days, in advance of the first anniversary of the notice date of our proxy statement for the preceding year’s annual meeting of shareholders. The written notice must include the following, in addition to the information required by Article II, Section 10(a) of our bylaws:

•	the nominee’s full name, age and residential address;

•	the principal occupation(s) of the nominee during the past five years;

•	the nominee’s previous and/or current memberships on all public company boards of directors and the amount of all Truist securities beneficially owned;

•

any agreements, understandings or arrangements between the nominee and any other person or persons with respect to the nominee’s nomination or service on the Board of Directors or the capital stock or business of Truist;

•

any bankruptcy filings, criminal convictions, civil actions, actions by the Securities and Exchange Commission (“SEC”) or other regulatory agency or any violation of Federal or State securities law by or against the nominee or any affiliate of the nominee; and

•	a signed statement by the nominee consenting to serve as a director if elected.

In addition, we have adopted a “proxy access” bylaw which permits a shareholder, or group of up to 20 shareholders, that has held at least 3% of Truist’s stock for at least three years, to submit director nominees for up to 25% of the Board (or at least two directors) for inclusion in our proxy statement. Shareholders and director nominees utilizing this provision of our bylaws must satisfy the specific information required by Article II, Section 14 of our bylaws. In addition, notice of any such nomination must be received at least 120 days, but no more than 150 days, before the anniversary of the date that the Company commenced mailing the proxy statement for the prior year’s annual meeting of shareholders.

Written notices pursuant to the above bylaw provisions must be submitted in accordance with the general procedures for shareholder nominations (including deadlines for the notice to be received by the Corporate Secretary), which are summarized under the caption “Voting and Other Information-Proposals for the 2021 Annual Meeting of Shareholders” below. Shareholders may submit, in writing, the names and qualifications of potential director nominees to the Corporate Secretary, Truist Financial Corporation, 214 N. Tryon Street, Charlotte, North Carolina 28202.

Majority Voting and Director Resignation Policy

Our articles of incorporation require each director to be elected by the majority of the votes cast at a meeting of shareholders. Under our Director Resignation Policy, as described in our Corporate Governance Guidelines, any director nominee who receives a greater number of votes “against” than votes “for” such election shall tender his or her resignation to the Board. The Nominating and Governance Committee will then consider all of the relevant facts and circumstances and recommend to the Board whether to accept, reject or otherwise act with respect to such resignation. The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the shareholder vote and will publicly disclose its decision within this 90-day timeframe. A director whose resignation is under consideration will abstain from participating in any recommendation or decision regarding that resignation. If a director’s resignation is not accepted, the director will continue to serve until the next annual meeting of shareholders and until the director’s successor is elected and qualified, or until the director’s earlier resignation or removal.

Currently, pursuant to North Carolina law and our bylaws, an incumbent director who is not re-elected remains in office until the director’s successor is elected and qualified or until his or her earlier resignation or removal. Our current Director Resignation Policy addresses this “holdover” issue by requiring any director who does not receive the requisite affirmative majority of the votes cast for his or her re-election to tender his or her resignation to the Board as described above.

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Related Person Transactions

Pursuant to our Related Person Transactions Policy, we approve or ratify related person transactions only when the Board, acting through the Nominating and Governance Committee, determines that the related person transaction in question is in, or is not inconsistent with, the best interests of Truist and its shareholders.

The term “related person transaction,” under the Policy, generally means a transaction where the amount involved exceeds $120,000 and in which a related person has a direct or indirect material interest. A “related person” under the Policy generally means (a) a director, director nominee or executive officer of Truist; (b) a person who is known to be the beneficial owner of more than five percent of any class of our common stock; and (c) any immediate family member of any of the foregoing persons, which consists of any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee, or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee, or more than five percent beneficial owner.

To help the Board assess whether a material relationship exists for both independence and related person transactions purposes, our Board adopted guidance with regard to charitable contributions. Under this guidance, a related person who serves as an executive officer of a charitable or non-profit organization that receives a contribution from Truist will not be deemed to have a direct or indirect material interest in the transaction if:

•

Within the past three years, the aggregate amount of all such contributions during any single fiscal year of the charitable or non-profit organization did not exceed the greater of $1 million or 2% of the charitable or non-profit organization’s consolidated gross revenues for that fiscal year; and

•	The charitable or non-profit organization is not a family foundation created by the related person or an immediate family member of the related person.

A number of our directors, members of Executive Leadership, including our NEOs, and their affiliates utilize certain products and services offered by Truist, including personal and corporate banking services, and securities brokerage services in the ordinary course of our business. Our Related Person Transactions Policy provides that certain categories of transactions do not need review or approval of the Nominating and Governance Committee. These include all extensions of credit with related persons that are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Truist, and that do not involve more than the normal risk of collectability or present other features unfavorable to Truist. These transactions also include any provision of financial services to a related person, other than extensions of credit, such as brokerage, banking, insurance, investment advisory, investment banking or asset management services, if the services are provided in the ordinary course of business, on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties and comply with applicable law. In addition, in the ordinary course of business, Truist may use the products or services of organizations of which some of our directors are officers or directors.

Other than as described below, since January 1, 2019, there have been no related person transactions that were required either to be approved or ratified under our Related Person Transactions Policy or reported under the SEC’s related party transaction rules. The transactions described below are “related person transactions” and have been approved and/or ratified in accordance with our Policy.

Donna Goodrich is a former member of our Executive Leadership team. Her spouse, Carlos Goodrich, and son-in-law, Christian Corts, are both employed at Truist Bank. For the 2019 fiscal year, Mr. Goodrich’s and Mr. Cort’s total compensation was approximately $383,000 and $442,000, respectively. These compensation arrangements are consistent with those made available to teammates of Truist Bank with similar years of experience and positions with the company. Messrs. Goodrich and Corts each also participate in company benefit plans available to all other teammates in similar positions. Director Nido Qubein previously had a consulting agreement with us to provide business development consulting services following his retirement from the Board of Directors, which had been made in connection with an earlier merger. In November 2019, we and Dr. Qubein mutually agreed to terminate that agreement prior to any services being performed and, instead, determined that a donation would be made in an amount approximating the value of the agreement to a philanthropy serving a long-standing Truist community. Accordingly, we made a charitable donation of $750,000 to the non-profit High Point Community Foundation to be dedicated to the Nido & Mariana Qubein Children’s Museum, which is expected to serve families of teammates, clients and neighbors in an area with substantial Truist operations. Dr. Qubein is neither a director nor an officer of the Children’s Museum.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors, executive officers and any persons who own beneficially more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. To our knowledge, based solely on a review of the reports furnished to us and written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2019, our officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a), with the following exception. The Statement of Changes in Beneficial Ownership on Form 4 that was filed on behalf of Michael B. Maguire, Senior Executive Vice President, on December 10, 2019 with respect to the conversion of his holdings of SunTrust securities into Truist

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securities pursuant to the Merger Transaction inadvertently omitted a transaction involving the conversion of a single tranche of phantom stock units. An Amended Form 4 disclosing the conversion of these phantom stock units was filed on February 19, 2020.

Shareholder Engagement Program

GENERAL

Drawing from the historical practices of both BB&T and SunTrust, Truist’s shareholder engagement program will be a robust, year-round process that includes outreach to shareholders, analysis of results of the annual meeting of shareholders, board deliberations and response. We will listen closely to our shareholders to understand their views on a variety of topics, including our executive compensation and corporate governance programs, as well as environmental and social issues involving the Company. At Truist, our shareholder engagement program is intended to encompass a dialogue with our shareholders on several levels, including:

•	Bi-annual telephonic meetings with our larger institutional shareholders;

•	In-person meetings with institutional shareholder representatives as requested;

•	Responses to shareholder correspondence;

•	Dialogue with shareholder proponents; and

•	Engagement with proxy advisory firms.

Our shareholder engagement program complements the work performed by our Investor Relations team in regularly communicating with our shareholders, including through investor conferences and meetings, and hosting quarterly earnings calls.

GOALS OF SHAREHOLDER ENGAGEMENT

The goals of our shareholder engagement program include, but are not limited to:

•	Obtaining shareholder insight into our corporate governance, executive compensation, environmental, social and governance (ESG) practices;

•	Communicating Board and management engagement in shareholder dialogue;

•	Discussing current trends in corporate governance and executive compensation matters; and

•	Providing insight into our current practices and enhancing communication with our largest shareholders.

We believe that our shareholder engagement program allows Executive Leadership and the Board to gather information about investor views and priorities and make thoughtful and deliberate decisions that are balanced and considerate of our diverse shareholder base and in the best interests of Truist.

SHAREHOLDER ENGAGEMENT PROCESS

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Communications with the Board of Directors

Any shareholder or other interested party may contact the Board of Directors or any individual director(s) by written communication mailed to:

Board of Directors

c/o Corporate Secretary

Truist Financial Corporation

214 N. Tryon Street

Charlotte, North Carolina 28202

Any proper communication so received will be processed by the Corporate Secretary as agent for the Board or any individually named director. Unless, in the judgment of the Corporate Secretary, the matter is not intended or appropriate for the Board, the Corporate Secretary will prepare a summary of the communication for prompt delivery to the appropriate member(s) of the Board.

Truist’s Culture

In bringing together two great companies, BB&T and SunTrust, it was essential to ensure that the strong and consistent values demonstrated by both heritage cultures continue on in the new company, Truist. We are very proud of the energy and commitment shown by Truist teammates in creating a set of shared values for the organization. In the constantly changing and unpredictable business, political and economic environment in which we operate, it is essential that our organization provide a clear set of fundamental principles guiding our actions that speak to our clients, teammates and other stakeholders. While change is a necessary part of our environment, our Purpose, Mission and Values reflect fundamental principles that remain steadfast.

Purpose

To inspire and build better lives and communities.

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Corporate Governance Materials

Our Values are logical extensions of our purpose and mission, are consistent with one another and integrated into a sound framework of character, caring, teamwork, success and happiness. Our focus on these values grows from a belief that an individual’s character is of critical significance.

Our Board oversees Executive Leadership’s continual reinforcement of Truist’s culture, which occurs through quarterly video, annual regional in-person visits and other internal communication channels. We also have an internal executive-level Ethics, Business Practices, and Conduct Committee, which provides oversight over Truist’s business practices to ensure alignment with our purpose and values through review of culture, conduct, sales practices, incentive / reward systems, and reputational exposures.

Corporate Social Responsibility

Historically, both BB&T and SunTrust understood the importance to our shareholders to fulfill our missions in a manner that is sustainable, while promoting positive social impact and implementing transparent governance practices.

Together, at Truist, we recognize the magnitude of CSR in today’s marketplace and want to ensure that we are doing our part as the sixth-largest commercial bank in America. We are building CSR and sustainability infrastructure and practices in support of positive societal impact, ESG factors and transparency. We’re fusing the best of BB&T and SunTrust’s heritage programs and building upon our strong track record of corporate citizenship. As part of this effort, we’ve announced a three year $60 billion Community Benefits Plan focused on rural and urban community development and investment, affordable housing, mortgage and small business lending, supplier diversity, natural disaster support, and financial wellness.

We know that ensuring a rewarding and inclusive culture directly contributes to our ability to maximize total societal impact for all of our stakeholders. Our teammate value proposition and benefits are among the best in corporate America, including a company-funded pension, $15-18 per hour minimum wage based on location, industry-competitive salaries, and training and development opportunities offered in our world-class Leadership Institute.

Through renewable energy investments, business operations and teammate efforts, Truist understands its commitment to environmental stewardship. We’re cultivating partnerships with relevant organizations to strengthen our sustainability efforts, and we are evaluating our opportunities to reduce our environmental impact.

At Truist, we remain focused on these important issues, and have appointed a Corporate Social Responsibility Officer, with oversight from our Nominating and Governance Committee, to coordinate our efforts in these areas. We will prioritize action and measure success through long-term value creation, community impact, client and teammate success, risk management, and sound environmental practices. We look forward to providing an update on these topics in our inaugural Truist Corporate Social Responsibility Report, expected later this year.

Ethics at Truist

GENERAL

Ethics matter at Truist. We believe the ultimate success of Truist is directly related to the extent that each one of our teammates lives and works every day by adhering to our Truist values. We are keenly focused on always doing what is right in all interactions with our clients, teammates and stakeholders. We also value and respect the opinions and insights of teammates at all levels throughout the organization. Accordingly, we encourage teammates to raise concerns with their managers, as well as through a Truist Ethics Hotline and our web reporting forms. Our Chief Ethics Officer provides reports to the Board of Directors and our Nominating and Governance Committee, and underscores our commitment to sound ethical practices.

We maintain three separate Board-approved Codes of Ethics that apply to our teammates, senior financial officers and directors. These Codes govern our corporate conduct, and each Code is specifically tailored to recognize the importance of each of these

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groups in maintaining a strong culture based on our values and adherence to ethical business practices. Any waivers or substantive amendments of the Codes of Ethics applicable to our directors and certain of our executive officers will be disclosed on our website.

SALES PRACTICES

Truist’s risk culture heavily influences the design and emphasis of our sales management programs. Therefore, Truist’s compensation and incentive programs are based on balanced performance, with appropriate controls. Leaders are held accountable for setting this tone from the top and championing appropriate behaviors, and teammates are held accountable for executing their daily responsibilities in accordance with Truist’s Codes of Ethics.

Policy for Accounting and Legal Complaints

Our Chief Legal Officer, with oversight from the Audit Committee, administers a policy that governs the reporting of:

•	complaints regarding accounting, internal accounting controls, or auditing matters, and

•	reports of material violations or breaches of:

•	federal or state securities laws,

•	fiduciary duties arising under federal or state laws, rules or regulations, or

•	suspected material violations of any other laws or regulations that govern the Company’s actions.

We engage an independent service provider to receive and track all such complaints. Any verified complaint is referred to our Chief Legal Officer, who is responsible for reviewing those complaints, and investigating or causing to be investigated all matters referred pursuant to this policy. Generally, if such a complaint is raised by an attorney in our legal department, then the complaint will be referred to our Chief Executive Officer. The Audit Committee periodically reviews, recommends changes to, and monitors compliance with this policy.

Risk Oversight

Our purpose, mission and values are the foundation for the risk management framework utilized at Truist and therefore serve as the basis on which our risk appetite and risk strategy are built. Our Risk Management Organization (RMO) provides independent oversight and guidance for risk-taking across the enterprise. In keeping with the belief that consistent values drive long-term behaviors, our RMO has established the following risk values which guide principles of teammates’ day-to-day activities:

•	Managing risk is the responsibility of every teammate.

•	Proactively identifying risk and managing the inherent risks of their business is the responsibility of our business units.

•	Manage risk with a balanced approach which includes quality, profitability, and growth.

•	Measuring what is managed and managing what is measured.

•	Utilizing accurate and consistent risk management practices.

•	Thoroughly analyzing risk quantitatively and qualitatively.

•	Realizing lower cost of capital from high quality risk management.

We place significant emphasis on risk management and maintain a separate Board-level Risk Committee, which oversees risk reporting to the Board of Directors and functions as a significant part of our risk management framework. Among its responsibilities, the Risk Committee monitors our risk profile, approves risk appetite statements, and provides input to management regarding our risk appetite and risk profile.

The RMO is led by the Chief Risk Officer (CRO) and is responsible for facilitating effective risk management oversight, measurement, monitoring, reporting, and consistency. The CRO has direct access to our Board of Directors and Executive Leadership to communicate any risk issues (current or emerging) as well as the performance of the risk management activities throughout the enterprise. The CRO also chairs the Enterprise Risk Committee (ERC), which provides oversight on a fully integrated view of risks across our organization, including strategic, compliance, credit, liquidity, market, operational, technology and reputation risks.

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Corporate Governance Materials

As illustrated below, the risk management framework is supported by three lines of defense to manage risk. The following figure describes the roles of the three lines of defense:

Board of Directors and Executive Leadership	Provide oversight of the effectiveness of the Risk Management Framework and the management of risk, and approve risk appetite

•

First Line of Defense: Consisting of the Business Units (“BU”) and Business Unit Risk Management (“BURM”) and operating at the point at which risks originate, has several key responsibilities related to identifying, assessing, controlling, monitoring, and reporting risk. As the centralized first line risk function for each Executive Leader, the BURM ensures focus for the business unit pertaining to risk and controls by providing oversight and governance regarding its control environment.

•

Second Line of Defense: The RMO provides independent oversight and guidance of risk-taking across the enterprise. The RMO aggregates, integrates, and correlates risk information into a holistic picture of the corporation’s risk profile and concentrations. The RMO establishes policies and limits and reports sources and amounts of risk to Executive Leadership and the Board of Directors.

•

Third Line of Defense: Truist’s Audit Services (Truist’s internal audit function) evaluates the design and effectiveness of the risk management framework and its results. Results are reported to Executive Leadership and the Board of Directors according to Audit Services Policy.

Strategic Direction and Planning

One of the Board’s most important and vital functions is to provide oversight, guidance and direction with respect to Truist’s long-term strategy. Accordingly, management and the Board regularly discuss the Company’s strategy and progress towards achieving results against the related strategic objectives and initiatives. These interactions result in board input that informs management’s updates to the strategic plan, which are presented to the Board for adoption on an annual basis. The Company’s strategic planning process includes an independent risk assessment to ensure all strategic activities are consistent with the Board-approved risk appetite. The Board’s interactions with management throughout the year include, but are not limited to, the formal review and adoption of the updated strategic plan and a mid-year performance update.

Information Security/Cybersecurity

We are committed to protecting client financial information, and our Board of Directors and Executive Leadership team devote a significant amount of time and attention to information security / cybersecurity risks. The Risk Committee is responsible for oversight of the Company’s risk management function, involving approving and reviewing the Company’s risk management framework and policies as well as overseeing management’s implementation of Truist’s risk management framework and significant risk policies. Members of the Risk Committee of the Board receive regular reports from our CRO related to information technology and information security / cybersecurity risks to our Company. The Risk Committee may meet throughout the year with risk management advisors and discuss with Executive Leadership any recommendations received.

In connection with the Merger, the Board created a Technology Committee to, among other matters, assist the Board and the Risk Committee in oversight of the Company’s technology risks. The Technology Committee receives reports from management, such

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as the Chief Information Officer, the Chief Risk Officer, the Chief Information Security Officer and the Chief Data Officer, regarding the Company’s practices, management, and functioning of technology operations and information security / cybersecurity risks, and reviews and discusses the Company’s technology policies, standards and controls. On at least a semi-annual basis, the Technology Committee reports to the Risk Committee the significant activities undertaken by the Technology Committee involving oversight of technology risks and related policies in support of the Risk Committee’s overall responsibility and oversight of the Company’s risk management framework.

The Chief Information Security Officer provides the Board with quarterly updates on information security / cybersecurity risk, and the Board annually reviews and approves our Information Security Program and Information Security Policy. The Technology Management Committee is an internal committee created to ensure that members of Executive Leadership overseeing multiple business units understand pertinent technology-related topics, including information security / cybersecurity and associated risks. The Technology Management Committee provides additional oversight of information security / cybersecurity strategy, including understanding and prioritizing information security / cybersecurity capabilities and associated risks.

Statement of Political Activity

The Board of Directors oversees Truist’s political strategy, political contributions and lobbying expenses. Truist periodically participates in policy debates on issues to support our interests and sponsors employee political action committees, or PACs, which allow teammates to voluntarily pool their financial resources to support federal and state candidates who support legislation important to us, and our shareholders, clients and communities. All PAC expenditures are a matter of public record and are available for review on the websites of the Federal Election Commission and various state election offices. Corporate funds are not used to make contributions to political candidates, political parties, or political committees organized for the advancement of a political candidate, including Super PACs.

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Proposal 2—Ratification of the Appointment of Our Independent Registered Public Accounting Firm

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RESPONSIBILITIES

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. To execute on this responsibility, the Audit Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence. The Audit Committee has carefully considered the selection of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to audit and report on the consolidated financial statements of Truist and the effectiveness of our internal control over financial reporting.

SHAREHOLDER RATIFICATION

Our shareholders are being asked to ratify the appointment of PwC for 2020 because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PwC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to questions posed by shareholders. If shareholders do not ratify the decision of the Audit Committee to reappoint PwC as our independent registered public accounting firm for 2020, the Audit Committee will reconsider its decision. However, in view of the difficulty and expense involved in changing auditors on short notice, should the shareholders not ratify the selection of PwC, it is contemplated that the appointment of PwC will be permitted to stand unless the Audit Committee finds other compelling reasons for making a change. Disapproval by the shareholders will likely be considered a recommendation that the Audit Committee select another external auditor for the following year.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR”

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020.

Fees to Independent Registered Public Accounting Firm

The following table shows the aggregate fees incurred by the Company for professional services by PwC for fiscal years 2019 and 2018:

	2019 ($)	2018 ($)
Audit Fees	19,514,000	7,350,000
Audit-Related Fees	3,354,000	2,368,000
Tax Fees	286,000	274,000
All Other Fees	17,000	18,000
Total	23,171,000	10,010,000

Audit Fees. This category includes fees billed for professional services for the integrated audits of our consolidated financial statements, including the audit of the effectiveness of internal control over financial reporting. This category also includes reviews of our quarterly reports on Form 10-Q, statutory audits or other financial statement audits of subsidiaries, and comfort letters and consents related to SEC registration statements. Increases in audit fees for 2019 primarily related to additional audit services resulting from the merger of equals with SunTrust.

Audit-Related Fees. This category includes fees billed for assurance and other services that are reasonably related to the performance of the audits of our consolidated financial statements and effectiveness of internal control over financial reporting that are not reported under the audit fees category above. These services consist of service organization control reports, other attestation engagements traditionally performed by the independent registered public accounting firm, pre-implementation assessments of new accounting standards, due diligence services related to mergers and acquisitions, and audits of our employee benefit plans.

Tax Fees. This category includes fees billed for tax-related services, including tax compliance, tax planning, and tax advice.

All Other Fees. This category includes fees billed for non-audit services and subscription-based services, including software licenses, benchmarking services, training, and other advisory services.

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Proposal 2—Ratification of the Appointment of Our Independent Registered Public Accounting Firm

The Audit Committee considered the non-audit services performed by, and fees paid to, PwC in 2019 and determined that such services and fees are compatible with the independence of PwC.

Audit Committee Pre-Approval Policy

Under the terms of its charter, the Audit Committee must pre-approve all services (including the fees and terms of such services) to be performed for us by our independent registered public accounting firm, subject to de minimis exceptions for permitted non-audit services that are later approved by the Audit Committee prior to the completion of the audit and otherwise in accordance with the terms of applicable SEC rules. The Audit Committee may delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, as long as the decisions of such subcommittee(s) to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In 2019, all of the services provided by our independent registered public accounting firm were reviewed and approved by the Audit Committee.

Audit Committee Report

The Audit Committee of the Board of Directors is currently composed of nine independent directors and operates under a charter adopted by the Audit Committee on December 7, 2019. The SEC and the NYSE have established standards relating to audit committee membership and functions. With regard to such membership standards, the Board has determined that Jennifer S. Banner, Dallas S. Clement, Patrick C. Graney III, Christine Sears, Bruce L. Tanner and Steven C. Voorhees meet the requirements of an “audit committee financial expert” as defined by the SEC.

The primary duties and responsibilities of the Audit Committee are to assist the Board of Directors in monitoring: (i) the integrity of the financial statements of the Company; (ii) compliance by the Company with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the Company’s internal controls and procedures; and (v) the performance of the Company’s internal audit function and the Company’s independent auditors.

While the Audit Committee has the duties and responsibilities set forth above and those set forth in its charter, our management is responsible for the internal controls and the financial reporting process, and the independent registered public accounting firm is responsible for performing an integrated audit of our financial statements and of the effectiveness of our internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board and issuing a report thereon.

In the performance of its oversight function, the Audit Committee has performed the duties required by its charter, including meeting and holding discussions with management, the independent registered public accounting firm and the internal auditor, and has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC, including the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 1301 (Communications with Audit Committees). In addition, the Audit Committee discussed with the independent registered public accounting firm its views on fraud risks and how it demonstrates its independence.

The Audit Committee has received the written disclosures and the letters from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, regarding the independent registered public accounting firm’s communications with the Audit Committee, and the Audit Committee has discussed with the independent registered public accounting firm its independence with respect to the Company. The Audit Committee also has considered whether the provision of any non-audit services by the independent registered public accounting firm is compatible with maintaining the independence of the auditors.

Based upon a review of the reports by, and discussions with, management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the Report of the Independent Registered Public Accounting Firm, the Audit Committee recommended on February 24, 2020 to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 3, 2020.

Submitted by the Audit Committee of the Truist Board of Directors as of February 24, 2020:

Dallas S. Clement, Chair	Easter A. Maynard
K. David Boyer	Christine Sears
Paul R. Garcia	Bruce L. Tanner
Patrick C. Graney III	Steven C. Voorhees

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Proposal 3—Advisory Vote to Approve Truist’s Executive Compensation Program

PROPOSAL 3—ADVISORY VOTE TO APPROVE TRUIST’S EXECUTIVE COMPENSATION PROGRAM

Proposal 3 asks shareholders to approve our executive compensation program. The Compensation and Human Capital Committee and the Board believe that our executive compensation program, as described in the Compensation Discussion and Analysis, reflects a pay-for-performance culture at Truist that is rooted in our values. The Compensation and Human Capital Committee and the Board believe that the executive compensation program is well designed and effective in aligning the interests of the executives with both the short-term and long-term interests of our shareholders, while reducing incentives for unnecessary and excessive risk taking.

In making a decision on whether to approve our pay practices for our named executive officers, we ask that you consider the description of our executive compensation program provided in the following pages in the “Compensation Discussion and Analysis,” the compensation tables and the accompanying narratives.

The Board strongly supports our executive pay practices and asks shareholders to support our executive compensation program through the following resolution:

“Resolved, that the shareholders approve the compensation paid to Truist’s named executive officers, as described in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures in the Company’s 2020 Proxy Statement.”

Your vote on this proposal, which is required by Section 14A of the Exchange Act, is “advisory” and will serve as a non-binding recommendation to the Board. The Compensation and Human Capital Committee will seriously consider the outcome of this vote when determining future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3—ADVISORY VOTE ON TRUIST’S

EXECUTIVE COMPENSATION PROGRAM.

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Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) discusses how, for 2019, we compensated our named executive officers, which include the Chief Executive Officer, (“CEO”), and each of the other executive officers named in the 2019 Summary Compensation Table (the “Named Executive Officers” or “NEOs”).

Our CD&A is organized into the following categories:

SECTION	PAGE

Executive Compensation Highlights: Provides an overview of our executive compensation program, including changes made as a result of the merger with SunTrust. This section also provides a review of our compensation philosophy, best practices and performance metrics.	41

Our Executive Compensation Program: Summarizes the objectives and key features of our executive compensation program, including the main components of our executive compensation program – Base Salary, Annual Incentive Awards, PSU Awards, Long-Term Incentive Awards and Restricted Stock Units.	48

Our Executive Compensation Program Pay Decisions: Provides detail on pay decisions made in 2019 related to each compensation component.	49

Truist’s Executive Compensation Process: Describes the role that the Compensation and Human Capital Committee and our compensation consultant play in determining executive compensation and the associated peer group used for comparative analysis.	55
Other Aspects of Truist’s Executive Compensation Program and Governance Practices: Sets forth policies that impact compensation decisions, such as our stock ownership guidelines, hedging and pledging restrictions, and employment agreements.	57

Section 1—Executive Compensation Highlights

The Merger of BB&T and SunTrust to Form Truist

As indicated earlier, on December 6, 2019, BB&T and SunTrust combined to form Truist. Effective upon the consummation of the merger, several changes impacted our Executive Leadership team and Board of Directors, including:

•	William H. Rogers, Jr., the former Chairman and Chief Executive Officer of SunTrust, was appointed as a director and as President and Chief Operating Officer of Truist.

•	Christopher L. Henson, previously the President and Chief Operating Officer of BB&T, was appointed as Head of Banking and Insurance of Truist.

•	Our newly renamed Compensation and Human Capital Committee expanded to seven members, and benefits from the contributions of directors from both BB&T and SunTrust heritages.

Executive Compensation and Alignment with Core Principles

We view 2019 as a unique year in the history of BB&T and SunTrust. As discussed further below, the consummation of the merger influenced executive compensation decisions in several areas. Prior to the merger, which closed on December 6, 2019, both BB&T and SunTrust operated as standalone companies, each with its own executive compensation and benefit programs, practices and principles. With a relatively short period of time between the closing of the merger and the fiscal year end, the companies retained separate compensation programs for 2019. For instance, the executive officers of Truist continued through year-end to be participants in the compensation and benefit programs of BB&T and SunTrust, respectively. Due to the timing of the closing of the merger, compensation decisions made for heritage BB&T by its Compensation Committee in 2019 are disclosed in this proxy statement, along with year-end decisions that were made by the Truist Compensation and Human Capital Committee following December 6. For 2020, the executive compensation program, in which each executive officer participates, will be re-evaluated for Truist.

Merger-Related Adjustments Affecting 2019 Compensation

The following additional merger-related compensation actions were taken for heritage BB&T NEOs in 2019:

2019 Annual Incentive Awards

•	The calculation of results for Earnings per Share (“EPS”) and Return on Assets (“ROA”) in BB&T’s 2019 Annual Incentive Awards was adjusted to reflect the fourth quarter closing date of the merger; and

•

Achievement of corporate performance goals (EPS and ROA) were based on results through September 30, 2019, with the EPS goals adjusted to reflect BB&T’s year-to-date plan through September 30, 2019, and the ROA performance results for BB&T and the peer group were annualized for the remainder of the 2019 performance year.

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Compensation Discussion and Analysis

Long-Term Incentives

•

The calculation of results for Return on Common Equity (“ROCE”) for 2019 in BB&T’s long-term incentive awards (“LTIP”) and performance share unit awards (“PSUs”) was adjusted to reflect the fourth quarter closing date of the merger;

•

Achievement of ROCE was determined based on BB&T’s performance relative to peers using results through September 30, 2019, and the ROCE performance results for BB&T and the peer group were annualized for the remainder of the 2019 performance year;

•	Target level performance results will apply for the ROCE goal in performance years 2020 and 2021; and

•	PSUs and LTIP awards will continue to be subject to other respective performance goals as described in more detail herein.

The heritage BB&T Compensation Committee made these adjustments due to the December 6, 2019 closing date and to reflect the difficulty tracking results of the pre-established goals after the closing of the merger, particularly given the substantial changes in the company and difficulty in determining the performance results that were attributable to BB&T as it existed at the time the performance goals were established.

Synergy Incentive Awards

In connection with the significant integration planning for the merger and the criticality of retaining key talent at both BB&T and SunTrust through the integration process, retention incentive awards were granted to select key executives (other than Messrs. King and Rogers) at both companies prior to the merger close. The heritage BB&T Compensation Committee granted one-time awards (the “synergy incentive awards”) designed to facilitate continuity and retention of the executives responsible for critical roles and to reward the significant transition requirements of such a large merger. The NEOs (other than Messrs. King and Rogers) received the following synergy incentive awards: Mr. Bible, $3,110,400; Ms. Goodrich, $2,575,380; Mr. Henson, $4,162,500; and Mr. Starnes, $3,110,400.

The synergy incentive awards will vest and be paid as to 33% of the award on the earlier of (i) the date of completion of the conversion of the bank systems of BB&T and SunTrust and (ii) August 1, 2021; and as to 67% of the award on January 15, 2022, based on the NEO’s continued employment with Truist through the applicable vesting date (subject to earlier vesting on certain terminations of employment). In determining the size of the awards, BB&T’s Compensation Committee gave consideration to the criticality of retaining these executives through the merger integration process.

Named Executive Officers

Our Named Executive Officers (“NEOs”) include the Chief Executive Officer, the Chief Financial Officer and our next three most highly-compensated executive officers. Our NEOs for 2019 are identified in the table below. While we consider the merger between BB&T and SunTrust to be a “Merger-of-Equals,” following the accounting treatment of the Merger Transaction, BB&T was determined to be the accounting acquirer. As a result, for purposes of determining whether any heritage SunTrust executive officers qualified as NEOs for 2019 as one of the three most highly-compensated executive officers (other than the CEO and CFO), only compensation earned or paid as an executive officer of Truist from December 6, 2019, the closing date of the merger, through the end of the year was taken into account. This resulted in one heritage SunTrust executive officer, Mr. Rogers, being a NEO.

Name	Title	Years of Service at TRUIST

Kelly S. King	Chairman and Chief Executive Officer	47

William H. Rogers, Jr.	President and Chief Operating Officer	40[1]

Christopher L. Henson	Senior Executive Vice President and Head of Banking and Insurance	35

Clarke R. Starnes III	Senior Executive Vice President and Chief Risk Officer	37

Daryl N. Bible	Senior Executive Vice President and Chief Financial Officer	12
Donna C. Goodrich	Executive Vice President and Treasurer	34

1	Reflects combined years of service at Truist and SunTrust.

The compensation disclosed with respect to NEOs who are heritage BB&T executives includes the compensation related to their service with both BB&T and Truist during 2019. The compensation discussed in this CD&A primarily reflects the decisions made by heritage BB&T’s Compensation Committee. Once the merger closed on December 6, Committee responsibilities shifted to the Truist Compensation and Human Capital Committee to approve heritage BB&T incentive payouts and set pay for the new Truist executive team in 2020.

42	2020 Proxy Statement

Compensation Discussion and Analysis

For Mr. Rogers, who is a heritage SunTrust executive, the compensation disclosed includes only compensation earned relative to his service as an executive of Truist (i.e., from December 6, 2019 through December 31, 2019), unless otherwise indicated. With respect to Mr. Rogers, this consists primarily of (i) his salary for the period from December 6, 2019 through December 31, 2019, and (ii) his annual cash incentive award paid by Truist in January 2020, which was largely based on heritage SunTrust’s Annual Incentive Plan and financial performance prior to the closing of the merger as discussed in more detail below.

Accordingly, the following CD&A largely reflects compensation paid under heritage BB&T compensation plans in place during 2019. As a result, references throughout this CD&A to our NEOs are not applicable to Mr. Rogers, unless the context of the discussion indicates otherwise.

Compensation Philosophy

Our overall executive compensation program emphasizes long-term, performance-based compensation, based on the following key tenets:

•	Compensation and reward systems are designed to reward performance, to support and drive our strategic objectives, and to produce positive business results over the longer term;

•	Total compensation is based on a mix of performance goals and aligned with shareholder interests by providing a significant percentage of compensation in equity;

•	Our executive compensation program is designed to promote balance and discourage imprudent risk taking;

•

Total compensation opportunities are established relative to organizations with which we compete for both talent and shareholder investment and at levels that enable us to attract and retain executives who are critical to our long-term success;

•	Compensation opportunities are provided that are based on relative industry performance and are aligned with internal performance and Truist’s risk management;

•	Executive Leadership must meet significant stock ownership requirements to more closely align their interests with those of our shareholders; and

•	Compensation is compatible with effective controls and risk management and is supported by strong corporate governance.

Our 2019 compensation program was designed to align with our values and objectives. Specifically, the compensation program was designed to accomplish the following:

•	Ensure a strong alignment of the interests of shareholders, teammates and the Company;

•	Pay for performance, both short-term and long-term;

•	Reward and retain high-performing teammates;

•	Pay competitively across salary grades and geographies;

•	Apply compensation policy in an internally consistent manner; and

•	Provide compensation opportunities that are based on relative industry and internal assessments and Truist’s risk management and corporate governance guidelines.

2020 Proxy Statement	43

Compensation Discussion and Analysis

Truist Performance

*	Please see Annex A for a reconciliation from GAAP amounts to adjusted amounts.

Key Accomplishments

● Successfully completed the merger of equals between BB&T and SunTrust to form Truist, the 6th largest commercial bank in the United States, based on assets and market value as of December 31, 2019.	● Completed strategic restructuring of our balance sheet to enhance credit quality, liquidity, interest rate sensitivity and return on capital.

● Launched the Truist brand and visual identity in addition to setting forth the Purpose, Mission and Values of Truist.	● Achieved historically low level of non-performing assets of 0.14% of total assets, as of December 31, 2019.
● Maintained strong asset quality and capital and liquidity ratios.	● During 2019, provided our shareholders a 3.20% dividend yield and an 11.1% increase in our quarterly dividend relative to the BB&T dividend prior to the merger.

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Compensation Discussion and Analysis

Performance Metrics

The Compensation and Human Capital Committee regularly considers a variety of financial and non-financial metrics when evaluating performance and making compensation decisions. By assessing several quantitative and qualitative metrics over different time periods, the Compensation and Human Capital Committee is able to obtain a broad and accurate assessment of our performance against specific compensation goals and relative to our peer group. In particular, the Compensation and Human Capital Committee views the following metrics as key drivers of sustained and longer-term shareholder value and evaluates Truist’s performance in these metrics relative to our peer group:

Growth	Performance	Credit Quality/Capital Metric/Debt Rating
• Earnings per share growth • Revenue growth • Loan growth	• Return on assets • Return on common equity • Return on tangible common equity • Efficiency ratio • Total shareholder return	• Non-performing assets/assets • Common Equity Tier 1 capital ratio • Average debt rating

In addition to reviewing the various measures listed above, the following metrics are the primary drivers of the Company’s executive incentive plans.

PLAN AWARD	PERFORMANCE METRICS AND PURPOSE
Annual Incentive Awards

Earnings Per Share (“EPS”) and Return on Assets (“ROA”): EPS and ROA are used in the Annual Incentive Award and measure growth, profitability and our return on investment. We have historically used EPS and ROA as the performance measures for the Annual Incentive Award because the Compensation and Human Capital Committee believes EPS and ROA have a meaningful bearing on long-term increases in shareholder value and are valuable barometers of our performance. EPS and ROA have a strong, long-term correlation with shareholder returns.

Strategic Performance: The Compensation and Human Capital Committee also approves and considers qualitative performance based on factors defined at the start of the year.

Long-Term Incentives (PSUs and LTIP awards)

Return on Common Equity (“ROCE”): A three-year average ROCE is used to measure our long-term profitability for PSU and LTIP awards. The Compensation and Human Capital Committee believes that measuring ROCE over a three-year period relative to the peer group provides a valuable measure of company performance over time.

Total Shareholder Return (“TSR”): We use relative TSR as a payment modifier for our PSU and LTIP awards. Payments under our 2019-2021 LTIP and 2019 PSUs are subject to a downward or upward adjustment based on TSR percentile performance relative to our peer group TSR for the three-year performance period. Measuring relative TSR further aligns compensation to the performance of Truist as compared to our peers.

In addition, the Compensation and Human Capital Committee monitors whether our executive compensation program is consistent with the safety and soundness of the Company and considers whether our executive compensation program encourages unnecessary or excessive risk taking. The Compensation and Human Capital Committee utilizes an executive risk scorecard through which compensation may be adjusted, if necessary, for risk balancing purposes. See our disclosure under “Executive Risk Scorecard/Risk Adjustments” within this Compensation Discussion and Analysis.

In connection with, and as a result of, the Merger Transaction, the heritage BB&T Compensation Committee determined that for purposes of evaluating the performance metrics for the 2019 performance period for (a) the annual incentive plan, (b) PSUs and (c) the LTIP, the 2019 performance period would be evaluated as of September 30, 2019, with ROA and ROCE performance for BB&T and its peers annualized for the remainder of the 2019 performance year. Further, while the relative TSR performance metric (used in the LTIP and PSU awards) will continue to apply and impact the payout of each outstanding PSU and LTIP award, SunTrust, whose stock no longer traded following the closing of the merger, has been removed from the TSR calculation.

2020 Proxy Statement	45

Compensation Discussion and Analysis

2019 Target Pay Program Mix

The significant majority of our executive pay program is performance-based. Approximately 88% of our CEO’s pay is based on performance and approximately 63% is based on long-term performance. In addition, approximately two-thirds of our CEO’s long-term incentive awards vest based on robust performance criteria.

The charts below illustrate target compensation established for 2019 for our CEO, and the average target compensation for Messrs. Henson, Starnes, Bible, and Ms. Goodrich. Such compensation consists of base salary, the Annual Incentive Award, and PSU, LTIP, and RSU awards granted in 2019. The charts do not include the synergy incentive awards granted to Messrs. Henson, Starnes, Bible and Ms. Goodrich in 2019. The charts also show the large percentage of our NEO compensation that is variable and performance-based.

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Compensation Discussion and Analysis

Sound Compensation and Governance Practices

The Compensation and Human Capital Committee has implemented strong pay and governance practices that reinforce our principles, support sound risk management and align with our shareholders:

  What We Do

✓	Pay for Performance: Approximately 88% of CEO, and approximately 80% of the other NEOs’ total target compensation for 2019 is based on Truist’s performance.

✓

Multiple Performance Metrics Used: We consider multiple quantitative and qualitative factors in measuring performance of Truist and our NEOs (EPS, ROA, ROCE, TSR and qualitative performance factors), and we incorporate both absolute and relative performance goals into our incentive plans.

✓	Robust Performance Criteria: Two-thirds of our long-term incentives include robust performance criteria.

✓	Compensation Decisions Based on Peer Group: In making compensation decisions, we review market data from our peers as well as other financial services firms.

✓	Annual Say-on-Pay Vote: We conduct an annual say-on-pay vote, and over the past three years, approximately 94% of our shareholders approved our executive compensation program.

✓	Stock Ownership Guidelines: We maintain rigorous stock ownership requirements for our Executive Leadership and Directors.

✓	Strong Hedging Restrictions: Executive Leadership and Directors are prohibited from hedging or speculative trading in shares of Truist stock.

✓

New Pledging Restrictions: We revised our Corporate Governance Guidelines at the time of the merger to prohibit the future pledging of shares by Executive Leadership and Directors and require any existing pledges to be unwound within one year following the closing of the merger.

✓	Utilize Tally Sheets and Risk Scorecards: Our Compensation and Human Capital Committee annually reviews tally sheets and a risk scorecard for our executives.

✓	Independent Compensation Consultant: We engage an independent compensation consultant who reports directly to the Compensation and Human Capital Committee.

✓	Pension Plan: We provide a broad-based pension plan for eligible teammates, and our NEOs participate in our pension plan on the same basis as other similarly situated teammates.

✓	Discourage unnecessary risk taking: Our Compensation and Human Capital Committee can adjust payouts and/or require the forfeiture of unvested awards for negative risk outcomes.
✓

Clawback Policy: Our 2012 Incentive Plan and award agreements contain broad language regarding clawbacks and make all awards under the 2012 Incentive Plan subject to recoupment, forfeiture or reduction to the extent determined by the Compensation and Human Capital Committee.

  What We Don’t Do

✗	Don’t Reward Poor Performance: We don’t offer incentives that would provide payouts for negative earnings.

✗	No Stock Options: We don’t award stock options.

✗	No Option Repricing: We don’t reprice outstanding stock options.

✗	No Excise Tax Gross-Ups: We don’t gross-up payments for excise taxes.
✗	Limited Perquisites: We don’t offer broad-based perquisites such as personal club memberships, corporate housing or automobile allowances.

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Compensation Discussion and Analysis

Section 2—Our Executive Compensation Program

2019 Executive Compensation Program Elements

Our executive compensation program is heavily performance-based, with base salary representing the only fixed element. Below are the four primary components of our NEOs’ current compensation:

2019 Compensation Structure

1

In connection with the Merger Transaction, the manner in which performance results were measured and certified for the 2019 annual incentive awards, PSU awards and LTIP awards was adjusted due to the closing of the merger on December 6, 2019. See Section 1 - Executive Compensation Highlights – Merger – Related Adjustments Affecting 2019 Compensation for detailed discussion of these adjustments.

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Compensation Discussion and Analysis

Section 3—Our Executive Compensation Program Pay Decisions

Base Salary

Base salaries for 2019 for each of our NEOs were as follows:

Name	Base Salary
Kelly S. King	$1,130,000	*
William H. Rogers, Jr.	$1,100,000	**
Christopher L. Henson	$750,000	*
Clarke R. Starnes III	$640,000	*
Daryl N. Bible	$640,000	*
Donna C. Goodrich	$533,205	*

*	Effective April 1, 2019. The 2019 base salaries reflect increases from 2018 of between 2.5%-6.3% for these NEOs.
**	Reflects his 2019 salary as CEO of SunTrust.

2019 Target Award Opportunities

Our NEOs have a target award opportunity for annual and long-term goals, which represents the amount of award received if we achieve the performance goals set by the Compensation and Human Capital Committee. The table below summarizes the award opportunities for 2019 for the listed NEOs at target level of performance.

2019 Target Award Opportunities (as a % of base salary)
Name	Annual Incentive Award Opportunity	Long-Term Incentive Award Opportunity*
Kelly S. King	195	485
Christopher L. Henson	150	360
Clarke R. Starnes III	120	310
Daryl N. Bible	120	310
Donna C. Goodrich	100	230

*	For 2019, the target long-term incentive award opportunity for each NEO was allocated equally among PSUs, RSUs and LTIP awards.

Short-Term Incentives

ANNUAL INCENTIVE AWARD

The Annual Incentive Award is a cash incentive based on the following three components:

EPS (48%)	ROA (32%)	Qualitative Performance (20%)

The financial performance goals are established annually by the Compensation and Human Capital Committee and include an EPS target goal based on our internal earnings plan and an ROA target goal based on our performance relative to our peers. The qualitative performance component is based on the Compensation and Human Capital Committee’s assessment of the attainment of key strategic priorities based on criteria established at the beginning of the year.

While payouts based upon the EPS component and the ROA component are independent from one another, a payout under the qualitative performance component requires the Company to meet threshold performance of either the EPS component or the ROA component. Payouts under each component of our Annual Incentive Award range from 0% to 150% of the target award opportunity. In connection with the Merger Transaction, the achievement of corporate performance goals for EPS and ROA was based on results through September 30, 2019, with the EPS goal adjusted to reflect BB&T’s year-to-date plan through September 30, 2019, and the ROA performance results for BB&T and the peer group were annualized for the remainder of the 2019 performance year. The Compensation and Human Capital Committee also considered whether adjustments were needed due to negative risk outcomes and determined, after its analysis, that no adjustments were necessary.

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Compensation Discussion and Analysis

The features of the Annual Incentive Award and 2019 payouts under each component for NEOs subject to the BB&T Annual Incentive Award can be seen below:

EPS component:

•	Weighted at 48% of the Annual Incentive Award.

•	Target is set based on preset internal performance goals, with a maximum goal set at 5% above the target, and a minimum goal set at 10% below the target.

•	Due to the merger, payouts for 2019 are based on actual year-to-date EPS results through September 30, 2019, rather than the full calendar year.

Payout Target and % of Target Award Opportunity
Threshold	Target	Maximum	Actual

$2.88	$3.20*	$3.36	$3.25♦*
25%	100%	150%	114.16%

ROA component:

•	Weighted at 32% of the Annual Incentive Award.

•	Target goal is based on Truist’s ROA relative to our peer group.

•	Due to the merger, ROA performance was calculated based on performance relative to the peer group through September 30, 2019, with the results annualized through year end.

Payout Target and % of Target Award Opportunity
Threshold	Target	Maximum	Actual
25th Percentile	50th Percentile	75th Percentile	1.56% or 85th Percentile*
50%	100%	150%	150%

◆	For the 2019 full fiscal year, the target EPS goal was $4.31.
*	The EPS and ROA performance presented herein includes adjustments to Truist’s GAAP net income by the Compensation and Human Capital Committee. For additional detail regarding these adjustments, please refer to Annex A.

Qualitative performance component:

•	Weighted at 20% of the Annual Incentive Award and evaluated on a range of 0%-150% of target award opportunity.

•	Strategic priorities were defined by the Compensation and Human Capital Committee early in 2019 at the same time as financial goals were established.

•

The primary strategic priorities and other factors evaluated along with the results that led to the Compensation and Human Capital Committee’s payout decision are set forth below; note that the Compensation and Human Capital Committee did not assign particular weights to any single category:

•

Implementation of Technology and Cybersecurity Strategies: Enhancing our digital capabilities to meet tomorrow’s challenges is critical to our success. We continued to bolster our cybersecurity and fraud detection capabilities, while taking important measures to enhance resiliency and redundancy in our operations.

•

Focus on the “Perfect Client Experience”: We are committed to keeping the customer first and foremost in decisions we make. We continued our focus on our enterprise-wide Voice of the Client program, which provides us near real-time feedback from our clients. We also enhanced our digital assets and received recognition for our online and mobile digital platforms.

•

Successful Risk and Compliance Initiatives and Results: The successful management of risk is essential to achieving our purpose and aligns with our values. The Federal Reserve Board terminated the cease and desist order against the company relating to its BSA/AML compliance program in 2019. We managed overall risk levels within the Board-approved risk appetite and continued enhancement of our Anti-Money Laundering controls. We also improved our risk management framework by adding new risk officer and BURM positions for risk oversight.

•	Achievements in Broader Financial Performance and Market Results: We remained focused on providing strong returns for our shareholders.

•

Other Corporate Events: In 2019, we successfully completed the Merger-of-Equals with SunTrust to create the 6th largest financial institution in the United States. We also celebrated 10 years of our Lighthouse Project, and maintained a strong teammate value proposition, with turnover rates well below the financial industry average.

•

Payouts under the qualitative performance component are not dependent on obtaining a threshold assessment level, but are dependent on meeting either threshold EPS performance or threshold ROA performance.

•

The Compensation and Human Capital Committee evaluated performance on the defined strategic priorities as well as other considerations. Based on its assessment, the Compensation and Human Capital Committee believes that 2019 was a transformative year for the Company and determined the qualitative component was earned at 150% of target.

2019 Payout:	After combining the results for EPS (114.16%), ROA (150%) and the qualitative performance component (150%), the earned incentive was 132.8% of target for each NEO subject to the Annual Incentive Award. Aggregate AIP payments to our NEOs for 2019 were as follows:

Kelly King	Christopher L. Henson	Clarke R. Starnes, III	Daryl N. Bible	Donna C. Goodrich
$2,904,560	$1,476,072	$1,004,685	$1,004,685	$703,779

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Compensation Discussion and Analysis

ANNUAL INCENTIVE PLAN PAYMENTS TO MR. ROGERS

Payments were made to Mr. Rogers pursuant to the 2019 Annual Incentive Plan established by the heritage SunTrust Compensation Committee (the “SunTrust AIP”). The SunTrust AIP was a short-term cash incentive program which rewarded the achievement of annual performance goals, primarily annual financial goals. Awards under this plan to named executive officers were generally based on the achievement of corporate performance objectives. For 2019, the SunTrust AIP was based on EPS (weighted at 50%), pre-provision net revenue (weighted at 25%) and tangible efficiency ratio (weighted at 25%).

Prior to the closing of the merger, the SunTrust Compensation Committee determined that the 2019 SunTrust AIP payout to Mr. Rogers would be paid based on the following:

•	For the period prior to the closing of the merger: SunTrust’s performance for the portion of the calendar year elapsed from January 1, 2019 to the closing of the merger; and

•

For the period from the closing of the merger through December 31, 2019: The target level of performance for Mr. Rogers under the SunTrust AIP, or if greater, the actual level of performance under the corresponding Truist Annual Incentive Plan.

Based on the above, the SunTrust Compensation Committee certified SunTrust performance under the SunTrust AIP from January 1, 2019 through December 6, 2019 at 107% of target performance. Following the closing of the merger and based on the performance metrics set forth in the section above entitled, “Short-Term Incentives, Annual Incentive Award,” the Truist Compensation and Human Capital Committee determined that the 2019 Annual Incentive Award would pay at 132.8% of target. Accordingly, Mr. Rogers’ AIP award for the period from the closing of the merger through December 31, 2019 was funded at 132.8% of target. This result was applied to a pro rata portion of Mr. Rogers’ incentive for the period following the closing of the merger.

Based on Mr. Rogers target award opportunity of 200% of base salary under the terms of the SunTrust AIP, the Company paid Mr. Rogers an aggregate amount of $2,392,877, representing 109% of his target incentive under the SunTrust AIP.

Long-Term Incentives

The heritage BB&T long-term incentive program provides compensation awarded under the Truist Financial Corporation 2012 Incentive Plan, as amended (the “2012 Incentive Plan”). For 2019, these awards reflected a mix of cash and equity and included: (i) PSUs, (ii) LTIP and (iii) RSUs. Each component reflects 1/3 of the long-term incentive target opportunity respectively, with 2/3 based on performance and 2/3 paid in equity. Each component is discussed below.

PERFORMANCE SHARE UNITS (PSUS)

PSUs increase the emphasis on performance in our long-term incentive program by linking payouts to relative three-year ROCE performance and relative TSR performance. PSUs also align NEO compensation with appreciation of Truist’s stock price over the long-term.

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Compensation Discussion and Analysis

The following discusses performance awards granted in 2019 with a 3-year performance period ending in 2022.

2019 PSU Awards (Granted in 2019 and Payable in 2022)

Our 2019 PSUs include the following features:

•	Performance Period: Three years.

•

Vesting Requirements and Forfeiture: Three-year cliff vesting, to be paid out in March 2022, with 100% of the award being subject to reduction or forfeiture if there is an aggregate operating loss for the performance period or if a significant negative risk outcome occurs as determined by the Compensation and Human Capital Committee.

•

Performance Metric: ROCE, with payouts based on Truist’s ROCE performance relative to our peer group. For 2019, because of the closing of the merger, achievement of ROCE was determined based on BB&T’s performance relative to our peers using results through September 30, 2019, and the ROCE performance results for BB&T and the peer group were annualized for the remainder of the 2019 performance year. Our annualized 2019 ROCE of 11.76% placed us at the 75th percentile among peers resulting in a ROCE outcome of 149.8% for the 2019 performance year. For 2020 and 2021, target level performance will apply for the ROCE goal, but payment will only be made if Truist first meets or exceeds an average ROCE of 3% for the performance period, and subject also to the TSR modifier.

•

TSR Modifier: Payouts calculated based on relative ROCE performance are subject to a potential TSR modifier (increase or decrease) based on our TSR percentile performance relative to our peer group for the three-year performance period. Payments under the 2019 PSUs will be adjusted as follows:

Percentile Performance of Truist TSR Relative to Peer Group TSR	Percent Increase or Reduction in Payout*
< 25th	20% reduction
50th	No adjustment
≥ 75th	20% increase**

*	Modified payments would be interpolated for results between the 25th and 75th percentiles.
**	Subject to overall payout cap of 150% of the PSUs.

•	No Dividends: Dividends are not paid on unvested PSUs.

The following discusses performance awards granted in 2017 with a 3-year performance period ending in 2019. The Compensation & Human Capital Committee determined that the performance criteria for these awards was met and they vested in March 2020.

2017 PSU Awards (Vested in March 2020)

Our PSUs awarded in 2017 included the following design features:

•	Performance Period: Three years.

•

Vesting Requirements and Forfeiture: Three-year cliff vesting, with 100% of the award being subject to reduction or forfeiture if there is an aggregate operating loss for the performance period or if a significant negative risk outcome occurs as determined by the Compensation and Human Capital Committee.

•

Performance Metric: ROCE, with payouts based on Truist’s ROCE performance relative to our peer group. Truist must first meet or exceed an average ROCE of 3% for the performance period. Payout amounts range from 0% to 125% of the target award opportunity, based on Truist’s ROCE performance.

For 2017 and 2018, ROCE was calculated over a full-year period, while for 2019, ROCE performance relative to our peers was annualized as of September 30, 2019. Based on this approach, Truist’s ROCE for the performance period was 10.76%, finishing at the 49th percentile among peers. This resulted in a payout of 97.78% of the target award opportunity before application of the TSR modifier.

After determining the aggregate PSU payouts based on ROCE performance, the payouts were subject to a potential increase or decrease of up to 20% based on a TSR modifier measuring our TSR percentile performance relative to our peer group for the performance period. SunTrust was removed from the peer group for purposes of calculating relative TSR performance as the merger closed on December 6, 2019 and SunTrust stock was no longer traded as of the end of the year. Truist’s TSR for the performance period was at the 90th percentile among peers resulting in an adjustment to the payout of 20%. After application of the TSR modifier, the final payout of the PSU awards was 117.34% of the target amount.

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Compensation Discussion and Analysis

LTIP PROGRAM

The LTIP awards reward performance using the same metrics used for the PSUs and include both an absolute ROCE performance threshold and a relative ROCE performance goal over a three-year cycle. The performance goals and payout range are established at the beginning of the cycle. LTIP awards have historically been paid in cash, but at the discretion of the Compensation and Human Capital Committee, may be paid in shares of Truist common stock, cash or both. The Compensation and Human Capital Committee believes that with the significant proportion of the NEOs’ long-term incentive compensation currently consisting of equity, it was appropriate to pay the 2017-2019 LTIP awards in cash, especially in light of the substantial Truist common stock holdings of each of the NEOs.

2019-2021 LTIP Cycle (Payable in 2022)

Our 2019-2021 LTIP includes the following features:

•	Performance Period: Three years.

•

Vesting Requirements and Forfeiture: Three-year cliff vesting, with 100% of the award being subject to reduction or forfeiture if there is an aggregate operating loss for the performance period or if a significant negative risk outcome occurs as determined by the Compensation and Human Capital Committee.

•

Performance Metric: ROCE, with payouts based on Truist’s ROCE performance relative to our peer group. For 2019, because of the closing of the merger, achievement of ROCE was based on BB&T’s performance relative to our peers using results through September 30, 2019 and the ROCE results for BB&T and the peer group were annualized for the remainder of the 2019 performance year. Our annualized 2019 ROCE of 11.76% placed us at the 75th percentile among peers resulting in a ROCE outcome of 149.8% for the 2019 performance year. For 2020 and 2021, target level performance will apply for the ROCE goal, but payment will only be made if Truist first meets or exceeds an average ROCE of 3% for the performance period, and subject also to the TSR modifier.

•

TSR Modifier: Payouts calculated based on relative ROCE performance are subject to a potential TSR modifier (increase or decrease) based on our TSR percentile performance relative to our peer group for the three-year performance period. Payments under the 2019-2021 LTIP will be adjusted as follows:

Percentile Performance of Truist TSR Relative to Peer Group TSR	Percent Increase or Reduction in Payout*
< 25th	20% reduction
50th	No adjustment
≥ 75th	20% increase**

*	Modified payments would be interpolated for results between the 25th and 75th percentiles.
**	Subject to overall payout cap of 150%.

The following discusses LTIP awards granted in 2017 with a 3-year performance period ending in 2019. The Compensation and Human Capital Committee determined that the performance criteria for these awards was met and the awards vested in March 2020.

2017-2019 LTIP Cycle (Vested in March 2020)

Our 2017-2019 LTIP included the following design features:

•	Performance Period: Three years.

•

Vesting Requirements and Forfeiture: Three-year cliff vesting, with 100% of the award being subject to reduction or forfeiture if there is an aggregate operating loss for the performance period or if a significant negative risk outcome occurs as determined by the Compensation and Human Capital Committee.

•

Performance Metric: ROCE, with payouts based on Truist’s ROCE performance relative to our peer group. Truist must first meet or exceed an average ROCE of 3% for the performance period. Payout amounts range from 0% to 125% of the target award opportunity, based on Truist’s ROCE performance.

For 2017 and 2018, ROCE was calculated over a full-year period, while for 2019, ROCE performance relative to our peers was annualized as of September 30, 2019. Based on this approach, Truist’s ROCE for the performance period was 10.76% finishing at the 49th percentile among peers. This resulted in a payout of 97.78% of the target award opportunity before application of the TSR modifier.

After determining the aggregate LTIP payouts based on ROCE performance, the payouts were subject to a potential increase or decrease of up to 20% based on a TSR modifier measuring our TSR percentile performance relative to our peer group for the performance period. SunTrust was removed from the peer group for purposes of calculating relative TSR performance as the merger closed on December 6, 2019 and SunTrust stock was no longer traded as of the end of the year. Truist’s TSR for the performance period was in the 90th percentile among peers resulting in a positive adjustment to the payout of 20%. Payouts were subject to an overall payment cap of 125% of the target award opportunity. After application of the TSR modifier, the final payout of the LTIP awards was 117.34% of the target amount.

2020 Proxy Statement	53

Compensation Discussion and Analysis

RESTRICTED STOCK UNITS (RSUS)

The 2019 RSUs have the following features:

•	Vesting Period: The RSUs vest ratably over 3 years.

•

Vesting Requirements and Forfeiture: The 2019 RSUs are subject to reduction or forfeiture if Truist has incurred an annual operating loss for the year or the Compensation and Human Capital Committee determines that there has been a significant negative risk outcome as a result of a corporate or individual action.

•	No Dividends: Dividends are not paid on unvested RSUs.

Limited Perquisites

Our NEOs receive limited perquisites and other personal benefits that the Compensation and Human Capital Committee believes are reasonable and consistent with our overall executive compensation program. Such perquisites generally include, but are not limited to, residential security services, executive physical wellness examinations, occasional use of sports tickets, spousal participation in certain corporate events, and limited personal use of the company aircraft and driver. Our NEOs do not receive broad-based perquisites such as personal club memberships, corporate housing or automobile allowances.

Retirement Benefits

PENSION PLAN

•

We provide the Truist Financial Corporation Pension Plan, a tax-qualified defined benefit retirement plan for eligible teammates (the “Pension Plan”). We are among the few remaining companies that offer a traditional pension plan for our teammates. This is a benefit we believe provides a competitive advantage for attracting and retaining talent.

•

We also provide the Truist Financial Corporation Non-Qualified Defined Benefit Plan (the “Excess Plan”), to augment the benefits payable under the Pension Plan to the extent that such benefits are curtailed by application of certain tax limitations. The Compensation and Human Capital Committee believes that the benefits provided by the Excess Plan ensure that we will maximize the retention benefits of the Pension Plan.

•

The Pension Plan and the Excess Plan are broad-based benefits, and the NEOs participate in both plans on the same basis as other similarly situated teammates. Mr. Rogers became a participant in the Pension and Excess Plans effective January 1, 2020.

•

The Pension Plan and the Excess Plan provide retirement benefits based on length of service and salary level prior to retirement with benefits generally increasing substantially as a participant approaches retirement.

•

We believe the retirement benefits provided by the Pension Plan are meaningful to all teammates, but especially to those who devote substantial service to Truist. Four of the five active NEOs have spent substantially all of their professional careers at Truist and have built up significant benefits under the Pension Plan. For example, Mr. King has 47 years of service at Truist.

Moreover, we view the Pension Plan and the Excess Plan as important retention tools for the NEOs and other highly compensated teammates. These retirement benefits could not easily be replicated upon the teammate’s departure from Truist prior to retirement. The Compensation and Human Capital Committee believes that while the overall retirement benefits provided to the NEOs are reasonable relative to those provided by its peer group, the Pension Plan and Excess Plan provide us with a competitive advantage in attracting and retaining talent in light of the high number of companies that have frozen or abandoned traditional pension plans in recent years.

TEAMMATE BENEFIT PLANS

During 2019, we maintained various teammate benefit plans that constitute a portion of the total compensation package available to the NEOs and all eligible teammates of Truist. These plans consist of the following:

•

the Truist Financial Corporation 401(k) Savings Plan, which in 2019 permitted teammates to contribute up to 50% of their cash compensation, on a tax-deferred, or after tax basis, within certain IRS compensation deferral amount limits applicable to tax-qualified retirement plans, with Truist matching deferrals up to 6% of their compensation;

•

the Truist Financial Corporation Non-Qualified Defined Contribution Plan, which is designed to augment the benefits under the Truist Financial Corporation 401(k) Savings Plan to the extent such benefits are curtailed by the application of certain limits imposed by the Internal Revenue Code (during 2019, eligible participants in the Non-Qualified Defined Contribution Plan were permitted to defer up to 50% of their cash compensation with certain participants eligible to receive a matching contribution of up to 6% of their compensation);

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•	a medical plan that provides coverage for all eligible teammates;

•

disability insurance which, in the event of disability, pays a teammate 50% of his or her monthly compensation, subject to a cap of $35,000 per month; however, if the coverage percentage exceeds the monthly cap, we would provide supplemental payments to a member of Executive Leadership to bring the monthly payment up to the percentage coverage level; and

•	certain other welfare benefits (such as sick leave, vacation, dental and vision coverage, etc.).

The teammate benefits for the NEOs discussed in this subsection are determined by the same criteria applicable to all of our teammates. In general, benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with Truist. These benefits are part of the strong value proposition we offer our teammates in furtherance of our purpose, and help keep us competitive in attracting and retaining teammates. We believe that our teammate benefits are generally on par with benefits provided by our peer group and consistent with industry standards.

Section 4—Truist’s Executive Compensation Process

Role of Compensation and Human Capital Committee

The Compensation and Human Capital Committee administers Truist’s compensation program for Executive Leadership, including each of the NEOs, in a manner consistent with our purpose, mission, and values. The Compensation and Human Capital Committee’s authority and responsibilities are set forth in its charter and include, but are not limited to:

•	reviewing and approving the compensation for the Chief Executive Officer, the remaining NEOs and other members of Executive Leadership;

•	selecting and approving the performance metrics and goals for the executive compensation program and evaluating performance at the end of each performance period;

•	approving Annual Incentive Award opportunities, PSUs, RSUs and LTIP award opportunities;

•	reviewing the executive risk scorecard for Executive Leadership; and

•	conducting an annual review of director compensation.

In making compensation decisions, the Compensation and Human Capital Committee uses several resources and tools, including the services of the Compensation and Human Capital Committee’s independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”). The Compensation and Human Capital Committee also considers summary analyses of total compensation delineating each compensation element (“tally sheets”), an executive risk scorecard provided by our Chief Risk Officer, competitive benchmarking and other analyses, as further described below.

The Compensation and Human Capital Committee periodically receives reports from our Chief Risk Officer regarding our risk environment and risk management practices, from our Chief Compliance Officer regarding compliance and risk matters, and from our General Auditor, the head of our internal audit function, regarding our internal controls. In addition, the Compensation and Human Capital Committee regularly reviews the minutes of the Risk Committee of the Board of Directors. The purpose of these reports and review is to allow the Compensation and Human Capital Committee to evaluate our current risk environment and internal control positions relevant to incentive compensation, and to take these issues into consideration when determining incentive compensation.

The Chief Executive Officer is also involved in compensation determinations for members of Executive Leadership, other than himself, including compensation for each of the NEOs, and makes recommendations to the Compensation and Human Capital Committee on base salary and the other compensation elements. We believe that the Chief Executive Officer is in the best position to assess the performance of other members of Executive Leadership, and accordingly, he plays an important role in the compensation setting process. Ultimately, however, decisions about individual compensation elements and total compensation of all members of Executive Leadership are made by the Compensation and Human Capital Committee, based primarily on the executive’s performance and our overall performance, with consideration of the business environment in which the results were achieved.

Role of Compensation Consultant

The Compensation and Human Capital Committee engages an independent compensation consultant to provide market reference perspective and serve as an advisor. The independent compensation consultant serves at the request of, and reports directly to, the Compensation and Human Capital Committee. Further, the Compensation and Human Capital Committee has the sole authority to approve the independent compensation consultant’s fees and other retention terms, including the authority to limit the amount of fees the independent compensation consultant may earn from other services provided to Truist. The Compensation and

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Compensation Discussion and Analysis

Human Capital Committee has retained Meridian to act as the Compensation and Human Capital Committee’s independent compensation consultant. In this capacity, Meridian performed a review of our executive compensation programs, provided peer group analyses, and advised on regulatory developments, corporate governance and best practice trends.

The Compensation and Human Capital Committee determined that, based on its review, Meridian is independent and that its engagement did not present any conflicts of interest. In making this determination, the Compensation and Human Capital Committee noted that Meridian (a) provides no other services to Truist other than compensation consulting, (b) has no personal or business relationships with members of our Board or executive officers, (c) does not directly own any shares of Truist stock, and (d) retains a written policy designed to avoid conflicts of interest that may arise. Meridian also determined that it was independent from our management and confirmed this in a written statement delivered to the Chair of the Compensation and Human Capital Committee.

During 2019, the compensation consultant provided the following services to the Compensation and Human Capital Committee:

•	reviewed our company’s total compensation philosophy for reasonableness and appropriateness;

•	reviewed overall compensation levels;

•	reviewed our total executive compensation program relative to peers and advised the Compensation and Human Capital Committee of plans or practices that may be changed to improve effectiveness;

•	provided market and peer data and recommendations on Executive Leadership compensation;

•	reviewed, and advised the Compensation and Human Capital Committee on, the composition of our peer group;

•	advised management and the Compensation and Human Capital Committee regarding the implications of the merger on compensation programs;

•	reviewed public disclosure on compensation, including the draft Compensation Discussion and Analysis and related tables and compensation disclosures for our proxy statement; and

•	advised the Compensation and Human Capital Committee regarding the compensation of outside directors.

In order for a compensation consultant to provide effective advice, the Compensation and Human Capital Committee expects them to interact with our management from time to time. These interactions generally involve, among other things:

•	obtaining compensation and benefits data, as well as other relevant information that is not available from public sources;

•	working with management to understand the scope of the various executive jobs in order to provide accurate benchmarking; and

•	conferring with management so that factual and data analyses are accurate and up-to-date.

This process enables the compensation consultant to identify any areas where further research or analysis may be necessary, while allowing it to discuss any changes to the executive compensation program or refine recommendations before finalizing its reports to the Compensation and Human Capital Committee.

Performance Adjustments and Considerations

The Compensation and Human Capital Committee retains discretion to make adjustments to our performance, as well as the reported results from members of our peer group, for purposes of making performance-based compensation awards.

•

Throughout the year, the Compensation and Human Capital Committee reviews projected results and items for possible adjustment. At the beginning of each year, the Compensation and Human Capital Committee receives final performance information for the prior year, and historically has made adjustments to our reported results (e.g., net income) to ensure that the applicable compensatory plans fairly compensate participants for core Truist performance.

•	The Compensation and Human Capital Committee may also make adjustments to the reported performance of peer group members for awards that measure our performance relative to the peer group.

•	A reconciliation of adjustments that the Compensation and Human Capital Committee made for the purposes of certifying 2019 performance is included in Annex A to this proxy statement.

Unless otherwise indicated, discussions of 2019 performance for compensation purposes in this proxy statement include these adjustments made by the Compensation and Human Capital Committee.

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Peer Group and Competitive Analyses

The Compensation and Human Capital Committee uses a peer group to perform competitive assessments of executive compensation as well as to measure performance under our annual and long-term incentive plans. The Compensation and Human Capital Committee approves a group of publicly-traded banks or financial services holding companies each year to serve as the peer group. In evaluating our peer group, the heritage BB&T Compensation Committee considered a number of factors, including asset size and market capitalization, and determined that for 2019, changes should be made to position Truist closer to the median of our peer group in terms of asset size and market capitalization. As a result of this analysis, Bank of America and Capital One were added to our peer group, while Comerica and Zions are no longer included.

TRUIST 2019 PEER GROUP
❖ Bank of America	❖ M&T
❖ Capital One	❖ PNC
❖ Citizens Financial	❖ Regions
❖ Fifth Third	❖ SunTrust*
❖ Huntington	❖ U.S. Bancorp
❖ KeyCorp	❖ Wells Fargo

*	SunTrust was included in the peer group for purposes of measuring ROA and ROCE.

The Compensation and Human Capital Committee determined that this group would be used for the relative performance comparisons in our Annual Incentive Award (ROA) and our PSUs and LTIP (ROCE, TSR).

The compensation structure for Executive Leadership, which includes the NEOs, emphasizes variable pay based on performance. We generally compare each element of compensation as well as total compensation relative to the peer group. In establishing target pay opportunities, the Compensation and Human Capital Committee reviews market data from our peers as well as other financial services firms. The Compensation and Human Capital Committee establishes pay levels for each executive that are appropriate based on market data as well as other critical factors including each executive’s specific role, performance, experience, expertise, internal pay comparisons and relative responsibilities of the Executive Leadership team.

In addition to the external peer group analysis, the Compensation and Human Capital Committee also reviews detailed tally sheets for each executive and reviews the total compensation for each member of the Executive Leadership team relative to one another. This practice is consistent with our compensation philosophy of rewarding our teammates based upon their level of responsibility within the Company.

Regulatory Considerations in Setting Compensation

Banking regulators have provided input on and influenced the compensation practices and incentive compensation at the largest financial institutions in the United States, focusing on the risks intrinsic to the design and implementation of compensation plans as well as the reasonableness of each element of compensation. While we have focused our compensation philosophy on performance-based compensation, regulatory guidance has influenced past decisions with respect to our executive compensation programs. The Compensation and Human Capital Committee continues to assess our pay practices to balance risks with our commitment to link NEO pay to our performance while maintaining executive compensation programs that are market competitive and shareholder aligned.

Section 5—Other Aspects of Truist’s Executive Compensation Program and Governance Practices

In addition to the key components of our executive compensation program described above, other significant policies, plans and factors influence executive compensation, including the compensation of the NEOs. These policies and practices ensure strong governance of our executive compensation program and promote alignment of our executives’ interests with those of shareholders.

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Compensation Discussion and Analysis

Stock Ownership Guidelines for Executive Leadership

The Compensation and Human Capital Committee believes that members of Executive Leadership, including the NEOs, should accumulate meaningful equity stakes in Truist over time to further align their economic interests with the interests of shareholders, thereby promoting our objective of increasing shareholder value. In accordance with our Corporate Governance Guidelines, our CEO is required to own Truist stock having a value equal to at least 6x his base salary, while all other members of Executive Leadership are required to own Truist stock having a value of at least 3x their base salary. The Corporate Governance Guidelines require the minimum level of ownership to be met by the later of (i) five years after initially joining Executive Leadership, or (ii) such period of time as it takes to reach the ownership requirement by continuously holding the shares or RSUs granted by Truist pursuant to its equity compensation arrangements. Each member of Executive Leadership currently meets these requirements as applicable to him or her (whether by owning the required amount of shares or still being within the grace period to achieve such ownership level).

Compensation Practices and Their Impact on Risk Management

We expect all members of our Executive Leadership team to exhibit the highest levels of ethics and demonstrate best practices to discourage unnecessary or excessive risk taking when conducting activities on behalf of Truist. The Compensation and Human Capital Committee annually considers whether our executive compensation program encourages unnecessary or excessive risk taking. In reviewing the program for risk, the goal of the Compensation and Human Capital Committee is to design an executive compensation program to encourage prudent risk management and discourage inappropriate risk-taking by granting a diverse portfolio of compensation to our NEOs that is expected to reward the creation of shareholder value over time.

When determining incentive compensation, and consistent with regulatory guidance, the Compensation and Human Capital Committee evaluates our current risk environment and internal control structure relevant to incentive compensation and reviews an executive risk scorecard and other reports provided by our Chief Risk Officer and our Chief Compliance Officer. The Compensation and Human Capital Committee also receives reports from our General Auditor, the head of Truist’s internal audit function, regarding the effectiveness of our overall system of internal controls. In addition, to help evaluate risks associated with our executive compensation program, the Compensation and Human Capital Committee meets twice annually in a joint session with the Audit and Risk Committees.

BALANCE BETWEEN SHORT- AND LONG-TERM COMPENSATION ELEMENTS

The Compensation and Human Capital Committee believes that having market-competitive fixed base salaries discourages inappropriate risk-taking. In addition, executives have a significant proportion of compensation provided in the form of equity awards, such as PSUs and RSUs that have performance and vesting features that extend over several years. Additionally, LTIP awards also are based on our performance over a three-year period, encouraging our NEOs to focus on long-term performance, rather than just annual results, and further reducing risk-taking that is likely to produce only short-term benefits and allowing sufficient time for risk outcomes to emerge.

USE OF PERFORMANCE MEASURES THAT ADJUST FOR RISK

To help encourage prudent risk management, the Compensation and Human Capital Committee considers the risk profile of the primary compensation elements. Under our incentive programs, we use performance metrics that closely correlate to shareholder return. Similarly, our incentive programs include measures that adjust for risk, including the use of the executive risk scorecard.

EXECUTIVE RISK SCORECARD/RISK ADJUSTMENTS

We utilize an executive risk scorecard, which the Compensation and Human Capital Committee may use to adjust, if necessary, the short-term and long-term incentive compensation of each member of Executive Leadership (including the NEOs). The executive risk scorecard:

•	allows for evaluation of both corporate and individual results that can be compared to stated risk appetites in all risk categories;

•	presents the positive and negative risk outcomes that have influenced each risk category, if necessary, and includes recommended actions with respect to significant negative outcomes;

•	is used in conjunction with the recommendations of the Chief Risk Officer, the CEO and the Compensation and Human Capital Committee’s own insight and evaluation;

•	is included as part of our risk review process in which 100% of each Executive Leader’s short-term and long-term compensation for 2019 was subject to potential adjustment;

•	was developed by our senior Risk and Compliance Officers; and

•	is reviewed by the independent compensation consultant.

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The Compensation and Human Capital Committee believes that the executive risk scorecard is an important element to ensure that incentive compensation at the Executive Leadership level is risk-balanced. The use of this risk scorecard has been discussed with our regulators as an additional way to conform to incentive compensation guidance and best practices.

CLAWBACK AND FORFEITURE PROVISIONS

Our clawback and forfeiture provisions also discourage imprudent risk-taking. Our 2012 Incentive Plan, which is the plan pursuant to which we make all of our Annual Incentive, PSU, LTIP and RSU awards, and related award agreements contain broad language regarding clawbacks and make all awards under the 2012 Incentive Plan subject to recoupment, forfeiture or reduction to the extent determined by the Compensation and Human Capital Committee. Our Board believes that the current structure of Truist’s incentive compensation recoupment practices is appropriate, effective, provides a balanced approach to risk management, and properly aligns the interests of our Executive Leadership and shareholders.

STOCK OWNERSHIP REQUIREMENTS

As described in the section above entitled, “Stock Ownership Guidelines for Executive Leadership,” we have robust stock ownership requirements to ensure that our executives have significant value tied to long-term stock price performance which discourages a focus on short-term results and imprudent risk-taking.

RESPONSIBLE EQUITY GRANT PRACTICES

Generally, the timing of our regular annual equity awards is determined months in advance of the actual grants in order to coincide with the regular February meetings of the Board and the Compensation and Human Capital Committee. The grant date is established when the grants and all key terms are approved by the Board or the Compensation and Human Capital Committee, as the case may be. For the 2019 PSU and RSU awards, the Compensation and Human Capital Committee used the closing price of our common stock on the grant date to determine the number of PSU and RSU awards. In addition, the 2012 Incentive Plan includes prohibitions on the repricing of stock options without shareholder approval. We are required to recognize the expense of all share-based awards (such as PSUs and RSUs) in our income statement over the award’s minimum required service period.

Pledging/Hedging of Shares

Our Code of Ethics for Teammates prohibits all teammates from speculative trading in Truist securities (including prohibitions on short-selling and trading put options). Our Securities Trades by Company Personnel Policy prohibits Section 16 reporting persons, which include directors and members of Executive Leadership, from engaging in hedging transactions (including short sales, trading in puts, calls, and other options or derivatives). Teammates who are not Section 16 reporting persons must obtain pre-clearance prior to engaging in any hedging transaction.

Following the closing of the merger, we made changes in our Corporate Governance Guidelines applicable to directors and Executive Leadership. These changes prohibit the future pledging of shares and require any existing pledges to be unwound within one year following the closing of the merger.

Tax Considerations

Prior to the implementation of the Tax Cuts and Jobs Act of 2017 (“Tax Cut Act”), our compensation philosophy and policies were generally intended to comply with Section 162(m) to the extent the Compensation and Human Capital Committee determined appropriate. Section 162(m) generally disallowed a federal income tax deduction for compensation over $1 million paid for any fiscal year to the Chief Executive Officer and specified other executive officers, subject to certain exceptions such as for “performance-based” compensation. As a result of the Tax Cut Act, we expect that the Company may no longer take an annual deduction for any compensation paid to any of its covered employees in excess of $1 million per executive officer. Due to the continued importance and benefit to the Company and our shareholders of awarding compensation that is structured to properly incentivize our executive officers, the Compensation and Human Capital Committee believes that it is in our best interests to retain flexibility in awarding compensation, even if some awards may be non-deductible compensation expenses to the Company.

Compensation and Human Capital Committee Report on Executive Compensation

The Compensation and Human Capital Committee is composed entirely of non-employee directors, each of whom has been determined in the Board’s business judgment to be independent based on the categorical standards for independence adopted by the Board, which include the applicable NYSE independence standards. The Compensation and Human Capital Committee is responsible

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Compensation Discussion and Analysis

for oversight and review of our compensation and benefit plans, including administering our executive incentive plan, determining the compensation for the Chief Executive Officer and reviewing and approving the compensation for the other members of Executive Leadership.

The Compensation Discussion and Analysis section of this proxy statement is management’s report on Truist’s executive compensation program and, among other things, explains the material elements of the compensation paid to the Chief Executive Officer and the other NEOs. The Compensation and Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on this review and discussion, the Compensation and Human Capital Committee recommended on February 24, 2020 to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019.

Submitted by the Compensation and Human Capital Committee of the Board of Directors as of February 24, 2020:

Jennifer S. Banner, Chair	Patrick C. Graney III
Anna R. Cablik	Easter A. Maynard
Dallas S. Clement	Frank P. Scruggs, Jr.
Paul D. Donahue	Steven C. Voorhees

Compensation and Human Capital Committee Interlocks and Insider Participation

The directors who constituted the Compensation and Human Capital Committee during some or all of 2019 were Jennifer S. Banner, Anna R. Cablik, Dallas S. Clement, Paul D. Donahue, Patrick C. Graney III, Easter A. Maynard, Frank P. Scruggs, Jr., Thomas N. Thompson and Steven C. Voorhees. None of the individuals who served as a member of the Compensation and Human Capital Committee during 2019 was at any time an officer or an employee of Truist or any of its subsidiaries or had any relationship with us requiring disclosure under SEC regulations.

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Compensation of Executive Officers

2019 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value & Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Kelly S. King	2019	1,121,625	3,400,092	—	4,781,982	1,810,412	376,998	11,491,109
Chairman and Chief	2018	1,091,125	3,067,442	—	4,060,475	—	365,634	8,584,676
Executive Officer	2017	1,075,000	3,134,169	—	4,757,813	3,382,618	325,096	12,674,696
William H. Rogers, Jr. (1)	2019	77,967	—	—	2,392,877	707,859	10,708	3,189,411
President and	2018	—	—	—	—	—	—	—
Chief Operating Officer	2017	—	—	—	—	—	—	—
Christopher L. Henson	2019	741,000	1,663,826	—	2,393,302	3,324,772	186,965	8,309,865
Senior Executive Vice President and	2018	710,500	1,467,414	—	1,724,679	—	163,161	4,065,754
	2017	700,000	1,499,400	—	2,008,854	2,832,746	152,101	7,193,101
Head of Banking and Insurance
Clarke R. Starnes III	2019	630,450	1,215,100	—	1,709,134	2,203,651	293,880	6,052,216
Senior Executive Vice	2018	598,850	1,122,306	—	1,293,321	—	126,475	3,140,952
President and Chief Risk Officer	2017	590,000	1,146,759	—	1,509,063	2,020,281	118,145	5,384,248
Daryl N. Bible	2019	630,450	1,215,100	—	1,709,134	1,046,588	344,983	4,946,256
Senior Executive Vice	2018	598,850	1,122,306	—	1,293,321	67,350	126,475	3,208,302
President and Chief Financial Officer	2017	590,000	1,146,759	—	1,509,063	827,608	118,145	4,191,575
Donna C. Goodrich	2019	529,954	763,519	—	1,166,778	2,178,045	194,594	4,832,890
Senior Executive Vice	2018	517,650	762,266	—	999,458	—	98,926	2,378,300
President and Treasurer	2017	510,000	778,763	—	1,131,111	1,635,409	91,324	4,146,607

(1)

Mr. Rogers is the former Chairman and CEO of SunTrust and joined Truist on December 6, 2019, in connection with the Merger Transaction. His compensation is shown for 2019 only, since he was not a named executive officer of Truist in 2018 and 2017.

(2)

Salary as a percentage of total annual compensation, as disclosed in this Summary Compensation Table, for each of the NEOs in 2019 was as follows: Mr. King (9.8%), Mr. Henson (8.9%), Mr. Starnes (10.4%), Mr. Bible (12.7%) and Ms. Goodrich (11.0%). Mr. Rogers’ salary reflects his salary for the period from December 6, 2019 through December 31, 2019.

(3)

The amounts in the “Stock Awards” column reflect the grant date fair value of the PSUs and RSUs awarded during the year shown. For 2019, PSUs were valued using the Monte Carlo simulation assuming a probable payout as of the grant date of target performance and the fair value associated with a probable payout of target ($47.82 per share). For 2019, RSUs were valued using the grant price of $50.87 less the present value of projected future dividends of $3.50, or $47.37, consistent with the approach for ASC 718 expensing. At the maximum level of performance, the value of PSUs awarded in 2019 would be: $2,562,100 for Mr. King; $1,253,745 for Mr. Henson; $915,610 for Mr. Starnes; $915,610 for Mr. Bible; and $575,322 for Ms. Goodrich. As discussed in the Compensation Discussion and Analysis, the outstanding PSUs and RSUs remain subject to vesting criteria and accordingly, the NEO may never receive any value from such award. Mr. Rogers did not receive stock awards from Truist in 2019.

(4)

Contains Annual Incentive Award and LTIP payments, as indicated in the below table. Payments under each award occur when specific performance measures are achieved, as described in the “Compensation Discussion and Analysis” section above, rather than upon the date of grant.

Name	2019 Annual Incentive Award ($)	2017-2019 LTIP ($)
Kelly S. King	2,904,560	1,877,422
William H. Rogers, Jr.	2,392,877	—
Christopher L. Henson	1,476,072	917,230
Clarke R. Starnes III	1,004,685	704,449
Daryl N. Bible	1,004,685	704,449
Donna C. Goodrich	703,779	463,000

(5)

The amounts listed are attributable to changes in the present value of the benefits under the Truist Financial Corporation Pension Plan and the Truist Financial Corporation Non-Qualified Defined Benefit Plan, as applicable, for each of the NEOs. The benefits the NEOs, including Mr. King, receive are calculated in the same manner as all plan participants. Additionally, Mr. King would receive his retirement benefits immediately upon retirement. Consistent with all plan participants, the calculations for these benefits generally reference the highest levels of compensation over a five-year consecutive period in the ten-year period before retirement.

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(6)	The detail relating to “All Other Compensation” for 2019 is as follows:

Name	401(k) Matching Contribution($)	NQDC Matching Contribution($)	Perquisites ($)*
Kelly S. King	16,800	294,264	65,934
William H. Rogers, Jr.	—	9,233	—
Christopher L. Henson	16,800	132,525	37,639
Clarke R. Starnes III	16,800	99,808	177,272
Daryl N. Bible	16,800	98,626	229,557
Donna C. Goodrich	16,800	76,257	101,537

*

Pursuant to SEC rules, we have not reported perquisites to those NEOs where the value of the perquisites, in aggregate, is less than $10,000. Mr. King’s perquisites for 2019 consisted of: (a) expenses related to relocation ($32,732), which includes approximately $3,250 in gross-up amounts for income attributable to relocation benefits; (b) the maintenance of a residential security system; (c) spousal participation in a corporate event, including travel; (d) a cash benefit adjustment pursuant to an election to opt out of Truist’s group term life insurance coverage; and (e) limited use of the corporate airplane and driver for personal travel. Mr. Henson’s perquisites for 2019 consisted of: (a) expenses related to relocation ($30,810), which includes approximately $2,400 in gross-up amounts for income attributable to relocation benefits; (b) the maintenance of a residential security system; and (c) spousal participation in a corporate event, including travel. Mr. Starnes’ perquisites for 2019 consisted of: (a) expenses related to relocation ($174,822), which includes approximately $13,820 in gross-up amounts for income attributable to relocation benefits; (b) the maintenance of a residential security system; and (c) spousal participation in a corporate event, including travel. Mr. Bible’s perquisites for 2019 consisted of: (a) expenses related to relocation ($227,955), which includes approximately $28,350 in gross-up amounts for income attributable to relocation benefits; (b) the maintenance of a residential security system; and (c) spousal participation in a corporate event, including travel. Ms. Goodrich’s perquisites for 2019 consisted of: (a) expenses related to relocation ($96,630), which includes approximately $13,000 in gross-up amounts for income attributable to relocation benefits; (b) the maintenance of a residential security system; and (c) spousal participation in a corporate event, including travel.

2019 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)(4)(5)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)(6)(7)(8)			Grant Date Fair Value of Stock Awards ($)(9)
Name(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kelly S. King
Performance Share Units	2/26/2019	—	—	—	14,288	35,719	53,578	1,708,083
Restricted Stock Units	2/26/2019	—	—	—	—	35,719	—	1,692,009
Annual Incentive Award	2/26/2019	262,460	2,187,169	3,280,753	—	—	—	—
2019-2021 LTIP(2)	2/26/2019	738,124	1,845,310	2,767,965	—	—	—	—
Christopher L. Henson
Performance Share Units	2/26/2019	—	—	—	6,992	17,479	26,218	835,846
Restricted Stock Units	2/26/2019	—	—	—	—	17,479	—	827,980
Annual Incentive Award	2/26/2019	133,380	1,111,500	1,667,250	—	—	—	—
2019-2021 LTIP(2)	2/26/2019	364,596	911,490	1,367,235	—	—	—	—
Clarke R. Starnes III
Performance Share Units	2/26/2019	—	—	—	5,106	12,765	19,147	610,422
Restricted Stock Units	2/26/2019	—	—	—	—	12,765	—	604,678
Annual Incentive Award	2/26/2019	90,785	756,540	1,134,810	—	—	—	—
2019-2021 LTIP(2)	2/26/2019	269,380	673,449	1,010,174	—	—	—	—
Daryl N. Bible
Performance Share Units	2/26/2019	—	—	—	5,106	12,765	19,147	610,422
Restricted Stock Units	2/26/2019	—	—	—	—	12,765	—	604,678
Annual Incentive Award	2/26/2019	90,785	756,540	1,134,810	—	—	—	—
2018-2020 LTIP(2)	2/26/2019	269,380	673,449	1,010,174	—	—	—	—
Donna C. Goodrich
Performance Share Units	2/26/2019	—	—	—	3,208	8,021	12,031	383,564
Restricted Stock Units	2/26/2019	—	—	—	—	8,021	—	379,955
Annual Incentive Award	2/26/2019	63,594	529,954	794,931	—	—	—	—
2018-2020 LTIP(2)	2/26/2019	164,482	411,206	616,809	—	—	—	—

(1)	Mr. Rogers did not receive any plan-based awards from Truist in 2019.
(2)

LTIP awards may be paid in the form of cash or stock at the discretion of the Compensation and Human Capital Committee. However, since 1996 awards have been paid only in cash. For that reason, LTIP awards are disclosed under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of this table. When the threshold, target and maximum payments were established in 2019 for the LTIP, such payments were based on each executive’s base salary for 2019 with assumptions made for increases in base salary for subsequent years in the performance cycle. Actual payments will be based on the actual average salary over the three-year performance cycle and are subject to increase/reduction based on TSR percentile performance relative to our peer group TSR for the three-year performance period.

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(3)	For a discussion of the terms of the PSUs, RSUs, Annual Incentive Awards, and LTIP awards, see “Compensation Discussion and Analysis—Section 3—Our Executive Compensation Program Pay Decisions.”
(4)

For the Annual Incentive Award, the threshold payment is 12% of the target amount. For the LTIP, the threshold payment is 40% of the target amount (assuming maximum reduction based on TSR performance).

(5)	For the Annual Incentive Award and the LTIP, the maximum payment is 150% of the target amount.
(6)

If the performance and vesting criteria for PSUs and RSUs are not met, awards are subject to reduction, forfeiture, or nonpayment. The ultimate number of PSUs that will vest will be determined by Truist’s performance over the three-year performance period. PSUs are subject to increase/reduction based on TSR percentile performance relative to our peer group TSR for the three-year performance period.

(7)	For PSUs the threshold payment is 40% of the target amount (assuming maximum reduction based on TSR performance).
(8)	For PSUs, the maximum payment is 150% of the target amount.
(9)

This column reflects the grant date fair value, computed in accordance with SEC rules, of PSUs and RSUs granted in 2019. Please refer to Note (3)  in the Summary Compensation Table for additional detail on the grant date fair value of awards.

2019 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS					STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock that Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1) (#) (i)	Equity Incentive Plan Awards: market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (j)
Kelly S. King	71,611	—	—	37.55	2/25/2024	—	—	—	—
	120,714	—	—	38.22	2/24/2025	—	—	—	—
	155,555	—	—	32.10	2/23/2026	—	—	—	—
								164,304	9,253,601
William H. Rogers, Jr.	109,348	—	—	22.55	4/1/2021	—	—	—	—
	176,379	—	—	16.74	2/14/2022	—	—	—	—
	142,606	—	—	21.17	2/26/2023	—	—	—	—
								374,607	21,097,866
Christopher L. Henson	29,763	—	—	37.55	2/25/2024	—	—	—	—
	49,375	—	—	38.22	2/24/2025	—	—	—	—
	42,205	—	—	32.10	2/23/2026	—	—	—	—
								79,385	4,470,963
Clarke R. Starnes III	37,565	—	—	38.22	2/24/2025	—	—	—	—
	48,175	—	—	32.10	2/23/2026	—	—	—	—
								59,509	3,351,547
Daryl N. Bible	22,629	—	—	37.55	2/25/2024	—	—	—	—
	37,565	—	—	38.22	2/24/2025	—	—	—	—
	48,175	—	—	32.10	2/23/2026	—	—	—	—
								59,509	3,351,547
Donna C. Goodrich	21,587	—	—	30.08	2/26/2023	—	—	—	—
	15,396	—	—	37.55	2/25/2024	—	—	—	—
	26,500	—	—	38.22	2/24/2025	—	—	—	—
	37,998	—	—	32.10	2/23/2026	—	—	—	—
								39,118	2,203,126

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Compensation of Executive Officers

(1)	Column (i) Unearned and Unvested Restricted Stock Units and Performance Share Units:

Unearned and Unvested Restricted Stock Units at Year-End

Grant Date	Vesting Date (Subject to performance)	Mr. King	Mr. Rogers	Mr. Henson	Mr. Starnes	Mr. Bible	Ms. Goodrich
2/14/2017	2/14/2020		121,430
2/21/2017	3/15/2020	10,977		5,252	4,017	4,017	2,727
2/13/2018	2/13/2020		10,528
	2/13/2021		107,923
2/20/2018	3/15/2020	9,792		4,685	3,583	3,583	2,434
	3/15/2021	9,793		4,684	3,583	3,583	2,433
2/8/2019	2/8/2020		44,910
	2/8/2021		44,909
	2/8/2022		44,907
2/26/2019	3/15/2020	11,906		5,826	4,254	4,254	2,673
	3/15/2021	11,907		5,827	4,255	4,255	2,674
	3/15/2022	11,906		5,826	4,256	4,256	2,674

Included in this column are RSUs granted from 2017 through 2019 that are unearned and outstanding at year-end. With the exception of grants to Mr. Rogers, if the performance criteria are not met, up to 100% of the unvested portion of the RSUs is subject to forfeiture. For the 2019 fiscal year, the Compensation and Human Capital Committee determined that the performance criteria had been met. The grants to Mr. Rogers, which were made to him by SunTrust prior to the merger, vest based on his continuous service with Truist through the applicable vesting date.

Unearned and Unvested Performance Share Units at Year-End

Grant Date	Performance Period	Mr. King	Mr. Rogers	Mr. Henson	Mr. Starnes	Mr. Bible	Ms. Goodrich
2/21/2017	2017-2019	32,928	—	15,753	12,048	12,048	8,182
2/20/2018	2018-2020	29,376	—	14,053	10,748	10,748	7,300
2/26/2019	2019-2021	35,719	—	17,479	12,765	12,765	8,021

Also included in this column are the target number of PSUs granted from 2017 through 2019 that are unearned and outstanding at year-end. If the performance criteria are not met, up to 100% of the PSUs is subject to forfeiture. For the PSUs granted in 2017, the Compensation and Human Capital Committee determined that the performance criteria had been met.

OPTION EXERCISES AND STOCK VESTED IN 2019(1)

Option Awards	Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Kelly S. King	201,806	4,871,182	50,314	2,520,470
William H. Rogers, Jr.	—	—	—	—
Christopher L. Henson	—	—	22,094	1,106,799
Clarke R. Starnes III	—	—	16,820	842,611
Daryl N. Bible	—	—	16,820	842,611
Donna C. Goodrich	—	—	12,240	613,213

(1)	This table presents gross share amounts, without accounting for cashless exercises or shares withheld upon vesting for payment of taxes.
(2)	Based on the $49.74 closing price of Truist’s common stock on February 14, 2019, and $50.13 on March 14, 2019, the trading days immediately prior to the vesting dates.

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2019 PENSION BENEFITS(1)

Name	Plan Name(2)	Number of Years Credited Service(3) (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Kelly S. King	Q	35	3,911,637	—
	NQ	35	30,490,968	—
William H. Rogers, Jr.	Q (Pension)	32	1,332,948	—
	NQ (ERISA Excess)	32	1,176,760	—
	NQ (SERP)	32	6,239,872	—
Christopher L. Henson	Q	35	2,891,475	—
	NQ	35	12,972,535	—
Clarke R. Starnes III	Q	35	2,854,911	—
	NQ	35	9,923,885	—
Daryl N. Bible	Q	12	2,576,725	—
	NQ	12	1,656,786	—
Donna C. Goodrich	Q	35	2,754,340	—
	NQ	35	6,159,337	—

(1)

The 2019 Pension Benefits table shows the estimated present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, determined using the measurement date, interest rate and mortality rate assumptions consistent with those used in Truist’s financial statements. For these purposes, the credited years of service and present value of accumulated benefits were measured as of December 31, 2019.

(2)	Q = Truist Financial Corporation Pension Plan.
NQ = Truist Financial Corporation Non-Qualified Defined Benefit Plan.
Q (Pension) = SunTrust Banks, Inc. Retirement Plan.
NQ (ERISA Excess) = SunTrust ERISA Excess Plan.
NQ (SERP) = SunTrust Banks, Inc. Tier 2 SERP.
(3)	Each plan limits the years of credited service to a maximum of 35 years.

NARRATIVE TO 2019 PENSION BENEFITS TABLE

We maintain the Truist Financial Corporation Pension Plan (the “Pension Plan”) and the Truist Financial Corporation Non-Qualified Defined Benefit Plan (the “Non-Qualified Defined Benefit Plan”). For a discussion of the valuation methods and material assumptions applied in quantifying the present value of the current accrued benefit under each of these plans, as set forth in the table above, please refer to Note 15 “Benefit Plans” in the “Notes to Consolidated Financial Statements” included with the Annual Report on Form 10-K for the year ended December 31, 2019, and filed with the SEC on March 3, 2020. A discussion of each of these plans is set forth below. Mr. Rogers participated in several plans acquired from SunTrust. Those plans have provisions which differ from the Truist plans discussed below. The Company intends to merge the SunTrust plans into the Truist plans in 2020.

Tax-Qualified Defined Benefit Plan. The Pension Plan is a tax-qualified defined benefit pension plan for eligible teammates. Most teammates of Truist and its subsidiaries who have attained age 21 are eligible to participate in the Pension Plan after completing one year of service. Our contributions to the Pension Plan are computed on an actuarial basis. No participant contributions are permitted. A participant’s annual normal retirement benefit under the Pension Plan at age 65 is an amount equal to 1.0% of the participant’s final average compensation plus 0.5% of the participant’s final average compensation in excess of Social Security covered compensation, multiplied by the number of years of creditable service completed up to a maximum of 35 years. A participant’s final average compensation is his or her average annual cash compensation, including salary, wages, overtime, bonuses and incentive compensation, for the five consecutive years in the last ten years in which he or she receives compensation that produces the highest average.

Non-Qualified Defined Benefit Plan. The Non-Qualified Defined Benefit Plan is an excess benefit plan designed to provide supplemental pension benefits for certain highly compensated teammates, including the NEOs, to the extent that their benefits under the Pension Plan are curtailed due to IRS compensation and benefit limitations. Benefits under the Non-Qualified Defined Benefit Plan are included in the table above.

Retirement. Mr. King, Mr. Henson, Mr. Starnes and Mr. Bible meet the requirements for retirement under the Pension Plan and the Non-Qualified Defined Benefit Plan. Mr. Rogers meets the requirements for retirement under the heritage SunTrust retirement plans, which are expected to be merged with the existing Truist plans later in 2020. Teammates with at least 10 years of service who have attained age 55 are eligible to retire and begin receiving a reduced pension immediately. If a teammate begins pension payments prior to normal retirement age, the payments are reduced based on a plan-specified reduction schedule.

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Compensation of Executive Officers

2019 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2019 ($)(1)	Truist Contributions in 2019 ($)(2)	Aggregate Earnings in 2019 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2019 ($)(4)
Kelly S. King	294,264	294,264	285,676	—	10,932,782
William H. Rogers, Jr.	9,233	9,233	109,939(5)	—	4,445,271
Christopher L. Henson	155,213	132,525	895,908	—	5,391,167
Clarke R. Starnes III	117,043	99,808	197,101	—	2,740,924
Daryl N. Bible	226,293	98,626	826,383	—	4,216,165
Donna C. Goodrich	76,257	76,257	270,993	—	1,828,150

(1)	Executive contributions were based on each NEO’s deferral elections and the salaries, Annual Incentive Award and LTIP payments received by each NEO in 2019.
(2)	This column represents Truist’s matching contributions credited to the accounts of the NEOs during 2019 in respect of the NEO’s contributions. These values are also reflected in the “All Other Compensation” column of the 2019 Summary Compensation Table.
(3)	This column reflects earnings or losses on plan balances in 2019. Earnings may increase or decrease depending on the performance of the elected deemed investment options. These earnings are not above-market or preferential and thus are not reported in the 2019 Summary Compensation Table (and, in Mr. Rogers’ case, in SunTrust’s summary compensation tables in previous years).
(4)	This column represents each NEO’s year-end balance under the Non-Qualified Defined Contribution Plan. These balances include the NEO’s and Truist’s respective contributions that were included in the summary compensation tables in previous years. Amounts in this column include earnings that were not previously reported in the summary compensation table because they were not above-market or preferential earnings.
(5)	Represents earnings on a post-merger basis only. Aggregate earnings for 2019 were $1,047,209.

NARRATIVE TO 2019 NON-QUALIFIED DEFERRED COMPENSATION TABLE

The Truist Financial Corporation Non-Qualified Defined Contribution Plan (the “Non-Qualified Defined Contribution Plan”) is an excess benefit plan that provides supplemental benefits to certain highly-compensated teammates, including the NEOs, to the extent that their benefits under the Truist Financial Corporation 401(k) Savings Plan are curtailed due to the application of certain IRS benefit and compensation limitations. During 2019, eligible teammates were permitted to defer up to 50% of their cash compensation under the Non-Qualified Defined Contribution Plan, with certain participants, including each NEO, eligible to receive a matching contribution up to 6% of his or her compensation. All cash compensation is eligible for deferral unless prohibited under Internal Revenue Code Section 409A. Plan participants may select deemed investment funds under the Non-Qualified Defined Contribution Plan that are identical to the investment funds offered under the 401(k) Plan with the exception that no deemed investments of Truist common stock are permitted. Participants make an election upon entering the Non-Qualified Defined Contribution Plan regarding the timing of plan distributions. The two allowable distribution elections are distribution upon termination or distribution upon reaching age 65. The Non-Qualified Defined Contribution Plan also allows for an in-service hardship withdrawal based on facts and circumstances that meet IRS guidelines. The Non-Qualified Defined Contribution Plan also provides participants in our incentive compensation plans with an effective means of electing to defer, on a pre-tax basis, a portion of the payments that they are entitled to receive under such plans.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The potential payments to the NEOs pursuant to existing plans and arrangements in the event of their termination or a change of control at December 31, 2019 are shown in the table below. Truist has entered into employment agreements with certain members of Executive Leadership, including each of the NEOs. Several of the important provisions of these employment agreements are discussed below, including the noncompetition and nonsolicitation conditions, which generally are a prerequisite to receiving termination payments under the employment agreements.

	Voluntary / Retirement ($)	For Cause ($)	Death / Disability ($)	Other than Just Cause or for Good Reason ($)	Change of Control ($)
Kelly S. King
Severance	—	—	—	15,928,564	15,928,564
LTIP(1)	—	—	—	—	3,556,232
PSUs(1)	—	—	—	—	5,842,074
RSUs(2)	3,732,946	—	3,732,946	3,732,946	3,732,946
Synergy Incentive Awards	—	—	—	—	—
Welfare Benefits(4)	—	—	—	46,128	46,128
Outplacement	—	—	—	—	—
Other Compensation(6)				1,666,750	1,666,750
Reduction Per Employment Agreement(5)	—	—	—	—	—

Total	3,732,946	—	3,732,946	21,374,388	30,772,693

William H. Rogers, Jr.
Severance	—	—	—	10,212,742	10,212,742
LTIP	—	—	—	—	—
PSUs	—	—	—	—	—
RSUs(2)	21,097,866	—	21,097,866	21,097,866	21,097,866
Synergy Incentive Awards	—	—	—	—	—
Welfare Benefits(4)	—	—	—	45,832	45,832
Outplacement	—	—	—	—	—
Reduction Per Employment Agreement(5)	—	—	—	—	—

Total	21,097,866	—	21,097,866	31,356,440	31,356,440

Christopher L. Henson
Severance(7)	—	—	8,158,137	8,158,137	8,158,137
LTIP(1)	—	—	—	—	1,741,008
PSUs(1)	—	—	—	—	2,816,845
RSUs(2)	1,807,872	—	1,807,872	1,807,872	1,807,872
Synergy Incentive Awards(3)	—	—	—	1,387,500	—
Welfare Benefits(4)	—	—	—	38,094	38,094
Outplacement	—	—	—	20,000	20,000
Reduction Per Employment Agreement(5)	—	—	—	—	—

Total	1,807,872	—	9,966,009	11,411,602	14,581,955

Clarke R. Starnes III
Severance	—	—	—	6,323,738	6,323,738
LTIP(1)	—	—	—	—	1,328,674
PSUs(1)	—	—	—	—	2,120,392
RSUs(2)	1,348,751	—	1,348,751	1,348,751	1,348,751
Synergy Incentive Awards(3)	—	—	—	1,036,800
Welfare Benefits(4)	—	—	—	38,094	38,094
Outplacement	—	—	—	20,000	20,000
Reduction Per Employment Agreement(5)	—	—	—	—	—

Total	1,348,751	—	1,348,751	8,767,383	11,179,649

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Compensation of Executive Officers

	Voluntary / Retirement ($)	For Cause ($)	Death / Disability ($)	Other than Just Cause or for Good Reason ($)	Change of Control ($)
Daryl N. Bible
Severance	—	—	—	6,323,813	6,323,813
LTIP(1)	—	—	—	—	1,328,674
PSUs(1)	—	—	—	—	2,120,392
RSUs(2)	1,348,751	—	1,348,751	1,348,751	1,348,751
Synergy Incentive Awards(3)	—	—	—	1,036,800	—
Welfare Benefits(4)	—	—	—	38,094	38,094
Outplacement	—	—	—	20,000	20,000
Reduction Per Employment Agreement(5)	—	—	—	—	—

Total	1,348,751	—	1,348,751	8,767,458	11,179,724

Donna C. Goodrich
Severance(7)	—	—	4,946,284	4,946,284	4,946,284
LTIP(1)	—	—	—	—	862,648
PSUs(1)	—	—	—	—	1,403,551
RSUs(2)	879,437	—	879,437	879,437	879,437
Synergy Incentive Awards(3)	—	—	—	858,460	—
Welfare Benefits(4)	—	—	—	38,094	38,094
Outplacement	—	—	—	20,000	20,000
Reduction Per Employment Agreement(5)	—	—	—	—	—

Total	879,437	—	5,825,721	6,742,274	8,150,013

(1)

Following termination due to retirement, death, disability, or other than just cause or good reason, LTIP and PSU payments remain subject to the Corporation’s actual performance; therefore, no amounts are shown for these scenarios. Following a change of control, the NEO is entitled to LTIP payments, prorated through the date of the change of control. The amounts shown above include actual payments for the 2017-2019 LTIP cycle and projected pro rata payments for the two outstanding three-year LTIP cycles that have not been completed as of December 31, 2019, assuming that the Corporation’s performance criteria are met at 100% of the NEO’s target opportunity and such payment being prorated through the date of the change of control (assumed to be December 31, 2019 for purposes of this table). Following a change of control, the NEO is entitled to PSU payments, with performance based on actual results for the completed calendar year(s) and target performance assumed for the remaining uncompleted calendar year(s). The amounts shown above include actual performance awarded for the 2017-2019 PSU awards, and PSU awards for 2018 and 2019 at target.

(2)	Value determined by multiplying the number of RSUs that vest by $56.32, the closing market price of a share of our common stock on December 31, 2019.
(3)	This amount reflects portion of synergy incentive award payable if terminated for other than just cause or for good reason.
(4)	Amounts include life, medical, and disability benefits to be paid under the applicable employment agreement.
(5)

The amount reflects the reduction to the NEO’s payments such that payments are not deemed as “excess parachute payments” under Internal Revenue Code Section 280G, as amended. For NEOs who are retirement eligible, amounts related to LTIP awards, PSUs, and RSUs are not included in the calculation of excess parachute payments.

(6)	The amount reflects the consulting fee that would have been paid to Mr. King under his employment agreement.
(7)	The amount reflects severance that would be paid to the NEO’s estate if the NEO were to die prior to December 1, 2021.

NARRATIVE TO POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL TABLE

Amounts shown in the table above and in the discussion below assume the NEO terminated employment on December 31, 2019, and are estimates of the amounts the NEO would receive upon termination pursuant to the employment agreement applicable to each such executive as in effect on December 31, 2019. The actual amounts to be paid can only be determined at the time of a NEO’s termination of employment. The amounts reported above do not include amounts that would be provided to a NEO under plans and arrangements that are generally available to all salaried teammates or amounts reported in the “2019 Pension Benefits” and “2019 Non-qualified Deferred Compensation” tables.

In connection with the merger with SunTrust, Mr. King’s heritage BB&T employment agreement was amended and restated and the heritage BB&T employment agreements with each of Messrs. Henson, Starnes, Bible and Ms. Goodrich were amended, in each case, effective as of the closing of the merger. In connection with the merger, Mr. Rogers entered into an employment agreement that became effective as of the closing of the merger. The disclosure below is based on the terms of the employment agreements with our NEOs as in effect on December 31, 2019. For purposes of the employment agreements with the heritage BB&T NEOs, the merger with SunTrust did not constitute a change of control, and as such, these NEOs were not entitled to the enhanced or additional severance rights under such agreements that would otherwise be provided in connection with a termination following a change of

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control. Pursuant to the employment agreement between the Company and Mr. Rogers, he waived the right to participate in the heritage SunTrust executive severance plan, including any rights or benefits arising upon the change of control of SunTrust. In connection with the merger, our NEOs (other than Mr. King and Mr. Rogers) were awarded a synergy incentive award that will vest and be payable upon certain employment terminations, as described below.

Voluntary Termination or Retirement. Upon voluntary termination by a NEO, any unvested awards and benefits (that are not subject to acceleration due to the NEO’s retirement eligibility) would be forfeited. Messrs. King, Henson, Starnes, Bible and Ms. Goodrich, are over 55 years of age, have more than 10 years of service with the Company and are “retirement eligible.” Mr. Rogers meets the years of age and service criteria for legacy SunTrust programs and is also “retirement eligible” under the Company’s eligibility criteria. Therefore, upon the end of their employment with the Company, each would generally be entitled to vesting of outstanding unvested equity awards. The unvested portion of Mr. Bible’s and Mr. Starnes’ synergy incentive award will also vest upon a retirement after August 1, 2021. Upon his retirement, Mr. King will be paid a pro rata bonus for the year of termination based on actual performance.

Termination for Just Cause. If the Company or Truist Bank terminates a NEO’s employment for “Just Cause,” the NEO will not have the right to receive any compensation or other benefits under the employment agreement for any period after such termination other than compensation that is earned but unpaid, unreimbursed expenses, and accrued and vested benefits.

Payments Made Upon Death or Disability. In the event of the death or disability, and subsequent termination, of any of our NEOs, the Company and Truist Bank will use their best efforts to accelerate vesting of any unvested benefits to which the NEO may be entitled under any stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plans. If Ms. Goodrich or Mr. Henson were to die prior to December 1, 2021, the severance described below upon a termination other than for “Just Cause” would be paid to her or his estate. If Mr. King were to die, his estate would be paid a pro rata bonus for the year of termination based on actual performance. The Company generally does not terminate teammates as a result of disability. In addition, Mr. Rogers will be eligible for supplemental disability benefits consistent with the legacy supplemental disability plan of SunTrust.

Termination for Other than Just Cause or Voluntary Termination for Good Reason. If an NEO’s employment is terminated either (i) through voluntary termination by a NEO for “Good Reason” or (ii) by the Company or Truist Bank other than for “Just Cause,” he or she will be entitled to receive monthly payments of cash compensation (including salary and bonuses (other than any retention or integration bonuses)) equal to one-twelfth of the highest annual amount of such compensation over the past three years (or if higher, the three years prior to the completion of the merger with SunTrust) for officers other than Messrs. King and Rogers, a pro rata annual bonus for the year of termination based on actual performance (for officers other than Messrs. King and Rogers, if the termination occurs prior to January 1, 2022) and teammate welfare benefits, including health care and outplacement services, for the full three-year term. While Ms. Goodrich and Mr. Henson waived the right to terminate employment for “Good Reason” as a result of their transition to a new position following the merger, they may each elect to terminate for Good Reason during two specified window periods in 2021. For Messrs. King and Rogers, the amount of severance benefits due, if any, is determined by reference to Mr. King’s and Mr. Rogers’, as applicable, average annual cash compensation for the three years prior to the year of termination rather than by reference to the highest such year of cash compensation. For Mr. Rogers, his severance benefits due will be paid in a lump sum payment within 60 days following his termination. In addition, any unvested benefits to which the NEO may be entitled under any stock-based awards, cash long-term incentive performance awards or other benefit plan or arrangement will vest. In addition, upon such a termination, the first installment of any synergy incentive award will vest. The receipt by any of the NEOs of payments and other benefits under his or her employment agreement is subject to compliance with the nonsolicitation provisions of the applicable employment agreement and, in the case of Messrs. King and Rogers, a noncompetition provision, as described below.

Change of Control. The employment agreements with our NEOs, other than Messrs. King and Rogers, provide that, if an NEO’s employment is terminated by the NEO or the Company for any reason (other than for “Just Cause” or on account of the death of the NEO) within twelve months after a “Change of Control” of the Company (as defined in the agreements), the NEO will be entitled to receive the termination compensation and the other benefits described under the column titled “Change of Control” in the table above. Mr. King’s employment agreement does not contain any special provisions that become applicable upon a Change of Control, and Mr. Rogers’ employment agreement only provides that, upon a Change of Control, the term of his agreement will not expire until the second anniversary of such event.

For the NEOs with agreements that contain Change of Control provisions, the Company’s Board of Directors can determine, in its discretion, that a transaction constitutes a “Merger of Equals,” even though one or more of the above definitions of a “Change of Control” is met, and, upon such determination, the applicable individual will not be entitled to terminate his or her employment agreement voluntarily and receive continued salary and benefits unless “Good Reason” exists. The merger with SunTrust was determined to be a “Merger of Equals” for purposes of these agreements.

The employment agreements (other than Mr. Rogers’ agreement) provide for reductions in payments to the extent necessary to avoid exceeding the limits established by Section 280G of the Internal Revenue Code. Payments in excess of these limits are often referred to as “excess parachute payments,” and exceeding the Section 280G limits generally triggers an excise tax on the payments. In the case of Mr. Rogers, a reduction would only be imposed if the reduction resulted in a greater after-tax benefit to Mr. Rogers than if such payments had not been reduced.

2020 Proxy Statement	69

Compensation of Executive Officers

Employment Agreements with NEOs (including Restrictive Covenants). The following discussion is as of December 31, 2019. We have entered into employment agreements with each NEO to secure the services of key talent within the highly competitive financial services industry, which agreements, other than Mr. Roger’s agreement, were amended in connection with the merger with SunTrust. Generally, the employment agreements are structured to carefully balance the individual financial goals of the executives relative to the needs of Truist and its shareholders. The employment agreements provide that the NEOs are guaranteed minimum annual salaries equal to their current annual base salaries and continued participation in incentive compensation plans that Truist or Truist Bank may from time to time extend to its similarly situated officers (in the case of Mr. Rogers, with the terms and conditions of any such awards to be no less favorable than those applicable to Mr. King). During the term of the employment agreements, each NEO is entitled to participate in and receive, on the same basis as other similarly situated officers of Truist and Truist Bank, pension and welfare benefits and other benefits such as sick leave, vacation, group disability and health, life and accident insurance and similar non-cash compensation that Truist or Truist Bank may from time to time extend to its officers, which, in the case of Mr. Rogers, will generally be those applicable to Mr. King (and in certain instances, no less favorable than those applicable to him prior to the merger) and will include eligibility for supplemental disability benefits consistent with the legacy supplemental disability plan of SunTrust.

The employment agreements for the NEOs provide that, under certain circumstances upon leaving the employment of Truist and Truist Bank, the executive may not compete in the banking business, directly or indirectly, against the Company, Truist Bank and their affiliates. This prohibition generally precludes the NEO from working for a direct competitor with a banking presence within the continental United States. Additionally, the employment agreements for the NEOs prohibit the executive from soliciting or assisting in the solicitation of any of our depositors, customers, or affiliates, or inducing any of our teammates to terminate their employment with Truist or its affiliates. To the extent applicable, these noncompetition and nonsolicitation provisions generally will be effective until the one-year anniversary of the NEO’s termination. The noncompetition provisions are not applicable if the NEO terminates employment after a “Change of Control” and are also inapplicable upon a termination of an NEO (other than Messrs. King and Rogers) without “Just Cause” or for “Good Reason” and following the expiration of the employment agreement.

While the employment agreements with the heritage BB&T NEOs originally had terms of 36 months that automatically extended monthly by an additional month, effective March 1, 2019, we provided notice to each of these NEOs (other than Mr. King) that the employment agreement term would not be extended. As such, the employment agreement with each heritage BB&T NEO (other than Mr. King) is scheduled to expire on March 1, 2022.

Mr. King’s amended and restated employment agreement provides for his continued service as Chairman and Chief Executive Officer of the Company and Truist Bank through September 12, 2021, at which time he will commence service as Executive Chairman through his scheduled retirement date on March 12, 2022. The amended agreement provides that, following his retirement and through September 12, 2022, Mr. King will serve as a non-employee consultant to Truist and Truist Bank and receive a monthly fee equal to one-twelfth (1/12) of the sum of his base salary and target annual cash incentive opportunity, in each case as in effect immediately prior to his retirement date. If Mr. King’s employment is terminated prior to March 12, 2022 under circumstances that entitle him to severance (as described above) or if the consulting term is terminated by Truist prior to its expiration, he will also receive the consulting fee for the full term in a lump sum.

Mr. Roger’s employment agreement has a term of three years from the date of completion of the merger (subject to extension in the event of a Change of Control of the Company as described above). During the term, he will serve as President and Chief Operating Officer of the Company and Truist Bank through September 12, 2021 and thereafter as Chief Executive Officer of the Company and Truist Bank. Beginning on March 12, 2022, or the earlier date on which Mr. King ceases to serve as the Chairman of the Board of the Company or Truist Bank, as applicable, Mr. Rogers will also serve as Chairman of such Boards.

70	2020 Proxy Statement

Compensation of Directors

Compensation of Directors

2019 DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Total ($)
Jennifer S. Banner	167,500	121,818	289,318
K. David Boyer, Jr.	126,000	121,818	247,818
Agnes Bundy Scanlan	10,500	—	10,500
Anna R. Cablik	167,500	121,818	289,318
Dallas S. Clement	10,500	—	10,500
Paul D. Donahue	9,000	—	9,000
Paul R. Garcia	9,000	—	9,000
Patrick C. Graney III	120,000	121,818	241,818
Linnie M. Haynesworth	7,500	—	7,500
I. Patricia Henry	130,500	121,818	252,318
Louis B. Lynn, Ph.D.	109,500	121,818	231,318
Easter A. Maynard	123,000	121,818	244,818
Donna S. Morea	10,500	—	10,500
Charles A. Patton	178,000	121,818	299,818
Nido R. Qubein	135,000	121,818	256,818
David M. Ratcliffe	10,500	—	10,500
William J. Reuter	146,500	121,818	268,318
Tollie W. Rich, Jr.	115,500	121,818	237,318
Frank P. Scruggs, Jr.	10,500	—	10,500
Christine Sears	120,000	121,818	241,818
Thomas E. Skains	164,500	121,818	286,318
Bruce L. Tanner	10,500	—	10,500
Thomas N. Thompson	164,500	121,818	286,318
Steven C. Voorhees	9,000	—	9,000

(1)	Kelly S. King and William H. Rogers, Jr. are not included in this table, because during all or part of 2019, they were employees of the Company and therefore received no compensation for service as a director. The compensation received by Messrs. King and Rogers as employees of the Company is shown in the 2019 Summary Compensation Table. Directors Henry, Lynn, Reuter and Rich resigned from the Company’s and Truist Bank’s Boards effective December 6, 2019. Directors Bundy Scanlan, Clement, Donahue, Garcia, Haynesworth, Morea, Ratcliffe, Scruggs, Tanner and Voorhees were elected to the Company’s and Truist Bank’s Boards effective December 6, 2019, and received applicable fees for meetings attended after joining the Board.
(2)	In February 2019, each then serving non-employee director of Truist Financial Corporation received 2,457 restricted stock units with a grant date fair value of $49.58 for each unit. These RSUs vested on December 6, 2019. The amounts in this column reflect the grant date fair value for restricted stock unit awards for the fiscal year ended December 31, 2019. The assumptions used in the calculation of these amounts for awards granted in 2019 are included in Note 15 “Benefit Plans” in the “Notes to Consolidated Financial Statements” included within Truist’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
(3)	As of December 31, 2019, both Mr. Boyer and Mr. Skains held 3,221 stock options.

NARRATIVE TO 2019 DIRECTOR COMPENSATION TABLE

The Compensation and Human Capital Committee is responsible for reviewing, on an annual basis, the compensation paid to our directors and making recommendations to the Board. Working with our compensation consultant, the Compensation and Human Capital Committee annually assesses the competitiveness of Truist’s director compensation program relative to our peers. In making this assessment, the Compensation and Human Capital Committee reviews (i) the individual pay components of our program relative to the pay components for directors at our peers, (ii) the average total compensation of our board members relative to directors at our peers, and (iii) our aggregate board compensation as compared to our peer group.

2020 Proxy Statement	71

Compensation of Directors

For the 2019 fiscal year, the Board of Directors approved certain increases in director compensation, including increasing the annual retainer paid to each director from $65,000 to $75,000, and increasing the annual retainer for the Lead Director from $20,000 to $25,000. The Committee also increased the annual retainer to the Chairs of the Audit, Compensation, Executive, Nominating and Corporate Governance, and Risk Committees from $20,000 to $25,000.

Effective at the closing of the merger, based on the Compensation and Human Capital Committee’s recommendation and assessment for the new Truist Board of Directors, the annual retainer for the Lead Director increased from $25,000 to $45,000. The Committee also increased the annual retainer to the Chairs of the Audit and Risk Committees from $25,000 to $40,000. In addition, the Committee established the amount of the annual retainer for the Chair of the newly created Technology Committee at $25,000. The Committee increased the value at the time of grant of the annual equity award to directors from $125,000 to $150,000. The Committee did not change the fee of $1,500 paid to directors for each Board and committee meeting attended. A director who is also a teammate of Truist or its subsidiaries is not eligible to receive any equity, retainer or fees for service on the Board of Directors.

The director compensation shown in the table above reflects total compensation paid to each director for service as a joint member on the Boards of the Company and Truist Bank, or predecessor companies, BB&T Corporation and Branch Banking and Trust Company. As a result, the fees shown in the table above for heritage BB&T directors are higher than those for heritage SunTrust directors, who first joined the Truist boards on December 6, 2019.

Effective at the closing of the merger with SunTrust, our non-employee directors are entitled to receive the following fees:

Amount of Retainer	Position
$75,000	• Each non-employee director
$45,000	• Lead Director
$40,000	• Chair of the Audit Committee • Chair of the Risk Committee
$25,000	• Chair of the Compensation and Human Capital Committee • Chair of the Executive Committee • Chair of the Nominating and Governance Committee • Chair of the Technology Committee
$15,000	• Chair of Truist Bank Trust Committee
$1,500 for each Board and committee meeting attended	• All non-employee directors and assigned non-employee committee members

Director Equity Awards

•  For 2020 the Board approved $150,000 in equity-based compensation, up from $125,000 in 2019, based on the value of Truist common stock at the time of the grant, issued in the form of RSUs that 100% vest at the end of the year. Equity grants made in 2019 vested upon the closing of the merger.

•  If Board service is terminated due to disability or death, all unvested RSUs granted to a non-employee director would fully vest as of the date of disability or death.

•  If Board service is terminated for any other reason, any unvested RSUs outstanding as of the date of termination would be forfeited.

•  Upon a change of control, all unvested RSUs would become fully vested and a corresponding number of shares of Truist common stock would be issuable to each director holding such RSUs.

Non-Employee Directors’ Deferred Compensation Plan. We maintain the Truist Amended and Restated Non-Employee Directors’ Deferred Compensation Plan. This plan permits participating non-employee directors to defer 50% or 100% of their retainer or meeting fees into a deferred savings account. Deferrals are fully vested at all times and are payable in cash upon termination of the director’s service on the Board.

Stock Ownership Guidelines. Truist requires non-employee directors to hold or control an amount of common stock equal to five times the amount of his or her annual cash retainer paid by Truist for such director’s services. All non-employee directors are expected to meet this ownership requirement by the later of (i) five years following his or her initial appointment as a director, or (ii) such period of time as it may take to reach the ownership requirement threshold by holding shares or RSUs granted by Truist pursuant to our equity compensation arrangements for directors.

72	2020 Proxy Statement

Pay Ratio Disclosure

Pay Ratio Disclosure

SEC rules require us to disclose the ratio of the annual total compensation of our CEO, Kelly King, to the median employee’s (teammate’s) annual total compensation. For 2019, Mr. King’s annual total compensation was $11,509,407 and the median teammate’s annual total compensation was $101,421. These amounts include the value of certain non-discriminatory benefits. Based upon this information, the ratio of the annual total compensation of Mr. King to the median teammate was 113 to 1.

As permitted by SEC rules, we are using the same median teammate we identified in the “Pay Ratio Disclosure” section of our 2019 Annual Meeting Proxy Statement. As permitted under SEC rules, we are omitting approximately 23,500 teammates that became employees of Truist as a result of the merger between BB&T and SunTrust. We believe that, other than as a result of the merger, there has been no change to our teammate population or teammate compensation arrangements that we believe would result in a significant change to our pay ratio disclosure in this proxy statement. For purposes of identifying our median teammate, we examined our teammate population, excluding our CEO, as of December 31, 2017. The median teammate was determined by reviewing wages, tips and other compensation on payroll records for our teammate population, as reported to the IRS on Form W-2.

In determining to use the same median teammate, we considered a small decrease in the total number of our U.S. teammates (both higher and lower compensated), and concluded that this change would not result in a significant change to our pay ratio disclosure. The change in our pay ratio, as compared to last year, results from the increase in 2019 compensation as compared to 2018 compensation for both Mr. King and the median teammate, which is primarily a result of the decrease in the discount rate that was used to value pension benefits.

The pay ratio identified above is a reasonable estimate calculated in a manner consistent with SEC rules. Pay ratios that are reported by our peers may not be directly comparable to ours because of differences in the composition of each company’s workforce, as well as the assumptions and methodologies used in calculating the pay ratio, as permitted by SEC rules.

2020 Proxy Statement	73

Shareholder Proposal

PROPOSAL 4—SHAREHOLDER PROPOSAL RELATING TO AN INDEPENDENT CHAIRMAN OF THE BOARD OF DIRECTORS

The following proposal was submitted by Kenneth Steiner of 14 Stoner Ave., 2M, Great Neck, NY 11021. Mr. Steiner owns at least 500 shares of our common stock. The Company is not responsible for the accuracy or content of the proposal and supporting statement presented below which, following SEC rules, are reproduced as received from the proponent.

Proposal 4—Independent Board Chairman

Shareholders request our Board of Directors adopt as policy, and amend our governing documents as necessary, to require that the Chairman of the Board be an independent member of the Board whenever possible. Although it would be better to have an immediate transition to an independent Board Chairman, the Board would have the discretion to phase in this policy for the next Chief Executive Officer transition.

If the Board determines that a Chairman, who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time. Compliance with the policy is waived if no independent director is available and willing to serve as Chairman.

This proposal topic won 50%-plus support at 5 major U.S. companies in one-year including 73%-support at Netflix. These 5 majority votes would have been still higher if all shareholders had access to independent proxy voting advice.

It is more important to have an independent Chairman of the Board since our Lead Director, Anna Cablik, has 14-years long-tenure. Long-tenure in a director is the opposite of independence and independence can be the most important attribute for a director – especially a Lead Director. Plus Ms. Cablik does not currently serve on any other major Board of Directors which would give her a valuable perspective from another company.

In another matter regarding our directors the Delaware Court of Chancery issued a decision, In Re VAALCO Energy, Inc., in December 2015 in which the Court interpreted Section 141(k) of General Corporation Law of the State of Delaware and held that many companies may improperly state in their certificate of incorporation or bylaws that directors may be removed only for cause.

Although BB&T Corporation is incorporated in North Carolina, instead of Delaware, the Delaware ruling would suggest that review of organizational and governing documents of BB&T Corporation on this point is prudent.

The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and our company.

Please vote yes:

Independent Board Chairman—Proposal 4

Statement of the Truist Board of Directors in Opposition to the Shareholder Proposal

The Truist Board of Directors believes that the proponent’s proposal is not in the best interests of the Company and its shareholders and recommends a vote “AGAINST” Proposal 4.

The Board of Directors has carefully considered the shareholder proposal and believes that the Company and its shareholders are best served if the Board has the flexibility to decide how to allocate the responsibilities of the offices of the Chairman and of the CEO, taking into consideration the unique circumstances of the Company. The Truist Board maintains a strong commitment to exercising its independent judgement, and for the reasons described below, the Company believes that implementation of the proposal is not necessary and is not in the best interests of the Company or its shareholders.

Truist, the successor entity of BB&T and the recipient of the shareholder proposal, is the surviving company of the December 6, 2019 merger of BB&T and SunTrust, a previously publicly-traded company which did not receive a similar proposal. Similar to other “merger of equals” transactions, the merger agreement between BB&T and SunTrust, which was approved on July 30, 2019 by over 98% of the votes cast, provides for the individuals that will serve as the Chairman and CEO of Truist following the merger. It provides that Kelly S. King, the former Chairman and CEO of BB&T, will serve as Chairman and CEO of Truist until September 12, 2021, at which time he will become Executive Chairman of the Board of Truist through and until March 12, 2022. It further provides that William H. Rogers, Jr., the former Chairman and CEO of SunTrust, will (i) become our CEO at September 12, 2021, the time that Mr. King is

74	2020 Proxy Statement

Shareholder Proposal

no longer serving as CEO and (ii) will also become our Chairman at March 12, 2022, the time that Mr. King is no longer serving as Executive Chairman. The merger agreement also requires that an independent Lead Director be in place during all these periods. Currently, our independent Lead Director is David M. Ratcliffe. Thus, as required by the merger agreement, currently the Company has a combined CEO/Chair. The positions will be split from September 12, 2021 through March 12, 2022, and thereafter the Company will have a combined CEO/Chair. During all of these times, an independent Lead Director will be in place to serve as an appropriate counterbalance.

As previously disclosed in the proxy statement/prospectus delivered to shareholders in connection with the merger, we believe, and Truist’s current board continues to believe, that this leadership plan will foster an environment that will leverage the cultural and competitive strengths of both BB&T and SunTrust in a true merger of equals during the critical post-merger integration period. This succession structure, in which Mr. King would continue to serve as Chairman and CEO of Truist for a specified period, followed by Mr. Rogers assumption of both roles, with an independent Lead Director in place at those times, will further this goal. We believe that shareholders’ overwhelming approval of the merger agreement demonstrates their support for this position as well.

The leadership structure of our Board of Directors should be tailored to Truist’s specific circumstances and not limited to the prescriptive approach set forth in the proposal

Notwithstanding the provisions of the merger agreement described above, our Board believes that it should continue to maintain the flexibility to set Truist’s Chairman and Board leadership structure as it deems appropriate from time to time in the future so that it may select the most qualified and appropriate individuals to lead the Board at any given time. Our Bylaws provide that the same individual may serve as both Chairman and CEO and, as described in our Corporate Governance Guidelines, our Board does not mandate the separation of those roles. Our Board is responsible for electing our Chairman and for the annual evaluation and appointment of our CEO. The Board firmly believes that this issue is part of the succession planning process and that it is in the best interests of Truist and our shareholders for the Board to make a determination as to whether the CEO should also serve as Chairman. The Board believes Truist and its shareholders benefit from this flexibility, as our directors are well-positioned to determine our leadership structure given their in-depth knowledge of our leadership team, our strategic goals, and the opportunities and challenges we face.

Our Board also believes that having a single individual serve in this combined role currently provides certain synergies and efficiencies enhancing the Board’s oversight of business strategy, and that this is presently the most appropriate arrangement for the Board and the Company. While our Board is satisfied that combining the roles of Chairman and CEO best serves our shareholders at this time, the Board deliberately retains the flexibility to change the Board’s leadership structure as needed. This flexibility to dynamically adjust our Board’s leadership structure in order to fit the needs of the business is essential to the Company’s long-term success, and we believe that eliminating this flexibility by permanently separating the roles of Chairman and CEO, as the shareholder proposal aims to do, will not serve shareholders well over time. Indeed, there has been no proven improvement to governance or performance resulting from a separation of the CEO role and the Chairman role. In fact, having an independent chairman continues to remain a minority practice among S&P 500 companies. As a result, our Board of Directors does not believe that it is in shareholders’ best interest to place arbitrary limitations on the Board’s ability to implement an effective leadership structure that takes into consideration the complex dynamics of the Board of Directors, senior management and other factors at any particular time.

Our robust corporate governance practices and policies promote independent and effective Board oversight

The Board believes that the Company has robust corporate governance practices and policies in place that provide the Board with objective and independent leadership to balance the combined Chairman and CEO position. When the Chairman is not an independent director, our Corporate Governance Guidelines require our Board to appoint an independent Lead Director to assist the Board in assuring effective governance in overseeing the direction and management of Truist. Among other things, our independent Lead Director (i) leads the Board’s annual review and evaluation of Truist’s Executive Leadership succession plan, including CEO succession planning, (ii) facilitates teamwork and communication among independent directors and the CEO, (iii) organizes, sets the agenda and presides over executive sessions of the Board, (iv) presides at all meetings of the Board at which the Chairman is not present (including executive sessions), (v) takes responsibility for feedback to, and engagement with, the CEO on matters arising out of executive sessions; (vi) suggests matters and issues for inclusion on the Board agenda; (vi) works with the Chairman and Committee chairs to ensure that there is sufficient time for discussion of all agenda items; and (viii) if requested by major shareholders, ensures that he or she is reasonably available for consultation and direct communication.

Prior to the completion of the merger, Ms. Anna Cablik served as the independent Lead Director of BB&T. We respectfully disagree with the statements in the shareholder proposal regarding Ms. Cablik’s experience and thank her for her successful service as our Lead Director. As noted above, following the merger with SunTrust, our Board has chosen David M. Ratcliffe to serve as our independent Lead Director until March 12, 2022. Notwithstanding the statement in the proposal, Ms. Cablik no longer serves in that role. Following Mr. Rogers’ succession of Mr. King as Chairman, the independent Lead Director will continue to be an independent director chosen by the Board from among the heritage BB&T directors that remain on our Board. This independent Lead Director will serve in that capacity subject to the normal rotation policy for our independent Lead Director as set forth in our Corporate Governance

2020 Proxy Statement	75

Shareholder Proposal

Guidelines, as then in effect, but for not less than two years. We view the role of the Lead Director as dynamic, with regular rotation in order to continue to provide new insight and the proper balance to the combined Chairman and CEO role.

Our Board believes that Mr. Ratcliffe is well qualified to serve as our independent Lead Director and that he has the necessary qualifications and experience to succeed in this role. In addition, Mr. Ratcliffe, as the former Chairman and CEO of Southern Company and a former director at SunTrust and CSX Corporation, has extensive experience in leadership and director roles at other large publicly-traded companies, providing him valuable perspective in service to the Truist Board.

Our Corporate Governance Guidelines also require that a majority of our Board of Directors, and each member of the Audit Committee, the Compensation and Human Capital Committee and the Nominating and Governance Committee of our Board of Directors, be “independent” under applicable NYSE and SEC rules, which ensures that oversight of critical matters—such as the integrity of Truist’s financial statements, the compensation of our executive officers, the selection and evaluation of directors, and the development of corporate governance principles—is entrusted to independent directors. Presently, 86% of our directors are independent, and only independent directors may serve on the Audit Committee, Compensation and Human Capital Committee and Nominating and Governance Committee. The Board and each of its committees have unrestricted access to officers and teammates of Truist and have the authority to ask such questions and conduct investigations, and to retain legal, accounting, financial or other outside advisors, as they deem necessary or appropriate to fulfill their duties. In addition, as required by our Corporate Governance Guidelines, our non-management directors meet in executive sessions without management at least four times a year, and our independent directors meet in executive session at least once a year. The Company’s other governance practices, including proxy access, shareholders’ right to call a special meeting and a majority voting standard, among others, further ensures Board independence.

Shareholders of numerous large public companies have voted against recent independent board chair proposals

Shareholders of Russell 3000 companies have repeatedly voted against independent board chair proposals. To this point, from July 1, 2018 through June 30, 2019, 59 Russell 3000 companies received independent board chair shareholder proposals that were presented for a shareholder vote, and only one such proposal was approved by shareholders, equating to a 98.3% failure rate. Additionally, from July 1, 2017 through June 30, 2019, four bank holding companies in the Russell 3000 received independent board chair shareholder proposals that were presented for a shareholder vote, and none of the proposals were approved by shareholders. These statistics demonstrate that shareholders of other large public companies have determined that the implementation of this type of proposal is not necessary and not in the best interests of shareholders.

*                 *                 *

For the reasons discussed above, our Board of Directors believes that the proposal is not in the best interests of the Company or its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4

76	2020 Proxy Statement

Stock Ownership Information

STOCK OWNERSHIP INFORMATION

The table below sets forth the beneficial ownership of Truist common stock by all directors, the named executive officers in this proxy statement (or NEOs), all directors and executive officers of Truist as a group and each person who is known to be the beneficial owner of more than five percent of our common stock as of December 31, 2019. Unless otherwise indicated, all persons listed below have sole voting and investment powers over all shares beneficially owned.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Shares of Common Stock Subject to a Right to Acquire(2)	Total(3)	Percentage of Common Stock

Directors and Executive Officers
Jennifer S. Banner	25,046		—	25,046	*
K. David Boyer, Jr.	11,363		3,221	14,584	*
Agnes Bundy Scanlan(4)	3,285		—	3,285	*
Anna R. Cablik	39,903		—	39,903	*
Dallas S. Clement(4)	—		—	—	*
Paul D. Donahue(4)	—		—	—	*
Paul R. Garcia(4)	23,067	(5)	—	23,067	*
Patrick C. Graney III	10,547		—	10,547	*
Linnie M. Haynesworth	—		—	—	*
Kelly S. King	529,547	(6)	347,880	877,427	*
Easter A. Maynard	27,717		—	27,717	*
Donna S. Morea	36,487		—	36,487	*
Charles A. Patton	71,969		—	71,969	*
Nido R. Qubein	54,404	(7)	—	54,404	*
David M. Ratcliffe(4)	27,545	(8)	—	27,545	*
William H. Rogers, Jr.	873,368		604,849	1,478,217	*
Frank P. Scruggs, Jr. (4)	9,713		—	9,713	*
Christine Sears	19,482		—	19,482	*
Thomas E. Skains	28,968	(9)	3,221	32,189	*
Bruce L. Tanner(4)	—		—	—	*
Thomas N. Thompson	565,259	(10)	—	565,259	*

Steven C. Voorhees(4)	17,950		—	17,950	*
Christopher L. Henson	210,329	(11)	121,343	331,672	*
Clarke R. Starnes III	141,054		85,740	226,794	*
Daryl N. Bible	151,988		108,369	260,357	*
Donna C. Goodrich	55,975	(12)	101,481	157,456	*
Directors and Executive Officers as a group (34 persons)	3,059,958	(13)	1,623,723	4,683,681	*

Beneficial Owners Holding More Than 5%
BlackRock, Inc.(14) 55 East 52nd Street New York, NY 10055	92,175,346		—	92,175,346	6.9%
The Vanguard Group, Inc.(15) 100 Vanguard Blvd. Malvern, PA 19355	107,841,186		—	107,841,186	8.03%

2020 Proxy Statement	77

Stock Ownership Information

*	Less than 1%.
(1)

As reported to Truist by the directors and executive officers, and includes shares held by spouses, minor children, Individual Retirement Accounts (IRAs), affiliated companies, partnerships and trusts as to which each such person has beneficial ownership. With respect to executive officers, also includes shares allocated to such persons’ individual accounts under the Truist Financial Corporation 401(k) Savings Plan, the SunTrust Banks, Inc. 401(k) Plan and the Truist Financial Corporation Non-Qualified Defined Contribution Plan. With respect to shares pledged, our Corporate Governance Guidelines prohibit pledging activity for directors and executive officers but provide that pledges which existed prior to the closing of the merger of equals on December 6, 2019 may continue for up to one year from that date.

(2)	Amount includes options to acquire shares of Truist common stock that are or become exercisable within sixty days of December 31, 2019 and RSUs that will vest within sixty days of that date.
(3)

Amount includes common shares, options to acquire shares of Truist Common Stock that are or become exercisable within sixty days of December 31, 2019 and RSUs that will vest within sixty days of that date.

(4)

These heritage SunTrust directors have deferred annual equity awards and/or cash fees payable to them pursuant to the heritage SunTrust Directors Deferred Compensation Plan. Awards and fees deferred under this plan are treated as if they are invested in shares of Truist common stock with payouts being made in cash after the director’s retirement or other separation from the Board. As of December 31, 2019, these directors have accrued the following phantom shares under this plan: (i) Ms. Bundy Scanlan – 2,923; (ii) Mr. Clement – 23,018; (iii) Mr. Garcia – 3,060; (iv) Mr. Donahue – 4,294; (v) Mr. Ratcliffe – 73,253; (vi) Mr. Scruggs – 19,328; (vii) Mr. Tanner – 22,475; and (viii) Mr. Voorhees – 9,496. These phantom shares are not deemed to be common stock beneficially owned under applicable SEC rules but achieve the same objective of ensuring longer-term alignment with shareholder interests.

(5)	Amount includes 1,959 shares held by trusts for children.
(6)	Amount includes 56,131 shares held by spouse with sole investment and voting powers.
(7)	Amount includes 8,641 shares held by spouse with sole investment and voting powers and 3,361 shares held by spouse, as custodian, for child with sole investment and voting powers.
(8)	Amount includes 1,645 shares held by limited liability company which Mr. Ratcliffe controls. Amount also includes 25,900 shares held by a trust.
(9)	Amount includes 26,468 shares jointly owned with spouse with shared investment and voting powers. Amount also includes 2,500 shares held in an IRA.
(10)

Amount includes 3,814 shares held by his son. Amount also includes 199,938 shares pledged as security. All shares pledged as security by our directors and NEOs are pledged in compliance with the limitations on pledging, and applicable exclusions, found in our Corporate Governance Guidelines. See our discussion of pledging restrictions under “Pledging/Hedging of Shares.”

(11)	Amount includes 1,937 shares held as custodian for minor children.
(12)	Amount includes 6,200 shares held by spouse with sole investment and voting powers.
(13)

Amount includes an aggregate of 203,982 shares pledged as security. All shares pledged as security by our directors and NEOs are pledged in compliance with the limitations on pledging, and applicable exclusions, found in our Corporate Governance Guidelines. See our discussion of pledging restrictions under “Pledging/Hedging of Shares.”

(14)

Based upon information contained in the Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 6, 2020, BlackRock beneficially owned 92,175,346 shares of common stock as of December 31, 2019, with sole voting power over 80,073,870 shares, shared voting power over no shares, sole dispositive power over 92,175,346 shares and shared dispositive power over no shares.

(15)

Based upon information contained in the Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 12, 2020, Vanguard beneficially owned 107,841,186 shares of common stock as of December 31, 2019, with sole voting power over 2,003,523 shares, shared voting power over 379,454 shares, sole dispositive power over 105,588,059 shares and shared dispositive power over 2,253,127 shares.

78	2020 Proxy Statement

Voting and Other Information

VOTING AND OTHER INFORMATION

Record Date and Shares Entitled to Vote at the Meeting

Pursuant to the provisions of the North Carolina Business Corporation Act, February 21, 2020 has been fixed as the record date for the determination of holders of Truist common stock entitled to notice of and to vote at the annual meeting.

Each share of our common stock issued and outstanding on the record date is entitled to one vote on each proposal at the meeting. Shares held in a fiduciary capacity by Truist Bank and certain other of our affiliates may only be voted in accordance with the instruments creating the fiduciary capacity. As of the close of business on February 21, 2020, there were 1,345,001,536 shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles the holder to one vote on any matter properly presented at the annual meeting.

Quorum Requirements

In order to obtain a quorum to conduct the annual meeting, a majority of shares of our common stock outstanding at the record date must be present in person or by proxy. Shareholders who deliver valid proxies or attend the meeting in person will be considered part of the quorum. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting, unless a new record date is or must be set for the adjourned meeting. Abstentions and broker “non-votes” (explained below) are counted as present and entitled to vote for purposes of determining whether a quorum exists.

Voting Procedures

To be valid, your vote must be received by the deadline specified on the proxy card or voting instruction form. Shareholders can vote using one of the following four methods:

Internet: • Go to www.envisionreports.com/TFC and follow the instructions on the website (record holders) • Go to www.proxyvote.com and follow the instructions on the website (beneficial owners)	Mail: • You may vote by signing, dating and mailing the enclosed proxy card (record holders) • You may vote by signing, dating and mailing the voting instruction form you received (beneficial owners)

Telephone:

•  Call toll-free 1-800-652-VOTE (8683), and follow the instructions on the proxy card (record holders)

•  Call toll-free 1-800-454-VOTE (8683), and follow the instructions on your voting instruction form (beneficial owners)

In person: • Shareholders may vote in person at the annual meeting by filling out a ballot

We encourage you to vote via the Internet or by telephone. Voting in this manner will result in cost savings for us. If you vote via the Internet or by telephone, please do not return your proxy card. Shareholders who vote via the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m., EDT, on Monday, April 27, 2020 (or 1:00 a.m., EDT, on Friday, April 24, 2020 for 401(k) plan participants). If you have questions or need assistance in voting your shares, please call our proxy solicitor, Georgeson LLC, at (888) 613-3524 (toll free).

Shareholders who hold shares through a broker, bank or other nominee are considered the “beneficial owners” of shares held in “street name” and should instruct their nominee to vote their shares by following the instructions provided by the nominee.

A proxy that is properly signed and dated, but which does not contain voting instructions, will be voted in accordance with our Board’s recommendations for each proposal. Three of our executives, Kelly S. King, William H. Rogers, Jr., and Ellen M. Fitzsimmons, have been designated as the proxies to cast the votes of our shareholders at the annual meeting.

Your vote as a shareholder is important. Please vote as soon as possible to ensure that your vote is recorded.

Votes Required, Non-Votes, Abstentions, and Revocations

Approval of each proposal, other than the election of directors, requires a majority of votes cast voting for the proposal. For the election of directors, each director must receive a majority of votes cast in order to be elected.

2020 Proxy Statement	79

Voting and Other Information

A broker or other nominee may generally vote your shares without instruction on routine matters but not on non-routine matters. A broker “non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular “non-routine” proposal because your broker does not have authority to vote on that proposal and has not received specific voting instructions from you. Brokers and other nominees who are New York Stock Exchange members are expected to have discretionary voting power only for Proposal 2, the ratification of PricewaterhouseCoopers LLP as our independent auditor, but not for any other proposals. As a result, if you do not provide specific voting instructions to your record holder, New York Stock Exchange rules will allow the record holder to vote only on Proposal 2, and not on Proposals 1, 3 or 4. Broker non-votes, as well as abstentions, will be counted in the number of shares represented for purposes of determining whether a quorum is present, but they will not be counted as votes cast for or against any of the proposals, and therefore will not affect the outcome of the vote. Holders of our common stock do not have cumulative voting rights in the election of directors.

A proxy may be revoked by a shareholder at any time before it is exercised by filing with the Corporate Secretary of Truist an instrument revoking it, filing a duly executed proxy bearing a later date (including a proxy given over the Internet or by telephone), or by attending the meeting and electing to vote in person. Even if you plan to attend the annual meeting, you are encouraged to vote your shares by proxy.

Delivering Proxy Materials

We deliver proxy materials primarily through the Internet, in accordance with SEC rules. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders. Shareholders who own Truist common shares directly and not through a bank, broker or nominee (“record holders”) will have proxy materials or the Notice of Internet Availability of Proxy Materials delivered directly to their mailing address or electronically if they have previously consented to that delivery method. Shareholders whose shares are held for them by banks, brokers or other nominees (“beneficial holders”) will have the proxy materials or the Notice of Internet Availability of Proxy Materials forwarded to them by the intermediary that holds the shares.

If you received only a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request a copy by following the instructions on the notice. The Notice of Internet Availability of Proxy Materials also contains instructions for accessing and reviewing the proxy materials over the Internet and provides directions for submitting your vote over the Internet.

To reduce the expenses of delivering duplicate proxy materials to shareholders, we rely on SEC rules that permit us to deliver only one set of applicable proxy materials to multiple shareholders who share an address, unless we receive contrary instructions from any shareholder at that address. All shareholders sharing an address will continue to receive separate proxy cards based on their registered ownership of Truist common stock. Any shareholder sharing such an address who does not receive an individual proxy statement, our 2019 Annual Report and our Annual Report on Form 10-K, may write or call Truist’s transfer agent as specified below, and we will promptly deliver the materials at no cost. For future meetings, a registered shareholder may request separate copies of our proxy materials or request that we only send one set of these materials if the shareholder is receiving multiple copies, by telephoning our transfer agent at 1-800-213-4314, or writing the transfer agent at: Computershare Trust Company N.A., P.O. Box 505005, Louisville, KY 40233-5005. If your shares are held in “street name,” you may contact Broadridge Investor Communication Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling 1-866-540-7095.

A shareholder may obtain a copy of our 2019 Annual Report and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (including the financial statements and financial statement schedules), without charge by contacting Computershare at the address above, or their bank, broker or other nominee.

Proxy Costs

All expenses incurred in the solicitation of proxies for the Annual Meeting will be paid by Truist. In addition to soliciting proxies by mail, over the Internet and by telephone, our directors, officers and teammates may solicit proxies on behalf of Truist without additional compensation. We have engaged Georgeson LLC to act as our proxy solicitor and have agreed to pay such firm approximately $20,000 plus reasonable expenses for such services. Banks, brokerage houses and other institutions, nominees and fiduciaries are requested to forward the proxy materials to beneficial holders and to obtain voting instructions from them. Upon request, we will reimburse these parties for their reasonable expenses in forwarding proxy materials to beneficial holders.

Proposals for the 2021 Annual Meeting of Shareholders

Shareholder proposals for inclusion in our proxy statement. Under SEC Rule 14a-8, a shareholder desiring to make a proposal to be included in the proxy statement for the 2021 Annual Meeting of Shareholders must present such proposal to the

80	2020 Proxy Statement

Voting and Other Information

following address: Corporate Secretary, Truist Financial Corporation, 214 N. Tryon Street, Charlotte, North Carolina 28202. Proposals must be received no later than the close of business on November 17, 2020, and must comply with SEC Rule 14a-8 in order for the proposal to be considered for inclusion in the Company’s proxy statement.

Director nominations for inclusion in our proxy statement (Proxy Access). As set forth in our bylaws, a shareholder or group of up to 20 shareholders that has held at least 3% of Truist’s stock for at least three years is able to submit director nominees for up to 25% of the Board (or at least two directors) for inclusion in our proxy statement if the shareholder(s) and nominee(s) satisfy the requirements specified in our bylaws and notice is received at least 120 days, but not earlier than 150 days, before the anniversary of the date the proxy statement for the prior year’s annual meeting was released to shareholders. In order for a nominee to be considered for inclusion in our proxy statement for the 2021 Annual Meeting of Shareholders, a shareholder must deliver timely notice in writing to the Corporate Secretary (at the address above) no earlier than October 18, 2020, and no later than November 17, 2020. The notice must contain the specific information required by Article II, Section 14 of our bylaws.

Other shareholder proposals and director nominations (Advance Notice Provisions). Our bylaws also allow shareholders to submit nominations for director or other business proposals to be considered at a meeting of shareholders where such proposals or nominees will not be included in our proxy materials (including any shareholder proposal not submitted under Rule 14a-8 or any director nomination not made pursuant to the proxy access bylaw). These advance notice provisions are separate from the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under SEC rules or the requirements that a shareholder must meet in order to have a director nomination included in the proxy statement under our proxy access bylaw. Under the advance notice provisions of our bylaws, for business to be properly brought before an annual meeting by a shareholder, a shareholder must deliver timely notice in writing to our Corporate Secretary (at the address above) at least 120 days, but no more than 150 days, in advance of the first anniversary of the notice date of our proxy statement for the preceding year’s annual meeting (for the 2021 Annual Meeting of Shareholders, no earlier than October 18, 2020 and no later than November 17, 2020). The notice must contain the information required by Article II, Section 10 of our bylaws. The chairman of the meeting may refuse to acknowledge or introduce any shareholder proposal or nomination if notice thereof is not received within the applicable deadlines or does not comply with the bylaws.

Other Business

As of the date of this proxy statement, the Board does not know of any other matter to be presented for consideration at the 2020 Annual Meeting of Shareholders, other than the items referred to in this proxy statement. In the event that any other matter requiring a vote of the shareholders is properly brought before the meeting for shareholder action, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their discretion.

2020 Proxy Statement	81

Annex A—Non-GAAP Financial Measures

ANNEX A—NON-GAAP FINANCIAL MEASURES

As previously described, for the purposes of certifying Truist’s performance under Truist’s compensation plans, the Compensation and Human Capital Committee typically makes adjustments to Truist’s GAAP results to ensure that the participants are compensated for Truist’s core performance. For 2019, the Compensation and Human Capital Committee made adjustments to Truist’s GAAP net income, as set forth in the tables below (“Adjusted Net Income”). Typically, the Compensation and Human Capital Committee adjusts Truist’s GAAP net income for gains or losses on sales of businesses, merger-related and restructuring charges and similar non-core performance items, on a pre-tax basis, provided the adjustment is not solely a tax-related item. These adjustments are made so that participants are compensated for Truist’s core performance and are neither penalized nor rewarded for non-core charges, unusual gains, or similar non-core events. Executive Leadership also uses these financial measures in evaluating Truist’s financial performance. To the extent practicable, the Compensation and Human Capital Committee also makes similar adjustments to the reported performance of peer group members for awards that measure Truist’s performance relative to the peer group.

The adjustments for 2019 impact the Annual Incentive Award’s performance metrics, earnings per share and return on assets, and the three-year average ROCE for LTIP purposes. Truist derives each of these non-GAAP performance metrics from its Adjusted Net Income, which is a non-GAAP financial measure, and accordingly, each of these adjusted financial measures is determined by methods other than in accordance with GAAP.

The adjusted earnings per share and return on assets measures are each calculated in the same manner as their GAAP counterparts, except that Adjusted Net Income for the applicable performance metric is substituted for its GAAP counterpart in each calculation. Please refer to the adjustments table and accompanying narratives for additional detail on the ROCE calculations and GAAP reconciliation.

Achievement of corporate performance goals (EPS and ROA) and corresponding adjustments were based on results through September 30, 2019, with the EPS goal adjusted to reflect BB&T’s year-to-date plan through September 30, 2019, and the ROA performance results for BB&T and the peer group were annualized for the remainder of the 2019 performance year.

2019 ADJUSTED NET INCOME FOR ANNUAL INCENTIVE AWARD

	Return on Assets Measure	Earnings per Share Measure

	($ in millions)
2019 GAAP Net Income(1)	2,511
2019 GAAP Net Income Available to Common Shareholders(1)		2,326
Compensation and Human Capital Committee Approved Adjustments
Redemption of preferred shares		46
Gain on super-conforming mortgage sale		(20)
Merger-related and restructuring charges, net	200	200

Adjustments Subtotal
Tax Effect of Adjustments(2)	(43)	(37)

Adjusted Net Income/Net Income Available to Common Shareholders	2,669	2,515

(1)

The Compensation and Human Capital Committee uses GAAP net income available to common shareholders to calculate earnings per share performance as this reflects income attributable to each share of common stock. Results for 2019 are presented through September 30, 2019. The Compensation and Human Capital Committee uses GAAP net income for return on assets performance because the return on assets metric measures relative peer group performance.

(2)

GAAP net income includes the effect of applicable taxes. The Compensation and Human Capital Committee’s approved adjustments are pre-tax items, provided the adjustment is not solely a tax-related item. Accordingly, the tax effect of the adjustments, excluding the tax impact of revaluation of deferred income taxes, has been deducted to accurately reflect the impact of the adjustments on net income.

Annex A—Non-GAAP Financial Measures

2019 ANNUAL INCENTIVE AWARD PERFORMANCE METRICS

Performance Metrics	GAAP Performance Metric	Performance Metric Calculated Using Adjusted Net Income Available to Common Shareholders and Adjusted Net Income
Earnings per share(1)	$3.00	$3.25
Return on assets(2)	1.47%	1.56%

(1)	Earnings per share calculated using weighted average number of diluted common shares.
(2)	Return on assets calculated using daily average total assets.

Truist’s 2017-2019 LTIP award references Truist’s three-year ROCE performance. Truist derives this non-GAAP performance metric from its GAAP net income available to common shareholders for each year of the performance period. The adjustments include the items detailed in the table below. ROCE performance for 2019 was determined based on BB&T’s performance relative to peers using results and corresponding adjustments through September 30, 2019, and the ROCE performance results for BB&T and the peer group were annualized for the remainder of the 2019 performance year

LTIP ADJUSTMENTS

	Return on Common Equity Measure ($ in millions)
	2019	2018	2017
GAAP Net Income Available to Common Shareholders(1)	$2,326	$3,063	$2,220
Compensation and Human Capital Committee Approved Adjustments
Impact of tax reform related actions:
Tax impact of revaluing deferred income taxes and affordable housing investments	—	(8)	(43)
Contribution to Donor Advised Fund	—	—	100
One-time bonus for associates	—	—	36
Gain on sale of business	—	(14)	—
Merger-related and restructuring charges, net	200	146	115

Adjustments Subtotal	200	124	208
Tax Effect of Adjustments(2)	(43)	(31)	(94)

Adjusted Net Income Available to Common Shareholders	$2,483	$3,156	$2,334

GAAP Average Shareholders’ Equity	31,537	29,743	$30,001
Preferred stock	(3,251)	(3,053)	(3,053)
Noncontrolling interest	(60)	(50)	(41)

Average common Shareholders’ Equity	$28,226	$26,640	$26,907

GAAP ROCE	11.02%	11.50%	8.25%
GAAP 3-year average ROCE	10.26%
Adjusted ROCE	11.76%	11.85%	8.67%
Adjusted 3-year average ROCE	10.76%

(1)

The Compensation and Human Capital Committee uses GAAP net income available to common shareholders to calculate return on common equity performance as this reflects income attributable to common equity. Results for 2019 are presented through September 30, 2019. Information for 2018 and 2017 is presented through December 31 of those years, respectively.

(2)

GAAP net income includes the effect of applicable taxes. The Compensation and Human Capital Committee’s approved adjustments are pre-tax items, provided the adjustment is not solely a tax-related item. Accordingly, the tax effect of the adjustments, excluding the tax impact of revaluation of deferred income taxes and affordable housing investments, has been deducted to accurately reflect the impact of the adjustments on net income.

Annex A—Non-GAAP Financial Measures

The following table presents the reconciliation of adjusted diluted EPS and adjusted net income available to common shareholders’ to the most directly comparable measures under U.S. Generally Accepted Accounting Principles.

	Year-to-Date
(Dollars in millions, except per share data)	Dec. 31	Dec. 31	Dec. 31
	2019	2018	2017
Diluted EPS(1)

Net income available to common shareholders—GAAP	$3,028	$3,063	$2,220
Merger-related and restructuring charges	285	111	71
Securities gains (losses)	90	(2)	—
Loss on extinguishment of debt	—	—	246
Incremental operating expenses related to the merger	127	—	—
Corporate advance write off	1	—	—
Gain (loss) on loan portfolio sale	14	—	—
Redemption of preferred shares	46	—	—
Allowance release related to loan portfolio sale	(31)	—	—
Contribution to donor advised fund	—	—	63
One time bonus	—	—	23
Excess tax benefits-do not tax effect	—	—	(35)
Impact of tax reforms-do not tax effect	—	—	(43)

Net income available to common shareholders—adjusted	$3,560	$3,172	$2,545

Weighted average shares outstanding—diluted	815,204	783,484	810,977

Diluted EPS—GAAP	$3.71	$3.91	$2.74
Diluted EPS—adjusted	4.37	4.05	3.14

(1)

The adjusted diluted earnings per share is non-GAAP in that it excludes merger-related and restructuring charges and other selected items, net of tax. Truist’s management uses this measure in their analysis of the Corporation’s performance. Truist’s management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

ATTENDING THE ANNUAL MEETING
Date and Time	11:00 a.m., Eastern Daylight Time, Tuesday, April 28, 2020
Location	Belk Theater 130 N. Tryon Street Charlotte, NC 28202
Who May Attend	• Record holders as of the record date: Shareholders who own shares of Truist common stock directly and not through a bank, broker or intermediary.
• Beneficial holders as of the record date: Shareholders whose shares of Truist common stock are held for them by banks, brokers or other intermediaries.
• Authorized representatives of entities who are beneficial holders of Truist common stock as of the record date.
Required Documentation	In addition to a valid photo ID, the following materials must be presented in order to be admitted to the annual meeting:
• Record holders: The top portion of your proxy card, which will serve as an admission ticket.

•  Beneficial holders: Evidence of your ownership as of the record date, which may include: (1) a notice regarding the availability of proxy materials, (2) the top portion of a voting instruction form, or (3) a recent proxy or letter from the bank, broker or other intermediary that holds the beneficial holder’s shares and that confirms the beneficial holder’s ownership of those shares as of the record date.

•  Authorized representatives of beneficial holders: A letter from the record holder certifying the beneficial ownership of the entity they represent as of the record date and a letter from the beneficial holder certifying as to their status as an authorized representative.

Prohibited Items	• The use of cameras (including cellular phones with photographic and/or video recording capabilities), recording devices, other electronic devices, or cellular phones is strictly prohibited.
• Knives, firearms, any item that could be used as a weapon and any other device or instrument that may be potentially disruptive are strictly prohibited.
Admissions

•  Truist representatives will be at the entrance to the annual meeting and these representatives will have the authority, on Truist’s behalf, to determine whether the admission policy and procedures are being followed and whether you will be granted admission to the annual meeting.

Adjournment

•  In the event of an adjournment, postponement or emergency that changes the time, date or location of the annual meeting, we will make an announcement, issue a press release or post information on our Investor Relations website, ir.truist.com, under the heading “Newsroom” to notify shareholders.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 11:59pm, Eastern Daylight Time, on Monday, April 27, 2020 (or 1:00am, Eastern Daylight Time, April 24, 2020 for 401(k) plan participants).

Online Go to www.envisionreports.com/TFC or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/TFC

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Election of Directors – The Board of Directors recommends a vote FOR each of the director nominees in Proposal 1.

1. The election of twenty-two directors, each for a one-year term expiring at the 2021 Annual Meeting of Shareholders.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Jennifer S. Banner	☐	☐	☐	09 - Linnie M. Haynesworth	☐	☐	☐	17 - Frank P. Scruggs, Jr.	☐	☐	☐

02 - K. David Boyer, Jr	☐	☐	☐	10 - Kelly S. King	☐	☐	☐	18 - Christine Sears	☐	☐	☐

03 - Agnes Bundy Scanlan	☐	☐	☐	11 - Easter A. Maynard	☐	☐	☐	19 - Thomas E. Skains	☐	☐	☐

04 - Anna R. Cablik	☐	☐	☐	12 - Donna S. Morea	☐	☐	☐	20 - Bruce L. Tanner	☐	☐	☐

05 - Dallas S. Clement	☐	☐	☐	13 - Charles A. Patton	☐	☐	☐	21 - Thomas N. Thompson	☐	☐	☐

06 - Paul D. Donahue	☐	☐	☐	14 - Nido R. Qubein	☐	☐	☐	22 - Steven C. Voorhees	☐	☐	☐

07 - Paul R. Garcia	☐	☐	☐	15 - David M. Ratcliffe	☐	☐	☐

08 - Patrick C. Graney III	☐	☐	☐	16 - William H. Rogers, Jr.	☐	☐	☐

B	Management Proposals – The Board of Directors recommends a vote FOR Proposals 2 and 3.

	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as Truist’s independent registered public accounting firm for 2020.	☐	☐	☐
3. Advisory vote to approve Truist’s executive compensation program.	☐	☐	☐

C	Shareholder Proposal – The Board of Directors recommends a vote AGAINST Proposal 4.

	For	Against	Abstain
4. Shareholder proposal regarding an independent Chairman of the Board of Directors, if properly presented at the Annual Meeting.	☐	☐	☐

ADMISSION TICKET
PLEASE DETACH BELOW AND BRING WITH YOU IF YOU
PLAN TO ATTEND THE ANNUAL MEETING IN PERSON

VOTE BY INTERNET OR TELEPHONE 24 Hours a Day–7 Days a Week It’s Fast and Convenient

Important Notice Regarding the Internet Availability of

Proxy Materials for the Annual Meeting of Shareholders.

The Proxy Statement, Annual Report and Form 10-K

are available at: www.envisionreports.com/TFC

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/TFC

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

ANNUAL MEETING – APRIL 28, 2020

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF TRUIST FINANCIAL CORPORATION

The undersigned shareholder of Truist Financial Corporation, a North Carolina corporation (“Truist”), appoints Kelly S. King, William H. Rogers, Jr. and Ellen M. Fitzsimmons, or any of them, with full power to act alone, the true and lawful proxies of the undersigned, with full power of substitution and revocation, to vote all shares of common stock of Truist that the undersigned is entitled to vote at the annual meeting of shareholders of Truist to be held at Belk Theater, 130 N. Tryon Street, Charlotte, NC, 28202, on Tuesday, April 28, 2020 at 11:00 a.m. Eastern Daylight Time and at any adjournment thereof, with all powers the undersigned would possess if personally present, as stated on the reverse side hereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS OF THE UNDERSIGNED. IF NO INSTRUCTION TO THE CONTRARY IS GIVEN, THIS PROXY WILL BE VOTED:

•	“FOR” EACH OF THE NOMINEES FOR DIRECTOR DESCRIBED IN PROPOSAL 1;
•	“FOR” PROPOSALS 2 AND 3
•	“AGAINST” PROPOSAL 4

IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE NAMED PROXIES.

THE TOP PAGE OF THE PROXY CARD SERVES AS YOUR ADMISSION TICKET TO THE ANNUAL MEETING.

The undersigned acknowledges receipt of the Notice of the Truist Annual Meeting and Proxy Statement.

NOTICE TO 401(k) PLAN PARTICIPANTS:

This card also constitutes voting instructions for participants in the Truist Financial Corporation 401(k) Savings Plan (the “Truist Plan”) and the SunTrust Banks, Inc. 401(k) Plan (the “SunTrust Plan”). Plan participants should mark their voting instructions on the reverse side hereof and sign and date this card below. If voting instructions are not marked: (i) and the participant holds shares through the Truist Plan, the trustee will vote the shares allocated to the participant’s account in accordance with the recommendations of the Board of Directors, or (ii) if the participant holds shares through the SunTrust Plan, then the trustee will not vote the shares allocated to the participant’s account. Voting instructions from 401(k) plan participants must be received by 1:00 a.m., Eastern Daylight Time, on Friday, April 24, 2020 to allow sufficient time for processing.

(To be marked on other side)

D	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please insert date of signing. Sign exactly as the name appears above in the registration. Where stock is issued in two or more names, all names should sign. If signing as attorney, administrator,executor, trustee or guardian, give full title as such. A corporation should sign by an authorized officer and affix seal.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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E	Non-Voting Items

Change of Address – Please print new address below.